UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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Vodavi Technology, Inc.
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VODAVI TECHNOLOGY, INC.
4717 East Hilton Avenue, Suite 400
Phoenix, Arizona 85034
(480) 443-6000

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

November 4, 2006

To Our Stockholders:

You are cordially invited to attend a special meeting of the stockholders of Vodavi Technology, Inc., a Delaware corporation, on December 1, 2006 at 9:00 a.m. local time at our offices located at 4717 East Hilton Avenue, Suite 400, Phoenix, Arizona 85034.

At this special meeting, we will ask you to vote on the approval of an Agreement and Plan of Merger, dated as of October 18, 2006, among Vodavi, Vertical Communications, Inc., and Vertical Acquisition Sub Inc., a wholly owned subsidiary of Vertical, under which Vodavi will merge with Vertical Acquisition Sub. Vodavi will continue as the surviving corporation to the merger as a wholly owned subsidiary of Vertical.

Our Board of Directors has approved, adopted, and declared advisable, and has determined to be in the best interest of the stockholders of Vodavi, the merger agreement, and the merger. Accordingly, the Board of Directors recommends that you vote “FOR” the proposal to approve the merger agreement and the merger at this special meeting. A copy of the merger agreement is attached to the proxy statement as Appendix A.

Pursuant to the merger agreement, upon approval of the merger agreement by the Vodavi stockholders and completion of the merger, each outstanding share of Vodavi common stock will be converted into a right to receive $7.50 in cash, without interest. Upon completion of the merger, Vodavi will become a wholly owned subsidiary of Vertical.

Only stockholders that hold shares of Vodavi common stock at the close of business on November 3, 2006 are entitled to notice of and to vote at this special meeting. Your vote is very important, regardless of the number of shares you own. Please vote as soon as possible to make sure that your shares are represented at the special meeting. To vote your shares, you may complete and return the enclosed proxy card or you may cast your vote in person at the special meeting. If you do not vote, it will have the same effect as voting against the approval of the merger agreement and the merger.

Under Section 262 of the Delaware General Corporation Law, or DGCL, stockholders that do not consent to the adoption of the merger agreement may be entitled to appraisal rights in connection with the merger as described in the attached proxy statement. If you comply with the requirements of Section 262 of the DGCL, you will have the right to seek an appraisal and to be paid the “fair value,” as determined by the Delaware Court of Chancery, of your shares of Vodavi common stock as of the effective time of the merger (exclusive of any element of value arising from the accomplishment or expectation of the merger) instead of the merger consideration to which you would otherwise be entitled pursuant to the merger agreement. Such amount may be the same as, more than, or less than the merger consideration to be paid to stockholders that choose not to exercise their appraisal rights. This notice and the proxy statement attached hereto shall constitute notice to you of the availability of appraisal rights under Section 262 of the DGCL, a copy of which is attached as Appendix C to the accompanying proxy statement.

The attached notice of special meeting and proxy statement explain the proposed merger and provide specific information concerning the special meeting. We encourage you to read this entire document carefully.

By order of the Board of Directors,

Gregory K. Roeper
President and Chief Executive Officer

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the merger, or passed upon the adequacy or accuracy of the enclosed proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated November 4, 2006 and is first being mailed to the stockholders of Vodavi on or about November 6, 2006.

VODAVI TECHNOLOGY, INC.
4717 East Hilton Avenue, Suite 400
Phoenix, Arizona 85034
(480) 443-6000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD AT 9:00 A.M. ON DECEMBER 1, 2006

To the Stockholders of Vodavi Technology, Inc.:

We will hold a special meeting of stockholders of Vodavi Technology, Inc., a Delaware corporation, at 9:00 a.m. local time on December 1, 2006 at our offices located at 4717 East Hilton Avenue, Suite 400, Phoenix, Arizona 85034, for the following purposes:

1. to adopt and approve the Agreement and Plan of Merger, dated as of October 18, 2006, by and among Vodavi, Vertical Communications, Inc., and Vertical Acquisition Sub Inc., as more fully described in this proxy statement; and

2. to transact other business as may properly come before the special meeting.

Our Board of Directors has approved the merger agreement and the merger and recommends that you vote “FOR” approval of the merger agreement and the merger. These proposals are described in more detail in the accompanying proxy statement, which you should read in its entirety before voting. A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement.

Only holders of record of Vodavi common stock at the close of business on November 3, 2006, which has been fixed as the record date for notice of the special meeting, are entitled to notice of, and will be entitled to vote at, the special meeting and any adjournments or postponements of the special meeting.

Completion of the merger requires the approval of the merger agreement and the merger by holders of a majority of the outstanding shares of Vodavi common stock entitled to vote as of the record date.

Vodavi stockholders are entitled to assert dissenters’ rights in connection with the merger under Section 262 of the General Corporation Law of the state of Delaware. Section 262 is attached to this proxy statement as Appendix C.

Our Board of Directors is soliciting your proxy for the special meeting. Whether or not you expect to be present at the special meeting, please submit your proxy by completing, dating, signing, and returning the enclosed proxy card. The shares represented by the proxy will be voted according to your specified response. Properly executed proxies that do not contain voting instructions will be voted “FOR” the approval of the merger agreement. If you fail to return a properly executed proxy card or to vote in person at the special meeting, the effect will be a vote against the proposal to approve the merger agreement and the merger.

By order of the Board of Directors,

David A. Husband
Vice President, Chief Financial Officer, Secretary, and Treasurer

Phoenix, Arizona
November 4, 2006

SUMMARY TERM SHEET

This summary highlights important information in this proxy statement. Because this summary may not contain all of the information that is important to you, you should carefully read this entire proxy statement and the appendices attached to this proxy statement for a more complete understanding of the merger, including the Agreement and Plan of Merger, dated as of October 18, 2006, which is attached to this proxy statement as Appendix A.

The Companies (Page 14)

Vodavi Technology, Inc.

•	Vodavi Technology, Inc., which we also refer to in this proxy statement as Vodavi, we, us, or our company, is a Delaware corporation with its executive office in Phoenix, Arizona. We design, market, and support a broad range of business telecommunications solutions, including traditional, converged, and IP-based telephone systems and telephony applications, as well as traditional and IP-based commercial grade telephones, that address a wide variety of business applications. Our telephone systems incorporate sophisticated features such as automatic call distribution, scalable networking, Internet Protocol, or IP, as well as wireless solutions. Our telephony applications include Internet messaging, automated attendant, voice and fax mail, and computer-telephony products that enable users to integrate the functionality of their telephone systems with their computer systems. We market our products primarily in the United States as well as in foreign countries through a distribution model consisting primarily of wholesale distributors and direct dealers.

•	Our principal executive office is located at 4717 East Hilton Avenue, Suite 400, Phoenix, Arizona 85034, and our telephone number is (480) 443-6000.

Vertical Communications, Inc.

•	Vertical Communications, Inc., formerly Artisoft, Inc., develops, markets, and sells business phone systems software, hardware, and associated services. Vertical sells its products through distributors, resellers, and system integrators, such as AT&T, Fujitsu, IBM and Scansource, and engages in alliances with those parties and other technology vendors to assist it in selling and marketing its products. Most of Vertical’s end user customers rely upon resellers or systems integrators to implement its products, and these resellers and systems integrators can significantly influence Vertical’s customers’ purchasing decisions. Vertical markets and sells its products in the United States, Europe, and Latin America. Vertical also has distributor relationships in Africa, Asia, Australia, and the Middle East.

•	Vertical’s principal executive office is located at One Memorial Drive, Cambridge, Massachusetts 02142, and its telephone number is (617) 354-0600.

Vertical Acquisition Sub Inc.

•	Vertical Acquisition Sub Inc. is a newly formed Delaware corporation, which is a wholly owned subsidiary of Vertical. Vertical Acquisition Sub was organized in connection with the merger and has engaged in limited business activities other than those incident to its formation and the completion of the merger.

•	Vertical Acquisition Sub’s principal executive office is located at One Memorial Drive, Cambridge, Massachusetts 02142, and its telephone number is (617) 354-0600.

The Special Meeting of Stockholders to Approve the Merger Agreement (Page 15)

Time, Place and Date (Page 15)

The special meeting will be held on December 1, 2006 at 9:00 a.m. local time at our offices located at 4717 East Hilton Avenue, Suite 400, Phoenix, Arizona 85034.

  Purpose (Page 15)

At the special meeting, you will be asked to consider and vote upon the proposal to approve the merger agreement and the merger.

Record Date and Voting (Page 15)

Our Board of Directors has fixed November 3, 2006 as the record date to determine the stockholders entitled to vote on the adoption of the merger agreement and the merger, to receive notice of the proposed merger, and to receive this proxy statement. Each share of our common stock is entitled to one vote in respect of the approval and adoption of the merger agreement and the merger. As of the record date, there were 3,763,725 shares of Vodavi common stock outstanding and entitled to vote at the special meeting.

Vote Required (Page 15)

Under Delaware law, approval of the merger agreement and the merger requires the affirmative vote of a majority of the outstanding shares of Vodavi common stock entitled to vote as of the record date.

Proxies and Revocation of Proxies (Page 16)

Any Vodavi stockholder of record entitled to vote may submit a proxy by returning the enclosed proxy by mail or may vote in person by appearing at the special meeting. If your shares are held in “street name” by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker. Any person giving a proxy has the power to revoke and change it at any time before it is voted. It may be revoked and changed by delivering to us a written notice of revocation, by delivering to us a duly executed proxy bearing a later date, or by attending the meeting and voting in person. If you have given voting instructions to a broker or other nominee that holds your shares in “street name,” you may revoke those instructions by following the directions given by the broker or other nominee.

The Proposed Transaction (Page 34)

Pursuant to the merger agreement, Vertical Acquisition Sub will merge with and into Vodavi, with Vodavi surviving the merger as a wholly owned subsidiary of Vertical. Upon completion of the merger, each issued and outstanding share of our common stock will be automatically cancelled and will cease to exist, and will be converted into the right to receive $7.50 in cash, without interest (other than shares held by Vodavi as treasury stock or owned by Vodavi or any subsidiary of Vodavi prior to the effective time of the merger).

Effect of the Merger on Stock Options (Page 35)

All outstanding options to acquire shares of Vodavi common stock are fully vested and exercisable. At the effective time of the merger, all outstanding options will be exercised through a “cashless exercise” procedure, which will entitle the holders of the options to receive a cash payment equal to $7.50 multiplied by the difference between (i) the number of shares subject to the options and (ii) the aggregate exercise price of all the shares subject to the options divided by $7.50.

In addition, prior to the effective time of the merger, Vodavi will terminate all equity incentive plans that it administers.

Recommendation of our Board of Directors (Page 19)

After evaluating a variety of business, financial, and market factors and consulting with our legal and financial advisors, our Board of Directors

•	approved, adopted, and declared advisable the merger agreement and the transactions contemplated thereby, including the merger;

•	determined that the merger and the other transactions contemplated thereby, including the merger, are in the best interests of Vodavi and the stockholders of Vodavi; and

•	recommended that the stockholders of Vodavi adopt and approve the merger agreement and the transactions contemplated thereby, including the merger.

Our Board of Directors reached this determination based on the opinion of Raymond James & Associates, Inc., or Raymond James, its financial advisor, and such other factors, documentation, and information deemed appropriate by the Board of Directors. For a discussion of the material factors considered by our Board of Directors in reaching their conclusion, see “The Merger — Reasons for the Merger,” beginning on page 19.

Fairness Opinion of Raymond James & Associates, Inc. (Page 20)

Vodavi’s financial advisor, Raymond James, has rendered a written opinion to Vodavi’s Board of Directors that, as of October 18, 2006, the merger consideration was fair, from a financial point of view, to the holders of shares of Vodavi common stock.

The full text of the opinion is set forth as Appendix B, and should be read for a description of the assumptions made, the matters considered and the limitations on the review undertaken. Raymond James provided its opinion for the information and assistance of the Board of Directors in connection with its consideration of the merger. The opinion does not constitute a recommendation as to how any Vodavi stockholder should vote with respect to the merger agreement and the merger.

Interests of Vodavi’s Officers and Directors in the Merger (Page 27)

When considering the recommendation of Vodavi’s Board of Directors, you should be aware that members of Vodavi’s management and Board of Directors may be deemed to have interests in the merger that are different from, or in addition to, your interests as a stockholder of Vodavi. These interests are described in more detail under “The Merger — Interests of Vodavi Directors and Executive Officers in the Merger” beginning on page 27, and include the following:

•	upon completion of the transactions contemplated by the merger agreement, the employment of Mr. Gregory K. Roeper, Vodavi’s Chief Executive Officer, and David A. Husband, Vodavi’s Chief Financial Officer, will be terminated. Under such executive officers’ employment agreements, Messrs. Roeper and Husband will be entitled to receive, as severance payments, one year of their respective base salary in a lump sum payment and will receive the benefits provided to them under the employment agreements. In addition, the merger will constitute a “change of control” for purposes of the change of control provisions in those employment agreements. Accordingly, each of Messrs. Roeper and Husband will be entitled to a change of control bonus under his employment agreement in connection with the consummation of the merger.

•	at the effective time of the merger, Messrs. Roeper and Husband will have entered into arrangements with Vertical to provide assistance to Vodavi with the transition of the relationship between Vodavi and LG-Nortel Co. Ltd., or LGN, for a period of nine months. In consideration of such assistance, Messrs. Roeper and Husband will be entitled to receive approximately nine months of their respective base compensation.

•	option awards previously granted to our executive officers and directors will be exercised through a “cashless exercise” procedure, which will entitle such executive officers and directors holding options to purchase Vodavi common stock to receive a cash payment equal to $7.50 multiplied by the difference between (i) the number of shares subject to the options and (ii) the aggregate exercise price of all the shares subject to the options divided by $7.50.

•	the merger agreement provides for indemnification arrangements for each of our current and former directors and officers that will continue following the effective time of the merger.

Our Board of Directors was aware of these interests and considered them, among other matters, in approving and adopting the merger agreement and the transactions contemplated thereby, including the merger, and in determining to recommend that Vodavi stockholders vote “FOR” the approval of the merger agreement and the merger. You should consider these and other interests of our directors and executive officers that are described in this proxy statement.

The Merger Agreement (Page 34)

We have attached the merger agreement, which is the legal document that governs the merger, to this proxy statement as Appendix A. We encourage you to read the merger agreement carefully.

Conditions to the Completion of the Merger (Page 43)

As more fully described in this proxy statement and the merger agreement, the completion of the merger depends on the satisfaction or waiver of a number of conditions, including the following:

•	the merger agreement and the merger must be approved by holders of a majority of the outstanding shares of Vodavi common stock entitled to vote on the record date at the special meeting; and

•	no law, judgment, injunction, order, or decree is in effect prohibiting the consummation of the merger from occurring as described in the merger agreement.

The obligation of Vertical and Vertical Acquisition Sub to consummate the merger are conditioned on the satisfaction or waiver of a number of conditions, including the following:

•	Vodavi must have performed in all material respects its obligations under the merger agreement;

•	the representations and warranties made by Vodavi in the merger agreement must be accurate in all material respects;

•	there must not be any pending lawsuit, litigation, or judicial or administrative proceeding commenced with respect to the merger by a governmental entity that is likely to result in a judgment that would have any of the following effects:

•	challenging or seeking to make illegal, to delay materially, or otherwise to restrain or prohibit the consummation of the merger;

•	seeking to restrain or prohibit Vertical’s ownership or operation of all or any material portion of the business or assets of Vodavi and any of its subsidiaries or of Vertical and any of its subsidiaries; or

•	compelling Vertical or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Vodavi and any of its subsidiaries or Vertical and any of its subsidiaries;

•	there must not have been any action with respect to the merger taken, or any law, injunction, order, or decree enacted, promulgated, or issued with respect to the merger by any court or other government entity that is likely to have a material adverse effect on Vertical;

•	there must not have been any event, occurrence, development, or state of circumstances that, individually or in the aggregate, had a material adverse effect on Vodavi;

•	Vodavi will provide evidence satisfactory to Vertical that it has, immediately prior to the effective time, the minimum cash balance, as defined in the merger agreement; and

•	the number of shares of Vodavi common stock outstanding as of the effective time, including the number of shares of common stock issued as a result of the “cashless exercise” of all outstanding options, will be equal to or less than 4,165,000.

The obligation of Vodavi to consummate the merger is conditioned on the satisfaction or waiver of a number of conditions, including the following:

•	Vertical must have performed in all material respects its obligations under the merger agreement;

•	the representations and warranties made by Vertical in the merger agreement must be accurate in all material respects; and

•	Vertical must have entered into arrangements with the current chief executive officer and chief financial officer of Vodavi under which each agree to cooperate with transitional services related to the LGN relationship for a term of not less than nine months from the effective time of the merger.

Termination of the Merger Agreement (Page 44)

Vertical and Vodavi can mutually agree to terminate the merger agreement at any time before the merger is completed. In addition, either Vertical or Vodavi may terminate the merger agreement if any of the following occurs:

•	the parties do not complete the merger by December 31, 2006, subject to extension by mutual agreement; however, this right to terminate is not available to any party whose breach of the merger agreement results in the failure of the merger to be consummated on such date;

•	a court or other governmental body permanently prohibits the merger; or

•	Vodavi stockholders do not approve and adopt the merger agreement and the merger at the special meeting.

Vertical may terminate the merger agreement if any of the following occurs:

•	prior to the special meeting, the Vodavi Board of Directors changes or modifies its recommendation to the Vodavi stockholders in a manner adverse to Vertical; however, Vertical’s right to terminate on this basis will expire 20 business days following the change or modification of the Vodavi Board of Directors; or

•	Vodavi breaches any of its representations, warranties, or obligations in the merger agreement that cannot be cured within the time period specified in the merger agreement.

Vodavi may terminate the merger agreement if any of the following occurs:

•	prior to the special meeting, the Vodavi Board of Directors authorizes Vodavi to accept, or enter into a written agreement for a transaction constituting, a proposal superior to this merger; however, in that event, Vodavi will pay all costs and expenses incurred in connection with the merger and Vodavi must comply with other specified requirements in the merger agreement; or

•	Vertical breaches any of its representations, warranties, or obligations in the merger agreement that cannot be cured within the time period specified in the merger agreement.

Termination Fees (Page 46)

Vodavi will be obligated to pay Vertical a termination fee of $1,250,000 if the merger agreement is terminated under specified circumstances set forth in the merger agreement.

Limitations on Solicitation of Competing Proposals (Page 36)

Until the parties complete the merger or terminate the merger agreement, Vodavi has agreed not to take any of the following actions:

•	solicit, initiate, knowingly facilitate, or knowingly encourage the submission of any acquisition proposal; or

•	enter into or participate in any discussions or negotiations with, or furnish any non-public information relating to Vodavi or any of its subsidiaries to, any third party that has made, or has informed Vodavi that it is seeking to make, an acquisition proposal.

However, prior to the vote of the Vodavi stockholders to approve the merger agreement and the merger, Vodavi or the Board of Directors may take the following actions:

•	engage in negotiations or discussions with any third party that has made an acquisition proposal not solicited by Vodavi in violation of the merger agreement if the proposal constitutes or could reasonably be expected to lead to a proposal that is superior to the merger;

•	furnish to such third party non-public information relating to Vodavi or any of its subsidiaries pursuant to a confidentiality agreement;

•	grant a waiver or release under any standstill or similar agreement with respect to any class of equity securities of Vodavi or any of its subsidiaries, provided that such action may only be taken if Vodavi’s Board of Directors determines in good faith by a majority vote, after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable law; or

•	withdraw or modify the Board of Director’s recommendation to Vodavi stockholders in a manner adverse to Vertical, provided that such action may only be taken if the Vodavi Board of Directors determines in good faith by a majority vote, after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable law.

Payment of the Merger Consideration

In the merger agreement, Vertical represented and warranted to Vodavi that as of the date of the merger agreement, it had obtained binding commitments for financing that, together with the minimum cash balance of Vodavi required under the merger agreement, will provide sufficient funds to consummate the merger and pay all fees and expenses payable by Vertical related to the transactions contemplated under the merger agreement. In addition, Vertical represented and warranted to Vodavi that at the effective time of the merger, it will have available to it all the funds necessary to pay the merger consideration and all fees and expenses payable by Vertical that are related to the transactions contemplated under the merger agreement.

Procedures for Receiving the Merger Consideration (Page 34)

Vertical will appoint an exchange agent for the purpose of exchanging the merger consideration for stock certificates representing shares of Vodavi common stock. Vertical will make available to such agent sufficient cash to pay the holders of Vodavi common stock the amounts they are entitled to receive under the merger agreement. After the effective time of the merger, there will be no further registration of transfers of shares of Vodavi stock. If, after the effective time, any certificates are presented to the surviving corporation or the exchange agent, they will be cancelled against payment of the merger consideration. After the effective time of the merger, subject to your right to surrender your certificate in exchange for payment of the merger consideration and your right to dissent, you will cease to have any rights as a stockholder of Vodavi.

Promptly after the effective time of the merger, Vertical will send, or will cause the exchange agent to send, to each Vodavi stockholder of record, a letter of transmittal and instructions for use in effecting the surrender of their Vodavi common stock certificates in exchange for $7.50 per share in cash, without interest. You should not send in your Vodavi common stock certificates until you receive the letter of transmittal. The letter of transmittal instructions will tell you what to do if you have lost your certificate or if it has been stolen or destroyed. You will have to provide an affidavit of that fact and, if required by Vertical, post a bond in an amount that Vertical may reasonably direct as indemnity against any claim that may be made against it in respect of the certificate.

The exchange agent will promptly pay you your merger consideration after you have surrendered your certificates and a properly completed letter of transmittal. The surrendered certificates will be canceled upon delivery of the merger consideration. Vertical or the exchange agent may reduce the amount of any merger consideration paid to you by any applicable taxes that it is required to withhold.

Voting Agreement (Page 46)

LGN, our largest stockholder, owns approximately 22.9% of our outstanding shares of common stock. LGN is a party to a voting agreement with Vertical and Vodavi requiring it to (1) appear at the special meeting of stockholders to approve the merger agreement and the merger to be counted as present for purposes of establishing a quorum and (2) vote (or caused to be voted) its shares in favor of the merger and any other matters that may be necessary or advisable to consummate the transactions contemplated by the merger agreement. The voting agreement terminates upon (a) the mutual consent of the parties; (b) upon the approval by the stockholders of the merger agreement and the merger at the special meeting, or (c) automatically if the merger agreement is terminated in accordance with its terms.

In addition, Hummingbird Management LLC, Gregory K. Roeper, and David A. Husband, which beneficially own approximately 13.4%, 6.2%, and 3.2% of Vodavi common stock, respectively, have entered into a voting agreement with Vertical. Under this agreement, such stockholders must (1) appear at the special meeting of stockholders to approve the merger agreement and the merger to be counted as present for purposes of establishing a quorum and (2) vote (or cause to be voted) their shares in favor of the merger agreement and the merger, as well as such other matters as may be necessary or advisable to consummate the transactions contemplated by the merger agreement. The voting agreement terminates upon (a) the mutual consent of the parties; (b) upon the approval by the stockholders of the merger agreement and the merger at the special meeting, or (c) automatically if the merger agreement is terminated in accordance with its terms.

Memorandum of Understanding

In connection with the merger agreement, Vertical and LGN entered into a Memorandum of Understanding, or MOU, dated as of October 18, 2006, pursuant to which Vertical agreed to the following:

•	continue to support LGN’s product line consistent with the historic relationship between Vodavi and LGN;

•	distribute, on a nonexclusive basis, certain LGN products in fulfilling purchase orders for Nortel and supporting the LGN products sold by Nortel in North America on mutually acceptable terms;

•	make available to LGN an investment into its equity securities; and

•	use its best efforts to cause one designee of LGN to be elected to the Board of Directors of Vertical at the earliest feasible time following consummation of the merger and continue to do so for so long as LGN beneficially owns at least 80% of the outstanding shares purchased by LGN in the equity investment.

Pursuant to the terms of the MOU, LGN agreed to honor its existing relationship with Vodavi and assign all rights under its supply agreement with Vodavi to Vertical.

Material U.S. Federal Income Tax Consequences of the Merger to our Stockholders (Page 28)

The receipt of the merger consideration for each share of our common stock (solely cash) pursuant to the merger agreement will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. For U.S. federal income tax purposes, each of our stockholders that is a U.S. holder generally will recognize taxable gain or loss as a result of the merger measured by the difference, if any, between the merger consideration and the adjusted tax basis in that share of common stock owned by the stockholder. That gain or loss will be a capital gain or loss if the share of common stock is held as a capital asset in the hands of the stockholder, and will be long-term capital gain or loss if the share of common stock has been held for more than one year at the time of the completion of the merger. Stockholders are urged to consult their own tax advisors as to the particular tax consequences to them of the merger.

Market Price of Vodavi Stock

Our common stock is listed on the NASDAQ SmallCap Market under the trading symbol “VTEK.” On October 17, 2006, which was the last trading day before we announced the merger, Vodavi’s common stock closed at $6.04 per share. On September 18, 2006, August 18, 2006 and July 18, 2006, which were the trading days approximately 30, 60, and 90 days prior to our announcement of the merger, Vodavi’s common stock closed at $6.04, $5.64 and $5.40, respectively. On November 1, 2006, which was the last trading day before this proxy statement was printed, Vodavi’s common stock closed at $7.34.

Appraisal Rights (Page 30)

Under Section 262 of the DGCL, stockholders that do not vote in favor of the merger agreement and the merger at the special meeting have the right to exercise appraisal rights and to receive payment in cash for the “fair value” of their shares of our common stock determined in accordance with Delaware law, if such rights are properly perfected in accordance with Section 262 of the DGCL. The fair value of shares of our common stock determined in accordance with Delaware law may be the same as, more than, or less than the merger consideration to be paid to stockholders that choose not to exercise their appraisal rights. To preserve their rights, stockholders who wish to exercise appraisal rights must follow precisely specific procedures. These procedures are described in this proxy statement, and the complete text of Section 262 of the DGCL that grants appraisal rights and governs such procedures is attached as Appendix C to this proxy statement. We encourage you to read Section 262 of the DGCL carefully and in its entirety.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger agreement and the merger. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement and the appendices to this proxy statement.

The Special Meeting

Q:	Why am I receiving these materials?

A:	You are receiving this proxy statement and proxy card because you own shares of common stock, par value $0.001 per share, of Vodavi. Our Board of Directors is providing these proxy materials to give you information for use in determining how to vote in connection with the special meeting of stockholders.

Q:	When and where is the special meeting?

A:	The special meeting of stockholders will be held on December 1, 2006 at 9:00 a.m. local time at our offices located at 4717 East Hilton Avenue, Suite 400, Phoenix, Arizona 85034.

Q:	On what am I being asked to vote?

A:	You are being asked to consider and vote upon a proposal to approve a merger agreement that provides for the merger of Vertical Acquisition Sub with and into Vodavi, with Vodavi continuing as the surviving corporation of the merger as a wholly owned subsidiary of Vertical, and the conversion of each outstanding share of common stock of Vodavi into the right to receive $7.50 in cash, without interest (other than shares held by Vodavi as treasury stock or owned by Vodavi or any subsidiary of Vodavi prior to the effective time of the merger).

Q:	Who is entitled to vote?

A:	Only stockholders that hold shares of Vodavi common stock at the close of business on November 3, 2006 will be entitled to vote at this special meeting.

Q:	What vote is required to approve the merger?

A:	For the merger agreement and the merger to be approved, stockholders holding a majority of the outstanding shares of Vodavi common stock entitled to vote on the record date must vote “FOR” the approval of the merger agreement and the merger.

Q:	How does the Vodavi Board of Directors recommend that I vote on the merger agreement?

A:	The Board of Directors has approved and adopted the merger agreement and the transactions contemplated thereby, including the merger, and has determined that the merger agreement and such transactions are in the best interests of, the holders of common stock of Vodavi.

Q:	How do I vote my shares of Vodavi common stock?

A:	Before you vote, you should carefully read and consider the information contained in or referred to in this proxy statement, including the appendices. You should also determine whether you hold your shares of Vodavi common stock directly in your name as a registered stockholder or through a broker or other nominee because this will determine the procedure that you must following in order to vote. If you are a registered holder of Vodavi common stock (that is, if you hold your Vodavi common stock in certificate form), you may vote in one of the following ways:

• in person at the special meeting — complete and sign the enclosed proxy card and bring it to the special meeting as evidence of your stock ownership; or

• by mail — complete, sign, and date the enclosed proxy card and return it in the enclosed postage paid return envelope as soon as possible.

If you are a non-registered holder of shares of Vodavi common stock (which, for purposes of this proxy statement, means that your shares are held in “street name”), you should instruct your broker or other nominee to vote your shares by following the instructions provided by your broker or other nominee. You may vote in person at the special meeting if you obtain written authorization in your name from your broker or other nominee and bring evidence of your stock ownership from your broker or other nominee.

Q:	What happens if I return my proxy card but I do not indicate how to vote?

A:	If you properly return your proxy card, but do not include instructions on how to vote, your shares of Vodavi common stock will be voted “FOR” the approval of the merger agreement and merger.

Q:	What happens if I abstain from voting on the proposal?

A:	If you return your proxy card with instructions to abstain from voting on the merger agreement and the merger, your shares will be counted in determining whether a quorum is present at the special meeting. An abstention with respect to the proposal has the legal effect of a vote “AGAINST” the merger agreement and the merger.

Q:	What happens if I do not return a proxy card or otherwise do not vote?

A:	Your failure to return a proxy card or otherwise vote will mean that your shares will not be counted in determining whether a quorum is present for the special meeting and will have the legal effect of a vote “AGAINST” the merger agreement and the merger.

Q:	May I revoke or change my vote after I have mailed my signed proxy card or otherwise submitted my vote?

A:	Yes. As long as you have not executed an irrevocable proxy, you can change your vote at any time before your shares are voted at the special meeting. If you are a registered holder of Vodavi common stock, you can do this in any of the following ways:

• by delivering to us written notice of revocation,

• by delivering to us a duly executed proxy bearing a later date, or

• by attending the special meeting and voting in person.

You should send any notice of revocation or your duly executed, later-dated proxy card, as the case may be, to Vodavi at the following address: 4717 East Hilton Avenue, Suite 400, Phoenix, Arizona 85034, Attention: David A. Husband.

If your shares are held in “street name,” you must contact your broker or other nominee and follow the directions provided to you in order to change your vote.

Q:	If my broker or other nominee holds my shares in “street name,” will my broker or other nominee vote my shares for me?

A:	Your broker or other nominee will not be able to vote your shares of Vodavi common stock unless you have properly instructed your broker or other nominee on how to vote. If you do not provide your broker or other nominee with voting instructions, your shares may be considered present at the special meeting for purposes of determining a quorum, but will have the legal effect of a vote “AGAINST” the merger agreement and the merger.

Q:	What does it mean if I receive more than one set of materials?

A:	This means you own shares of Vodavi common stock that are registered under different names. For example, you may own some shares directly as a stockholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must complete, sign, date, and return all of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

The Merger

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of Vodavi, a Delaware corporation. The acquisition will be effected by the merger of Vertical Acquisition Sub, a wholly owned subsidiary of Vertical, with and into Vodavi, with Vodavi continuing as the surviving corporation of the merger as a wholly owned subsidiary of Vertical.

Q:	When is the merger expected to be completed?

A:	We expect the merger to become effective during December 2006, following the fulfillment or waiver of all closing conditions.

Q:	Is the merger subject to the fulfillment of certain conditions?

A:	Yes. Before the merger can be completed, Vodavi, Vertical, and Vertical Acquisition Sub must fulfill or waive several closing conditions. If these conditions are not satisfied or waived, the merger will not be completed. See “The Merger Agreement — Conditions to the Consummation of the Merger,” beginning on page 43.

Q:	Why has Vodavi entered into the merger agreement?

A:	After careful consideration and evaluation, our Board of Directors determined that the merger and the other transactions contemplated by the merger agreement are in the best interests of Vodavi and the stockholders of Vodavi. Important factors in the Board of Directors’ determination included analysis of various strategic alternatives; the review of various proposals received by Vodavi resulting from a process initiated by the Vodavi Board of Directors to explore alternate transactions; the results of extensive negotiations with Vertical for the sale of Vodavi; the consideration of the risks of Vodavi remaining as an independent, stand-alone company; and other important factors described in this proxy statement. To review our Board of Directors’ reasons for recommending that our stockholders adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement, see “The Merger — Reasons for the Merger,” beginning on page 19.

Q:	If the merger is completed, what will I receive for my shares of Vodavi common stock?

A:	Pursuant to the merger agreement, upon completion of the merger, you will be entitled to receive $7.50 in cash, without interest, for each share of Vodavi common stock that you owned at the effective time of the merger.

Q:	Will I owe taxes as a result of the merger?

A:	The merger will be a taxable transaction for all U.S. holders of shares of Vodavi common stock. As a result, assuming you are a U.S. holder, the cash you receive in the merger for your shares of Vodavi common stock will be subject to U.S. federal income tax (if you recognize a gain as a result of the receipt of cash) and also may be taxed under applicable state, local, and other tax laws. In general, you will recognize gain or loss equal to the difference between (i) the amount of cash you receive, and (ii) the adjusted tax basis of your surrendered shares of Vodavi common stock. See “The Merger — Material U.S. Federal Income Tax Consequences of the Merger to Vodavi Stockholders,” beginning on page 28, for a more detailed explanation of the tax consequences of the merger. You should also consult your tax advisor on how specific tax consequences of the merger apply to you.

Q:	How will the merger affect options to acquire Vodavi common stock?

A:	All outstanding options to acquire shares of Vodavi common stock are fully vested and exercisable. At the effective time of the merger, any outstanding options will be exercised through a “cashless exercise” procedure, which will entitle the holders of the options to receive a cash payment equal to $7.50 multiplied by the difference between (i) the number of shares subject to the options and (ii) the aggregate exercise price of all the shares subject to the options divided by $7.50.

Q:	What are the consequences of the merger to our executive officers and our Board of Directors?

A:	Like all other stockholders, upon consummation of the merger, our executive officers and members of our Board of Directors will be entitled to receive $7.50 per share in cash, without interest, for each of their shares of Vodavi common stock. In addition, similar to options to acquire Vodavi common stock held by other option holders, options to acquire shares of Vodavi common stock held by our executive officers and directors and outstanding immediately prior to the effective time of the merger will be exercised through a “cashless exercise” procedure, which will entitle the executive officers and directors to receive a cash payment equal to $7.50 multiplied by the difference between (i) the number of shares subject to the options and (ii) the aggregate exercise price of all the shares subject to the options divided by $7.50.

As discussed in more detail under “The Merger — Interests of Vodavi Directors and Executive Officers in the Merger,” beginning on page 27, upon completion of the merger, the employment of Gregory K. Roeper, Vodavi’s Chief Executive Officer, and David A. Husband, Vodavi’s Chief Financial Officer, will be terminated. Under such executive officers’ employment agreements, Messrs. Roeper and Husband will be entitled to receive, as severance payments, one year of their respective base salary in a lump sum payment and will receive the benefits provided to them under the employment agreements. In addition, the merger will constitute a “change of control” for purposes of the change of control provisions in those employment agreements. Accordingly, each of Messrs. Roeper and Husband will be entitled to a change of control bonus under his employment agreement in connection with the consummation of the merger.

In addition, at the effective time of the merger, Messrs. Roeper and Husband will have entered into arrangements with Vertical to provide assistance to Vodavi with the transition of the relationship between Vodavi and LG for a period of nine months. In consideration of such assistance, each of Messrs. Roeper and Husband will be entitled to receive approximately nine months of his base compensation.

Further, the merger agreement provides for indemnification arrangements for each of our current and former directors and officers that will continue following the effective time of the merger.

Q:	If the merger is consummated, how will I receive the cash for my shares?

A:	Promptly after the effective time of the merger, Vertical will send, or will cause the exchange agent to send, to each Vodavi stockholder of record, a letter of transmittal and instructions for use in effecting the surrender of their Vodavi common stock certificate in exchange for $7.50 per share in cash, without interest. The exchange agent will promptly pay you your merger consideration after you have surrendered your certificates and a properly completed letter of transmittal. The surrendered certificates will be canceled upon delivery of the merger consideration. Vertical or the exchange agent may reduce the amount of any merger consideration paid to you by any applicable taxes that it is required to withhold.

Q:	Should I send in my Vodavi stock certificates now?

A:	No. Soon after the merger is consummated, you will receive the letter of transmittal instructing you to send your stock certificates to the exchange agent in order to receive the cash payment of $7.50 in cash, without interest, for each share of Vodavi common stock represented by your stock certificates. You should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled upon consummation of the merger.

Q:	If I did not vote in favor of the adoption and approval of the merger agreement and the merger, am I entitled to appraisal rights?

A:	Yes. You are entitled to appraisal rights under the DGCL in connection with the merger so long as you take all the steps required to perfect your appraisal rights under Delaware law. See “The Merger — Appraisal Rights,” beginning on page 30.

Q:	Who can help answer my questions?

A:	If you have questions about the merger after reading this proxy statement, require assistance or need additional copies of this proxy statement, please contact David A. Husband, via email at dhusband@vodavi.com or via telephone at (480) 443-6000.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Statements in this proxy statement and in the documents we incorporate by reference about future results of operations, expectations, plan and prospects, including statements regarding the consummation of the proposed merger, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “intends,” “may,” “should,” “plans,” “targets” and/or similar expressions. These forward-looking statements are based on Vodavi’s current estimates and assumptions and, as such, involve uncertainty and risk.

The forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by these forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement, or, in the case of documents attached to this proxy statement, as of the respective dates of those documents. These forward-looking statements should be read in conjunction with our annual report on Form 10-K for the fiscal year ended December 31, 2005, our subsequent quarterly reports on Form 10-Q, and any subsequent current reports on Form 8-K. Our reports on Form 10-K, Form 10-Q, and Form 8-K are on file with the Securities and Exchange Commission (the “SEC”) and copies are available without charge upon request at the address provided in the section entitled “Where Stockholders Can Obtain Additional Information” on page 49.

In addition to other factors and matters contained in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the failure to satisfy the conditions to consummate the merger, including the receipt of the required stockholder vote;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the ability of Vertical to complete the pending financings that are committed to date;

•	the failure of the merger to close for any other reason;

•	the amount of the costs, fees, expenses, and charges relating to the merger;

•	the effect of the announcement of the merger, including increased employee turnover;

•	our reliance upon LGN as a strategic partner;

•	certain conflicts of interest that may arise as a result of LGN’s ownership interest in our company;

•	our stock price may fluctuate;

•	our reliance on our independent distribution network, which affects our inventory levels, the timing and predictability of our revenue, and our overall operating results;

•	the risks associated with international manufacturing sources;

•	our dependence on new products and technologies;

•	the telecommunications industry is cyclical;

•	we must finance the maintenance and expansion of our business and the development of new products;

•	our dependence on third parties for manufacturing;

•	the markets for our products are intensely competitive;

•	the risks associated with patents, licenses, and intellectual property;

•	our third-party manufacturers may experience shortages of raw materials and supplies;

•	our dependence on management and other key personnel; and

•	the risks, uncertainties, and factors set forth in our reports and documents filed with the SEC, which should be read in conjunction with this proxy statement.

Except to the extent required under the federal securities laws, Vodavi does not intend to update or revise the forward-looking statements. In the event of any material change in any of the information previously disclosed, we will, where relevant and if required under applicable law, update such information through a supplement to this proxy statement.

THE COMPANIES INVOLVED IN THE MERGER

Vodavi Technology, Inc.
4717 East Hilton Avenue, Suite 400
Phoenix, Arizona 85034
Telephone: (480) 443-6000

Vodavi is a Delaware corporation with its corporate office in Phoenix, Arizona. We design, market, and support a broad range of business telecommunications solutions, including traditional, converged, and IP-based telephone systems and telephony applications, as well as traditional and IP-based commercial grade telephones, that address a wide variety of business applications. Our telephone systems incorporate sophisticated features such as automatic call distribution, scalable networking, Internet Protocol, or IP, as well as wireless solutions. Our telephony applications include Internet messaging, automated attendant, voice and fax mail, and computer-telephony products that enable users to integrate the functionality of their telephone systems with their computer systems. We market our products primarily in the United States as well as in foreign countries through a distribution model consisting primarily of wholesale distributors and direct dealers.

Vertical Communications, Inc.
One Memorial Drive
Cambridge, Massachusetts 02142
Telephone: (617) 354-0600

Vertical, formerly Artisoft, Inc., develops, markets, and sells business phone systems software, hardware, and associated services. Vertical sells its products through distributors, resellers, and system integrators, such as AT&T, Fujitsu, IBM, and Scansource, and engages in alliances with those parties and other technology vendors to assist it in selling and marketing its products. Most of Vertical’s end user customers rely upon resellers or systems integrators to implement its products, and these resellers and systems integrators can significantly influence Vertical’s customers’ purchasing decisions. Vertical markets and sells its products in the United States, Europe, and Latin America. Vertical also has distributor relationships in Africa, Asia, Australia, and the Middle East.

Vertical Acquisition Sub Inc.
One Memorial Drive
Cambridge, Massachusetts 02142
Telephone: (617) 354-0600

Vertical Acquisition Sub is a newly formed Delaware corporation, which is a wholly owned subsidiary of Vertical. Vertical Acquisition Sub was organized in connection with the merger and has engaged in limited business activities other than those incident to its formation and the completion of the merger.

THE SPECIAL MEETING

General

The enclosed proxy is solicited on behalf of Vodavi by our Board of Directors for use at the special meeting of stockholders to be held on December 1, 2006 at 9:00 a.m. local time, or at any adjournment thereof, for the purposes set forth in this proxy statement and in the accompanying notice of the special meeting. The special meeting will be held at the executive offices of our company, 4717 East Hilton Avenue, Suite 400, Phoenix, Arizona 85034. These proxy solicitation materials were first mailed on or about November 6, 2006 to all stockholders entitled to vote at the meeting.

At the special meeting, Vodavi stockholders will be asked to consider and vote on a proposal to adopt and approve the merger agreement and the merger. Vodavi’s Board of Directors has determined that the merger agreement and the merger are fair to, and in the best interests of, Vodavi stockholders, approved the merger agreement and the merger, and recommends that Vodavi stockholders vote “FOR” approval and adoption of the merger agreement and the merger at the special meeting.

The approval by the stockholders of the merger agreement is required for Vodavi to complete the merger.

Record Date

Stockholders of record at the close of business on November 3, 2006 are entitled to notice of and to vote at the special meeting. On the record date, there were issued and outstanding 3,763,725 shares of our common stock.

List of Stockholders

A list of stockholders will be available for review by any stockholder, for any purpose germane to the meeting, 10 days prior to the special meeting during ordinary business hours at Vodavi’s executive offices. Such list will also be available for review at the special meeting and may be inspected by any stockholder who is present.

Shares Entitled to Vote

Only shares of Vodavi common stock held at the close of business on the record date are entitled to vote at the special meeting. Each holder of common stock voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the special meeting. If you sell or transfer your shares of Vodavi common stock after the record date but before the special meeting, you will transfer the right to receive $7.50 in cash per share, without interest, if the merger is consummated to the person to whom you sell or transfer your shares, but you will retain your right to vote at the special meeting.

Quorum Requirement

A quorum of stockholders is necessary to hold a valid meeting. The presence, in person or by proxy, of the holders of a majority of all of the outstanding shares of Vodavi common stock entitled to vote constitutes a quorum for the transaction of business at the special meeting.

Vote Necessary to Approve the Merger Agreement and the Merger

Assuming that a quorum is present, the approval of the holders of a majority of the outstanding shares of Vodavi common stock entitled to vote is required to adopt and approve the merger agreement and the merger.

If your broker holds your shares in “street name,” your broker may not vote your shares on the merger agreement and the merger absent instructions from you. Without your voting instructions, a broker non-vote will occur on the merger agreement and the merger and will have the effect of a vote “AGAINST” approval and adoption of the merger agreement and the merger.

Votes cast by proxy or in person at the meeting will be tabulated by the election inspectors appointed for the meeting who will determine whether a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. Because the affirmative votes described above are required to approve the merger agreement and the merger, abstentions will have the same effect as a vote against the proposal to approve the merger agreement and the merger.

Voting of Proxies

You may vote in person at the meeting or by proxy. We recommend that you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the meeting.

Voting instructions are included on your proxy card. When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted “FOR” the adoption and approval of the merger agreement and the merger.

How to Vote by Proxy

You may vote by proxy by completing, signing, dating, and returning your proxy card in the enclosed envelope. If you hold your shares through a broker or other nominee, you should check the voting form used by that firm to see if it offers Internet voting.

Revocability of Proxies

Any person giving a proxy may revoke the proxy at any time before its use by delivering to us written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

Voting in Person

If you plan to attend the meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a proxy from your nominee authorizing you to vote the “street name” shares owned by you on the record date.

Solicitation

We will pay the costs of this solicitation. Vertical has agreed to reimburse us up to $10,000 for the cost of any third-party solicitor engaged relating to the special meeting. In addition, we may reimburse other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation.

THE MERGER

Background of the Merger

On May 19, 2006, Gregory K. Roeper, Vodavi’s President and Chief Executive Officer, met with representatives of Raymond James & Associates in Tampa, Florida, to discuss the terms upon which Raymond James would assist Vodavi in a process to explore strategic alternatives, including the sale of Vodavi.

On or about June 1, 2006, Mr. Roeper received a proposal and other evaluation materials from Raymond James to distribute to Vodavi’s Board of Directors at its next meeting scheduled for June 12, 2006.

On June 9, 2006, Mr. Roeper received a telephone call from William Tauscher, Vertical’s President and Chief Executive Officer, during which Mr. Tauscher expressed an interest in Vertical acquiring Vodavi.

At a scheduled meeting of Vodavi’s Board of Directors on June 12, 2006, Mr. Roeper presented Vodavi’s Board of Directors with the proposal and other evaluation materials from Raymond James, and informed the Board of the conversation he had with Mr. Tauscher on June 9, 2006. Vodavi’s Board of Directors authorized management to continue discussions with Vertical and decided to postpone the engagement of Raymond James for a period of one week in order to obtain a written expression of interest from Vertical.

On June 16, 2006, Mr. Roeper and David A. Husband, Vodavi’s Chief Financial Officer, met with Mr. Tauscher and Peter Bailey, Vertical’s vice president of business development, in San Francisco. At this meeting, Vodavi and Vertical entered into a mutual non-disclosure agreement and certain evaluation materials were provided to Vertical.

On June 19, 2006, at a previously scheduled Board meeting, Mr. Roeper informed the Vodavi Board of Directors that Vertical appeared interested in pursuing a transaction but had not submitted a written expression of interest. Vodavi’s Board of Directors authorized management to engage Raymond James to assist Vodavi in a process to explore strategic alternatives.

On June 23, 2006, Messrs. Roeper and Husband met with representatives of Raymond James in Tampa, Florida where Vodavi entered into an agreement with Raymond James to conduct a process of exploring strategic alternatives.

On June 27, 2006, Raymond James began distributing evaluation materials to approximately ten entities that had expressed an interest in receiving such materials and who had signed non-disclosure agreements.

On July 6, 2006, Messrs Roeper, Husband, Tauscher, and Bailey participated in a teleconference to discuss the merits of a potential merger and the preliminary terms upon which Vertical would acquire Vodavi.

On July 11, 2006, Messrs. Roeper, Husband, and Tauscher, at a dinner meeting in Phoenix, Arizona, had further discussions regarding the proposed terms of the merger.

On July 12, 2006, Messrs. Roeper, Husband, and Tauscher, and Jong Dae An, LGN’s vice president of sales and a Board member of Vodavi, discussed the merits of a potential merger of the companies and LGN’s ongoing involvement and support of the transaction.

On July 14, 2006, Vodavi received a preliminary written expression of interest from Vertical, including a proposed term sheet and an exclusivity agreement providing for a fourteen day period during which Vertical would conduct its due diligence.

During the period between July 14, 2006 and July 21, 2006, Vodavi conducted a number of due diligence calls with other companies that had expressed an interest in acquiring Vodavi as a result of the process conducted by Raymond James.

On July 25, 2006, at a previously scheduled meeting of the Vodavi Board of Directors, Mr. Roeper, along with a representative of Raymond James, informed the Board of (1) the activity that had occurred as a result of the process to explore strategic alternatives; and (2) the receipt from Vertical of a written expression of interest, proposed term sheet, and exclusivity agreement. The Board of Directors authorized management to negotiate the terms of the proposed term sheet and exclusivity agreement with Vertical.

After a number of telephone calls between July 25, 2006 and August 1, 2006 to discuss the proposed term sheet and exclusivity agreement, on August 1, 2006, Mr. Roeper, on behalf of Vodavi, and Mr. Tauscher, on behalf of Vertical, executed a revised non-disclosure agreement and exclusivity agreement, which, among other things, provided Vertical a period of time to complete its due diligence of Vodavi.

From August 1, 2006 through August 4, 2006, representatives of Vertical, including Mr. Tauscher, Mr. Bailey, Richard Anderson, Vertical’s Chief Operating Officer, and Ken Clinebell, Vertical’s Chief Financial Officer, conducted due diligence at Vodavi’s offices in Phoenix, Arizona.

From August 7, 2006 through August 11, 2006, Anne Prilliman, Vertical’s Corporate Controller, conducted due diligence at Vodavi’s offices in Phoenix, Arizona.

On August 14, 2006, Mr. Roeper received a revised exclusivity agreement and term sheet from Mr. Tauscher, which, among other things, provided for an extended exclusivity period through September 29, 2006 in order to give Vertical enough time to raise the necessary funds to pay for the acquisition of Vodavi and to complete the due diligence process.

On August 17, 2006, at a previously scheduled meeting of the Vodavi’s Board of Directors, Mr. Roeper informed the Board of Directors of Vertical’s revised term sheet and exclusivity agreement. The Board of Directors authorized management to negotiate and execute the revised exclusivity agreement.

On August 19, 2006, Mr. Roeper, on behalf of Vodavi, and Mr. Tauscher, on behalf of Vertical, executed the extended exclusivity agreement.

On August 30, 2006, Messrs. Roeper, Husband, Tauscher, Bailey, and Anderson, met with senior management of LGN in Seoul, Korea, including LGN’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, and Vice President of Sales. During this meeting, Mr. Tauscher made a presentation describing the merits of the potential acquisition of Vodavi and LGN’s potential ongoing involvement in the combined company, including the continuity of LGN’s product line and potential investment opportunities in Vertical.

During the week of September 11, 2006, representatives of Vertical, including Mr. Anderson, conducted due diligence at Vodavi’s offices in Phoenix, Arizona.

On September 24, 2006, Messrs. Husband, Bailey, and Clinebell held a conference call to discuss certain terms of the proposed merger agreement.

On October 5, 2006, Mr. Roeper, through a representative of Raymond James, received a revised proposal from Vertical, which, among other things, requested an extension of time to complete its financing transactions until October 16, 2006.

On October 6, 2006, at a previously scheduled meeting of Vodavi’s Board of Directors, Mr. Roeper informed the Board of Directors of Vertical’s request to extend the exclusivity period until October 16, 2006. The Board of Directors authorized management to enter into an agreement with Vertical extending the exclusivity period until October 16, 2006.

On October 15, 2006, at a previously scheduled meeting of Vodavi’s Board of Directors, upon receipt of a fairness opinion from Raymond James, and an analysis from Vodavi’s outside legal counsel regarding the definitive merger agreement, the Board of Directors unanimously approved the merger and authorized management to execute the necessary documents.

Between October 16 and October 18, 2006, Vodavi reviewed with Vertical the terms and conditions of the pending Vertical financing. On October 18, 2006, Vertical provided Vodavi with evidence that Vertical’s financing had been committed by the investors and lenders. Later that day, Vodavi and Vertical executed the merger agreement and announced the transaction.

Recommendation of our Board of Directors

On October 15, 2006, after evaluating a variety of business, financial, and market factors and consulting with our legal and financial advisors, and after due discussion and due consideration, our Board of Directors:

•	approved, adopted, and declared advisable the merger agreement and the transactions contemplated thereby, including the merger;

•	determined that the merger and the other transactions contemplated by the merger agreement, including the merger, were in the best interests of Vodavi and the stockholders of Vodavi; and

•	recommended that the stockholders of Vodavi adopt and approve the merger agreement and the other transactions contemplated thereby, including the merger.

Reasons for the Merger

In reaching its determinations, approvals, and recommendations referred to above, our Board of Directors consulted with the management of Vodavi and its legal and financial advisors and considered a number of factors, including, among others, the following factors, each of which, in the view of our Board of Directors, supported such determinations, approvals, and recommendations:

•	the amount of merger consideration to be paid in the merger;

•	the fact that the merger consideration will be paid in cash;

•	Vertical’s obligation to complete the merger is not subject to any financing contingencies;

•	the Board of Directors’ view of Vertical’s ability to fund the merger consideration and to close the merger;

•	the Board of Directors’ view of the financial condition, operations, and businesses of Vodavi, and Vodavi’s prospects if it were to remain an independent stand-alone company;

•	the Board of Directors’ right to engage in negotiations with, and provide information to, a third party that makes an unsolicited acquisition proposal that constitutes or could reasonably be expected to lead to a proposal that is superior to this merger;

•	the Board of Directors’ right, under circumstances specified in the merger agreement, to change or modify its recommendation to Vodavi stockholders in a manner that is adverse to Vertical;

•	Vodavi’s right to terminate the merger agreement in order to accept, or enter into a written agreement for a transaction constituting, a superior proposal, subject to the payment of a termination fee, as well as all costs and expenses incurred in connection with the merger and that Vodavi complies with other specified requirements in the merger agreement; and

•	the fact that the stockholders of Vodavi will be entitled to dissenters’ rights under Delaware law.

Our Board of Directors also considered potential adverse consequences of the merger and the merger agreement, including the following:

•	the fact that, following the merger, Vodavi’s stockholders will cease to participate in any future earnings growth of Vodavi or benefit from any future increase in its value;

•	the fact that the failure to consummate the merger could negatively impact the market price of Vodavi’s common stock;

•	the risk that the merger might not be completed and the potential adverse effects of the failure to complete the merger on Vodavi, including the diversion of management resources from operational matters, the restrictions in the merger agreement on the operation of our business during the period prior to the effective date of the merger, the transaction costs of the proposed merger, and the risk that, as a result of the announcement of the merger, Vodavi’s existing relationships with its employees, vendors, and suppliers could be impaired; and

•	the fact that gains from an all cash transaction would be taxable to Vodavi’s stockholders for U.S. federal income tax purposes.

The Board of Directors believes that sufficient procedural safeguards were and are present to assure the substantive and procedural fairness of the merger to the stockholders of Vodavi and to permit the Board of Directors to represent effectively the interests of the stockholders of Vodavi. These procedural safeguards include the following:

•	the Board of Directors retained and received the advice of Greenberg Traurig, LLP, Vodavi’s outside legal counsel, and Raymond James, Vodavi’s financial advisor, and requested that Raymond James render an opinion with respect to the fairness, from a financial point of view, of the consideration to be received by holders of Vodavi common stock pursuant to the merger agreement. Both of these advisors have extensive experience in transactions similar to the merger and assisted the Board of Directors in its negotiations with Vertical; and

•	the Board of Directors, through the officers of Vodavi, and its advisors directed and conducted extensive negotiations with Vertical.

Although the foregoing discussion sets forth the material factors considered by our Board of Directors in reaching its recommendation, it may not include all of the factors considered by our Board of Directors, and each director may have considered different factors. In view of the wide variety of factors considered in connection with its evaluation of the merger agreement and the merger, the Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determinations.

The foregoing discussion of the information and factors considered and given weight by our Board of Directors is not intended to be exhaustive, but is believed to include all material factors considered by our Board of Directors.

Our Board of Directors approved, adopted, and declared advisable the merger agreement and the other transactions contemplated by the merger agreement, including the merger, and recommended that our stockholders adopt and approve the merger agreement and the other transactions contemplated by the merger agreement, including the merger.

Opinion of Raymond James & Associates, Inc.

Pursuant to an engagement letter dated June 23, 2006, Vodavi retained Raymond James to act as its sole, external investment banking advisor to evaluate strategic alternatives for Vodavi, including the possible sale of all or a material portion of the assets or securities of Vodavi. On October 18, 2006, Raymond James delivered its written opinion dated October 18, 2006, to the Vodavi Board of Directors that, as of that date, and based upon and subject to the various qualifications, limitations, factors and assumptions stated in the full text of Raymond James’ opinion, the consideration provided for in the merger of $7.50 in cash in exchange for each share of Vodavi common stock was fair, from a financial point of view, to the holders of Vodavi’s common stock.

The full text of Raymond James’ written opinion, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken by Raymond James in connection with the opinion, is attached as Appendix B to this proxy statement and is incorporated into this proxy statement by reference. You are urged to read Raymond James’ opinion in its entirety. The summary of Raymond James’ written opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion attached as Appendix B.

Raymond James’ opinion was given to Vodavi’s Board of Directors for its consideration of the proposed merger and is not a recommendation to any Vodavi stockholder as to whether the merger is in that stockholder’s best interest or as to whether any stockholder should vote for or against the merger. Raymond James neither determined nor recommended to the Vodavi Board of Directors the amount of consideration to be paid by Vertical in connection with the merger.

In connection with its review of the proposed merger and the preparation of its opinion, Raymond James, among other things:

•	reviewed the financial terms and conditions as stated in the merger agreement;

•	reviewed the audited financial statements of Vodavi for the years ended December 31, 2003, 2004, and 2005 and the unaudited financial statements for the quarterly periods ended March 31, 2006, June 30, 2006, and September 30, 2006;

•	reviewed Vodavi’s annual reports filed on Form 10-K for the years ended December 31, 2003, 2004, and 2005;

•	reviewed Vodavi’s quarterly reports filed on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006;

•	reviewed other Vodavi financial and operating information requested from and/or provided by Vodavi which we deemed relevant to our inquiry;

•	reviewed certain other publicly available information on Vodavi; and

•	discussed with members of the senior management of Vodavi certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry.

Raymond James has assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to it by Vodavi or any other party, and Raymond James has undertaken no duty or responsibility to verify independently any of such information. Raymond James has not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of Vodavi. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Raymond James, Raymond James has assumed, with Vodavi’s consent, that such forecasts and other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and Raymond James has relied upon each party to advise it promptly if any information previously provided became inaccurate or was required to be updated during the period of Raymond James’ review. Raymond James has assumed that the final terms of the merger will be substantially the same as the terms set forth in the merger agreement.

Raymond James’ opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to it as of October 18, 2006 and any material change in such circumstances and conditions would require a reevaluation of its opinion, which Raymond James is not obligated to undertake unless Vodavi requests it to do so.

Raymond James expresses no opinion as to the underlying business decision to effect the merger, the structure or tax consequences of the merger agreement or the availability or advisability of any alternatives to the merger. Raymond James did not structure the merger or negotiate the final terms of the merger. Raymond James’ opinion is limited to the fairness to the stockholders of Vodavi, from a financial point of view, of the consideration to be received by the stockholders of Vodavi in the merger. Raymond James expresses no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of Vodavi’s Board of Directors to approve or consummate the merger.

Fairness Opinion Analyses

The following is a summary of the financial analyses Raymond James presented to the Vodavi Board of Directors on October 18, 2006 in connection with the delivery of Raymond James’ opinion.

This summary is provided for your convenience but is not a complete description of the analyses underlying the fairness opinion. The complete text of the fairness opinion is attached to this proxy statement as Appendix B, and Raymond James urges you to read it in its entirety. Raymond James’ opinion was not based on any one analysis or any particular subset of these analyses but rather gave consideration to all of the analyses taken as a whole. No company or transaction used in the analyses described below is directly comparable to Vodavi, Vertical or the contemplated merger. The information summarized in the tables that follow should be read in conjunction with the accompanying text.

Acquisition Premiums Analysis

Raymond James analyzed the premiums paid for merger and acquisition transactions of publicly-traded companies in the technology and communications industries announced after April 1, 2005 where the acquirer owned 100% of the target’s common stock after closing of the transaction and the transaction value was less than $300 million. The maximum and minimum as well as the mean and the median premiums paid over the targets’ stock prices one, ten, forty-five, and ninety trading day(s) before the transaction announcement date were derived from the available data and are shown in the following table:

	Acquisition Premiums
	Minimum	Mean	Median	Maximum

1 Day Prior	(7)%	29%	25%	154%
10 Days Prior	(14)%	34%	34%	157%
45 Days Prior	(40)%	30%	28%	123%
90 Days Prior	(46)%	24%	24%	115%

Raymond James then applied the premiums derived from the analysis to Vodavi’s common stock price prior to the announcement of the merger, to determine implied equity values per share of Vodavi’s common stock. The closing sales price of Vodavi’s common stock one, ten, forty-five, and ninety trading day(s) prior to October 18, 2006 was $6.04, $6.22, $5.59, and $5.61 per share, respectively. The following table summarizes the results of this analysis:

	Implied Price per Share of
	Vodavi Common Stock
	Minimum	Mean	Median	Maximum

1 Day Prior	$5.62	$7.81	$7.58	$15.36
10 Days Prior	$5.38	$8.36	$8.32	$15.99
45 Days Prior	$3.35	$7.29	$7.16	$12.49
90 Days Prior	$3.04	$6.94	$6.96	$12.06

In its presentation to Vodavi’s Board of Directors, Raymond James noted that the proposed transaction value of $7.50 in cash per share of Vodavi common stock fell within the minimum / maximum range of implied values derived from the 1-day, 10-day, 45-day, and 90-day acquisition premiums analysis comparisons.

Analysis of Selected Publicly-traded Comparable Companies

Raymond James analyzed selected historical financial, operating, and stock market data of Vodavi, Vertical and other publicly-traded companies that Raymond James deemed to be comparable to Vodavi. The thirteen companies deemed by Raymond James to be reasonably comparable to Vodavi were:

Company Name

Aastra Technologies Ltd.
Alcatel ADR
Altigen Communications Inc.
Avaya Inc.
En Pointe Technologies Inc.
eOn Communications Corp.
INX, Inc.
Netopia Inc.
Nortel Networks Corp.
PC Connection Inc.
Pomeroy IT Solutions Inc.
ScanSource, Inc.
Westell Technologies Inc.

Raymond James examined certain publicly available financial data of the thirteen publicly-traded comparable companies, including the ratio of enterprise value (equity value plus total debt, including preferred stock, less cash and cash equivalents) to historical and projected revenue and earnings before interest, taxes, depreciation and amortization (“EBITDA”), and the ratio of equity value to net income for the trailing-twelve-month (“TTM”) period and for the calendar years ending 2006 and 2007. The projections for future revenue, EBITDA and net income were derived or obtained from estimates in publicly disseminated research reports. These estimates were not prepared solely for use in Raymond James’ opinion, and Raymond James has undertaken no duty or responsibility to verify or update these estimates. The following table summarizes the results of this analysis:

	Selected Publicly-Traded
	Comparable Companies
	Minimum		Mean		Median		Maximum

Total Enterprise Value to:
TTM Revenue	0.1	x	0.6	x	0.6	x	1.3x
2006E Revenue	0.1	x	0.7	x	0.7	x	1.2x
2007E Revenue	0.1	x	0.6	x	0.6	x	1.0x
TTM EBITDA	4.2	x	8.0	x	8.2	x	27.9x
2006E EBITDA	4.8	x	8.3	x	6.8	x	28.8x
2007E EBITDA	4.2	x	6.8	x	6.4	x	10.6x
Total Equity Value to:
TTM Net Income	12.5	x	15.5	x	14.4	x	47.6x
2006E Net Income	8.9	x	17.9	x	18.2	x	47.1x
2007E Net Income	10.3	x	16.4	x	17.1	x	20.6x

Raymond James then applied the ratios derived from its analysis of selected public-traded comparable companies to Vodavi’s unaudited operating results for the TTM period ended September 30, 2006, and to projected revenue, EBITDA and net income for Vodavi for the calendar years ended 2006 and 2007 in order to determine an implied equity value per share for each of the above financial measures. The projections for future revenue, EBITDA and net income for Vodavi were obtained from Vodavi. These estimates were not prepared solely for use in

Raymond James’ opinion, and Raymond James has undertaken no duty or responsibility to verify or update these estimates. The following table summarizes the results of the comparable company analysis:

	Implied Price per Share of
	Vodavi Common Stock
	Minimum	Mean	Median	Maximum

Total Enterprise Value to:
TTM Revenue	$2.91	$8.35	$8.16	$15.29
2006E Revenue	$3.18	$8.74	$9.02	$13.97
2007E Revenue	$3.32	$9.16	$9.21	$13.42
TTM EBITDA	$4.15	$6.25	$6.37	$17.27
2006E EBITDA	$4.50	$6.47	$5.63	$17.98
2007E EBITDA	$5.82	$8.22	$7.85	$11.84
Total Equity Value to:
TTM Net Income	$2.53	$3.13	$2.91	$9.63
2006E Net Income	$2.86	$5.72	$5.83	$15.09
2007E Net Income	$5.78	$9.23	$9.60	$11.59

In its presentation to Vodavi’s Board of Directors, Raymond James noted that the proposed transaction value of $7.50 in cash per share of Vodavi common stock fell within the minimum/maximum range of implied values derived from all revenue statistics, EBITDA statistics, and net income statistics.

Analysis of Selected Merger and Acquisition Transactions

Raymond James compared the proposed merger with selected comparable merger and acquisition transactions. No transaction analyzed in Raymond James’ comparable transaction analysis was identical to the merger. Accordingly, this analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics and in other factors that distinguish the Vodavi/Vertical merger from the other transactions considered, because all of these factors, both individually and cumulatively, could affect the acquisition value of the target companies to which Vodavi is being compared.

Raymond James performed an analysis of the trailing twelve months revenue and trailing twelve months EBITDA for each of the target companies. Raymond James assessed twenty-three comparable merger and acquisition transactions that closed between January 1, 2005 and October 18, 2006. The merger and acquisition transactions considered are listed in the following table:

Acquirer	Target

CDW Corporation	Berbee Information Networks
Logicalis Group	Alliance Consulting (SW Region)
Black Box Corporation	NextiraOne LLC
The Gores Group	SER Solutions, Inc.
Lockheed Martin Corporation	Aspen Systems
Danaher — Fluke Corporation	Visual Networks, Inc.
Westell Technologies Inc.	HyperEdge Corp.
HickoryTech Corporation	Enventis Telecom (Subsidiary of ALLETE, Inc.)
Intervoice, Inc.	Edify Corporation
MTM Technologies, Inc.	NEXL, Inc.
Syntellect, Inc.	Apropos Technology, Inc.
Excel Switching Corporation	Brooktrout Technology, Inc.
PC Connection Inc.	Amherst Technologies, LLC
Vertical Communications, Inc.	Comdial Corporation
Zhone Technologies, Inc.	Paradyne Networks, Inc.
Aastra Technologies Ltd.	DeTeWe Telecom Systems Business (Subsidiary of Rochling Group)
Terabeam, Inc.	Proxim Corporation
Tut Systems, Inc.	Copper Mountain Networks, Inc.
MTM Technologies, Inc.	Info Systems, Inc.
InterTel, Inc.	Lake Communications Ltd.
Aastra Technologies Ltd.	EADS Enterprise Telephony Business
Kinderhook Industries, LLC	NACT Telecommunications, Inc.
Black Box Corporation	Norstan Inc.

The following table summarizes the results of this analysis:

	Selected Merger and
	Acquisition Transaction Multiples
	Minimum		Mean		Median		Maximum

TTM Revenue	0.1	x	0.7	x	0.5	x	1.7x
TTM EBITDA	5.3	x	8.6	x	9.2	x	11.5x

Raymond James then applied the market multiples derived from the analysis of selected merger and acquisition transactions to Vodavi’s unaudited trailing twelve months revenue and trailing twelve months EBITDA as of September 30, 2006, to determine implied equity values per share of Vodavi’s common stock. The following table summarizes the results of this analysis:

	Implied Price per Share of
	Vodavi Common Stock
	Minimum	Mean	Median	Maximum

TTM Revenue	$2.63	$8.72	$6.98	$18.99
TTM EBITDA	$4.76	$6.61	$6.92	$8.20

In its presentation to Vodavi’s Board of Directors, Raymond James noted that the proposed transaction value of $7.50 in cash per share of Vodavi common stock fell within the minimum / maximum range of implied values derived from the revenue and EBITDA analyses of selected merger and acquisition transactions.

The comparable transaction analysis described above, as is typical, was based on market data for companies deemed to be similar to Vodavi and on previous transactions deemed similar to the merger. Since no company or transaction is precisely comparable to Vodavi or the merger, the analysis relies on data from a group of companies and transactions. If single transaction comparisons were to be used, the implied value for Vodavi would vary significantly depending on which transaction is chosen. For this reason, the analysis presents the results for not only the highest and lowest implied values for each analysis, but also for the median and mean values for the entire group of transactions analyzed.

Opinion of Raymond James

The summary set forth above does not purport to be a complete description of the analyses of data underlying Raymond James’ fairness opinion or its presentation to Vodavi’s Board of Directors. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses set forth in its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, so the ranges of valuations resulting from any particular analysis described above should not be taken to be Raymond James’ view of the actual value of Vodavi.

In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond Raymond James’ control. The other principal assumptions upon which Raymond James based its analyses are set forth above under the description of each analysis. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values, or actual future results which might be achieved, all of which may be significantly more or less favorable than those suggested by such analyses. Such analyses were prepared solely as part of Raymond James’ analysis of the fairness of the consideration to be received in the merger by the common stockholders of Vodavi from a financial point of view, and said analyses were provided to Vodavi’s Board of Directors. The analyses do not purport to be appraisals or to reflect the prices at which businesses or securities might be sold. In addition, as described above, the opinion of Raymond James was one of many factors taken into consideration by Vodavi’s Board of Directors in making its determination to approve the transaction. Consequently, the analyses described above should not be viewed as determinative of Vodavi’s Board of Directors’ opinion with respect to the value of Vodavi, nor should the analyses be viewed in any way as a recommendation as to how stockholders should vote or act on any manner relating to the merger.

Raymond James received a fee of $150,000 from Vodavi for its opinion. Raymond James has been engaged to render financial advisory services to Vodavi in connection with the proposed merger and will also receive a fee of approximately $605,000 for such services, which fee is contingent upon consummation of the merger. In the ordinary course of business, Raymond James may trade in the securities of Vodavi and Vertical for its own account and for the accounts of its customers. Accordingly, Raymond James may at any time hold a long or short position in such securities.

Raymond James has consented to the descriptions of its fairness opinion in this proxy statement and to the inclusion of the full text of its fairness opinion as Appendix B to this proxy statement. Raymond James is a nationally recognized investment banking firm. Raymond James and its affiliates, as part of their investment banking activities, are regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. Vodavi selected Raymond James as its financial advisor on the basis of Raymond James’ experience and expertise in mergers and acquisitions transactions.

Financing Conditions

The merger is not conditioned on any financing arrangements.

Interests of Vodavi’s Directors and Executive Officers in the Merger

In considering the recommendation of our Board of Directors regarding the merger, you should be aware that several members of Vodavi’s management and Board of Directors may be deemed to have interests in the merger that are different from, or in addition to, the interests of Vodavi stockholders generally. Vodavi’s Board of Directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger.

Interests Relating to Employment and Service Following the Merger

At the effective time of the merger, each of Messrs. Roeper and Husband will have entered into arrangements with Vertical to provide assistance to Vodavi with the transition of the relationship between Vodavi and LGN for a period of nine months. In consideration of such assistance, these executive officers will be paid approximately nine months of their base compensation, payable in nine equal payments.

Change of Control and Severance Arrangements

Upon completion of the merger, the employment of Messrs. Roeper and Husband will be terminated. Under such executive officers’ employment agreements, each will be entitled to receive, as severance payments, (1) one year of his base salary in a lump sum payment and (2) the benefits provided to him under his employment agreement for one year after the effective time of the merger.

In addition, the merger will constitute a “change of control” for purposes of the change of control provisions in such executive officers’ employment agreements. Accordingly, each of Messrs. Roeper and Husband will be entitled to a change of control bonus under his employment agreement in connection with the consummation of the merger.

The following table shows the amount of the potential change of control bonus and cash severance payable to Messrs. Roeper and Husband, pursuant to the terms of their individual employment agreements.

	Gregory K. Roeper		David A. Husband

Severance	$220,000		$175,000
Change of Control Bonus	228,563	(1)	152,375	(2)
Other	35,000	(3)	—

Total	$483,563		$327,375

(1)	Based upon the payment of $150,000 plus 1.5% of the transaction value in excess of $26,000,000.

(2)	Based upon the payment of $100,000 plus 1.0% of the transaction value in excess of $26,000,000.

(3)	Under his employment agreement, Vodavi will forgive any balance owed by Mr. Roeper pursuant to Vodavi’s funding of a life insurance policy for which Mr. Roeper is the beneficiary. The amount listed represents payment by Vodavi to Mr. Roeper for the related federal income taxes due by Mr. Roeper as a result of such payment.

Vodavi Stock Options Prior to the Merger

Like options to acquire Vodavi common stock held by other option holders, option to acquire shares of Vodavi common stock held by our executive officers and directors and outstanding immediately prior to the effective time of the merger will be exercised through a “cashless exercise” procedure, which will entitle the executive officers and directors to receive a cash payment equal to $7.50 multiplied by the difference between (i) the number of shares subject to the options and (ii) the aggregate exercise price of all the shares subject to the options divided by $7.50.

The following table sets forth for each of Vodavi’s directors and executive officers the number of shares underlying all options for Vodavi common stock and the value of such vested options, calculated by multiplying $7.50 by the difference between (i) the number of shares subject to the options and (ii) the aggregate exercise price of all the shares subject to the options divided by $7.50. Messrs. Roeper and Husband are executive officers of Vodavi, and all other individuals listed are directors of Vodavi. Mr. Hinz is the Chairman of the Board of Directors of Vodavi.

	Stock Options
Name:	Shares	Value

William J. Hinz	80,000	$380,450
Gregory K. Roeper	238,750	1,100,838
David A. Husband	103,750	584,938
Jong Dae An	10,000	23,800
Donald A. Bliss	5,000	12,550
Jack A. Henry	25,000	102,500
Emmett E. Mitchell	15,000	47,050
Paul D. Sonkin	15,000	29,300

All directors and officers as a group (8 persons)	492,500	$2,281,426

Indemnification and Insurance

The merger agreement provides that all rights to indemnification, advancement of expenses, and exculpation existing in favor of current or former directors or officers of Vodavi at the effective time of the merger for their acts or omissions as directors and officers of Vodavi, as provided in Vodavi’s certificate of incorporation, bylaws, or any existing indemnification agreement between such directors or officers and Vodavi, will survive the effective time of the merger.

The merger agreement also provides that Vertical will cause the surviving corporation and its subsidiaries to (1) cause the surviving corporation to indemnify and hold harmless, to the fullest extent permitted by law, the current or former directors and officers of Vodavi as of the effective time under Vodavi’s certificate of incorporation and bylaws, or in any indemnification agreement between such directors or officers and Vodavi, and (2) fulfill and honor the obligations of Vodavi and its subsidiaries to the current and former directors or officers of Vodavi pursuant to any indemnification agreement between such directors or officers and Vodavi or any indemnification, expense advancement and exculpation provisions in Vodavi’s certificate of incorporation, bylaws, and other charter or organizational documents of Vodavi or any of its subsidiaries. See “The Merger Agreement — Indemnification of Vodavi Officers and Directors,” beginning on page 42.

Material U.S. Federal Income Tax Consequences of the Merger to Vodavi Stockholders

The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) whose shares of our capital stock are converted into the right to receive cash under the merger agreement. The discussion is for general information purposes only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. The discussion is based on current law, which is subject to change, possibly with retroactive effect. The discussion applies only to stockholders that hold shares of our capital stock as capital assets and does not address the tax consequences that may be relevant to a particular stockholder subject to special treatment under certain U.S. federal income tax laws, such as dealers in securities, banks, insurance companies, other financial institutions, mutual funds, real estate investment trusts, tax-exempt organizations, investors in pass-through entities, stockholders that hold our shares as part of a hedge, wash sale, synthetic security, conversion transactions, or other integrated transaction, and stockholders that acquired shares of our capital stock pursuant to the exercise of options or otherwise as compensation or through a tax-qualified retirement plan. If our capital stock is held by a partnership, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership.

Partnerships that are holders of our capital stock and partners in such partnerships are urged to consult their own tax advisors regarding the consequences to them of the merger.

For purposes of this summary, a “U.S. holder” is a holder of shares of our capital stock, that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state of the United States, or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust, if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) it was in existence on August 20, 1996 and has a valid election in place to be treated as a domestic trust for U.S. federal income tax purposes.

Except with respect to the backup withholding discussion below, this discussion does not discuss the tax consequences to any stockholder that, for U.S. federal income tax purposes, is not a U.S. holder and does not address any aspect of state, local, or foreign tax laws.

The receipt of the merger consideration, which consists solely of cash, for shares of our common stock as a result of the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a stockholder that surrenders shares of our capital stock for cash as a result of the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder’s adjusted tax basis in the shares of our capital stock surrendered. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash in connection with the merger. Such gain or loss will be long-term capital gain or loss provided that a stockholder’s holding period for such shares is more than one year at the time of the completion of the merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Backup withholding will apply to all cash payments to which a U.S. holder is entitled pursuant to the merger agreement if such holder fails to provide a taxpayer identification number (Social Security number, in the case of individuals, or employer identification number, in the case of other stockholders), certify that such number is correct, and otherwise comply with the backup withholding tax rules. Each U.S. holder should complete and sign the Substitute Form W-9 that will be included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent. Stockholders that are not U.S. holders should complete and sign a Form W-8BEN and return it to the paying agent in order to provide the information and certification necessary to avoid backup withholding tax or otherwise establish an exemption from backup withholding tax.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service in a timely manner.

Stockholders considering the exercise of their appraisal rights should consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any consequences of the exercise of such rights arising under the laws of any other taxing jurisdiction.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE ARE FOR GENERAL INFORMATION PURPOSES ONLY AND ARE NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE MERGER. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH STOCKHOLDER SHOULD CONSULT THE STOCKHOLDER’S TAX ADVISOR REGARDING THE APPLICABILITY OF THE RULES DISCUSSED ABOVE TO THE

STOCKHOLDER AND THE PARTICULAR TAX EFFECTS TO THE STOCKHOLDER OF THE MERGER, INCLUDING THE APPLICATION OF STATE, LOCAL, AND FOREIGN TAX LAWS.

TO ENSURE COMPLIANCE WITH U.S. TREASURY DEPARTMENT CIRCULAR 230, STOCKHOLDERS ARE HEREBY NOTIFIED THAT (1) ANY DISCUSSION OF U.S. FEDERAL TAX LAW ISSUES IN THIS PROXY STATEMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY STOCKHOLDERS, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON STOCKHOLDERS UNDER THE U.S. INTERNAL REVENUE CODE; (2) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTION OR MATTER ADDRESSED HEREIN BY VODAVI; AND (3) STOCKHOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM THEIR OWN INDEPENDENT TAX ADVISORS.

Appraisal Rights

The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached as Appendix C to this proxy statement. Stockholders intending to exercise appraisal rights should carefully review Appendix C. Failure to follow precisely any of the statutory procedures set forth in Appendix C may result in a termination or waiver of these rights.

Upon completion of the merger, holders of our common stock that do not vote in favor of the merger agreement and the merger at the special meeting and who follow the procedures specified in Section 262 of the DGCL within the appropriate time periods will be entitled to have their shares of our common stock appraised by a court and to receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery in lieu of the consideration that such stockholders would otherwise be entitled to receive pursuant to the merger agreement.

The following is a brief summary of Section 262, which sets forth the procedures for stockholders who did not vote in favor of the merger agreement and the merger and decide to exercise their statutory appraisal rights. Failure to follow the procedures set forth in Section 262 precisely could result in the loss of appraisal rights. Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective date of the merger.

Under Section 262, when a merger is adopted by stockholders at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each stockholder of record that appraisal rights are available to them. This proxy statement constitutes notice to holders of shares of our common stock concerning the availability of appraisal rights under Section 262.

Stockholders that desire to exercise their appraisal rights must deliver a written demand for appraisal to Vodavi before the vote on the merger agreement and the merger is taken. A demand for appraisal must be executed by or for the stockholder of record and must reasonably inform us of the identity of the stockholder of record and that such stockholder intends thereby to demand appraisal of the shares of our common stock. A proxy or vote by a stockholder against the approval of the merger agreement and the merger at the special meeting WILL NOT constitute such a demand for appraisal required by Section 262. Instead, a stockholder must make a demand for appraisal by a separate written demand as provided for in Section 262. A stockholder that elects to exercise appraisal rights should mail or deliver the written demand to us at 4717 East Hilton Avenue, Suite 400, Phoenix, Arizona 85034, Attention: David A. Husband.

If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian, or custodian, this demand must be executed by or for the record owner. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, the agent is acting as agent for the record owner. If a stockholder holds shares of our capital stock through a broker that in turn holds the shares through a central securities depository nominee, a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

A record holder, such as a broker, fiduciary, depositary, or other nominee, that holds shares of our common stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of our common stock outstanding in the name of such record owner.

A person having a beneficial interest in our common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the procedures set forth in Section 262 in a timely manner to perfect any appraisal rights. Stockholders that hold their shares in brokerage accounts or other nominee forms and that wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such nominee.

Under Section 262, within 10 days after the effective date of the merger, the surviving corporation must notify each stockholder that has complied with the demand requirements of Section 262 and has not voted in favor of the merger agreement and the merger that the merger has become effective.

Within 120 calendar days after the effective date of the merger, any stockholder who has satisfied the requirements of Section 262 may deliver to us a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Vodavi, as the surviving corporation in the merger, must mail any such written statement to the stockholder within ten calendar days after the stockholders’ request is received by us or within ten calendar days after the latest date for delivery of a demand for appraisal under Section 262, whichever is later.

Within 120 calendar days after the effective date of the merger, either Vodavi or any stockholder that has complied with the required conditions of Section 262 and that is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Vodavi shares of stockholders entitled to appraisal rights.

Upon the filing of a petition for appraisal by a stockholder in accordance with Section 262, service of a copy must be provided to us. Within 20 calendar days after service, we must file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders that have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by us. If a petition is filed by us, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and the costs thereof will be borne by us. The Delaware Court of Chancery may require the stockholders that have demanded an appraisal for their shares (and that hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings, and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.

Vodavi stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be the same as, more than, or less than the consideration they would have received pursuant to the merger agreement if they had not sought appraisal of their shares. Moreover, Vodavi does not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Vodavi common stock is less than the merger consideration. The costs of the appraisal proceeding may be determined by the court and assessed against the parties as the court deems equitable under the circumstances. Upon application of a stockholder seeking appraisal, the court may order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of an assessment, each party must bear his, her, or its own expenses.

Any stockholder that has duly demanded appraisal in compliance with Section 262 will not, after the effective date of the merger, be entitled to vote for any purpose the shares subject to appraisal or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective date of the merger.

At any time within 60 calendar days after the effective date of the merger, any stockholder will have the right to withdraw the stockholder’s demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw the stockholder’s demand for appraisal and receive payment for the stockholder’s shares as provided in the merger agreement only with our consent. If no petition for appraisal is filed with the court within 120 calendar days after the effective date of the merger, stockholders’ rights to appraisal, if available, will cease. Since we have no obligation to file such a petition, any stockholder that desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

Failure by any stockholder to comply fully with the procedures described above and set forth in Appendix C to this proxy statement may result in termination of the stockholder’s appraisal rights.

Conversion of Shares; Procedures for Exchange of Certificates

Promptly after the effective time of the merger, Vertical will send, or will cause the exchange agent to send, to each Vodavi stockholder of record, a letter of transmittal and instructions for use in effecting the surrender of their Vodavi common stock certificates in exchange for $7.50 per share in cash, without interest. You should not send in your Vodavi common stock certificates until you receive the letter of transmittal. The letter of transmittal instructions will tell you what to do if you have lost your certificate or if it has been stolen or destroyed. You will have to provide an affidavit of that fact and, if required by Vertical, post a bond in an amount that Vertical may reasonably direct as indemnity against any claim that may be made against it in respect of the certificate.

The exchange agent will promptly pay you your merger consideration after you have surrendered your certificates and a properly completed letter of transmittal. The surrendered certificates will be canceled upon delivery of the merger consideration. Vertical or the exchange agent may reduce the amount of any merger consideration paid to you by any applicable taxes that it is required to withhold.

In the event of a transfer of ownership of our common stock that is not registered in the records of our transfer agent, the cash consideration for those shares may be paid to a person other than the person in whose name the certificate so surrendered is registered if

•	the certificate is properly endorsed or otherwise is in proper form for transfer; and

•	the person requesting such payment (1) pays any transfer or other taxes resulting from the payment to a person other than the registered holder of the certificate, or (2) establishes that the tax has been paid or is not applicable.

The cash paid in exchange for shares of our common stock will be issued in full satisfaction of all rights relating to shares of our common stock.

Regulatory Approvals Required for the Merger

At this time, we do not expect the merger to be subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated under that Act by the Federal Trade

Commission, which prevent some transactions from being completed until required information and materials are furnished to the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission and the waiting periods are terminated or expire.

THE MERGER AGREEMENT

The following summarizes the material terms of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Appendix A to this proxy statement. We urge you to read the full text of the merger agreement.

The Merger

Subject to the terms of the merger agreement, Vertical Acquisition Sub, a wholly owned subsidiary of Vertical, will merge with and into Vodavi, with Vodavi surviving the merger as a wholly owned subsidiary of Vertical. The merger will become effective at the time a certificate of merger is duly filed with the Secretary of State of the state of Delaware (or at a later time, if agreed upon by Vodavi and Vertical and specified in the certificate of merger filed with the Secretary of State of the state of Delaware). The certificate of incorporation and bylaws of Vertical Acquisition Sub in effect immediately prior to the effective time will be the certificate of incorporation and bylaws of the surviving corporation.

The directors and officers of Vertical Acquisition Sub at the effective time of the merger will be the initial directors and officers of the surviving corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation.

Merger Consideration

Pursuant to the merger agreement, at the effective time of the merger

•	each share of Vodavi common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive $7.50 in cash from Vertical, without interest. If, however, between the time of the merger agreement and the effective date of the merger, there is a reclassification, recapitalization, stock split, split-up, stock dividend, or combination or exchange of shares with respect to, or rights issued in respect of, the common stock of Vodavi, such merger consideration would be adjusted to provide you with the same economic effect as contemplated by the merger agreement prior to such event.

•	each share of Vodavi common stock held by Vodavi as treasury stock or owned by Vodavi or any subsidiary of Vodavi immediately prior to the effective time of the merger will cease to be outstanding and will be cancelled and retired and cease to exist, and no consideration will be delivered in exchange for it; and

•	each share of Vertical Acquisition Sub common stock issued and outstanding immediately prior to the effective time of the merger will be converted into one share of common stock of the surviving corporation.

Payment Procedures

Vertical will appoint an exchange agent for the purpose of exchanging the merger consideration for stock certificates representing shares of Vodavi common stock. Vertical will make available to such agent sufficient cash to pay the holders of Vodavi common stock the amounts they are entitled to receive under the merger agreement. After the effective time of the merger, there will be no further registration of transfers of shares of Vodavi common stock. If, after the effective time, any certificates are presented to the surviving corporation or the exchange agent, they will be cancelled against payment of the merger consideration. After the effective time of the merger, subject to your right to surrender your certificate in exchange for payment of the merger consideration and your right to dissent, you will cease to have any rights as a stockholder of Vodavi.

Promptly after the effective time of the merger, Vertical will send, or will cause the exchange agent to send, to each Vodavi stockholder of record, a letter of transmittal and instructions for use in effecting the surrender of their Vodavi common stock certificates in exchange for $7.50 per share in cash, without interest. You should not send in your Vodavi common stock certificates until you receive the letter of transmittal. The letter of transmittal instructions will tell you what to do if you have lost your certificate or if it has been stolen or destroyed. You will have to provide an affidavit of that fact and, if required by Vertical, post a bond in an amount that Vertical may reasonably direct as indemnity against any claim that may be made against it in respect of the certificate.

The exchange agent will promptly pay you your merger consideration after you have surrendered your certificates and a properly completed letter of transmittal. The surrendered certificates will be canceled upon delivery of the merger consideration. Vertical or the exchange agent may reduce the amount of any merger consideration paid to you by any applicable taxes that it is required to withhold.

If any portion of the merger consideration is to be paid to a person other than the person in whose name the surrendered stock certificate is registered, it will be a condition to such payment that (1) either the certificate will be properly endorsed or will otherwise be in proper form for transfer and (2) the person requesting such payment will pay to the exchange agent any transfer or other taxes required as a result of the payment to a person other than the registered holder of the stock certificate, or that such person establish, to the satisfaction of the exchange agent, that the taxes have been paid or are not payable.

Any portion of the merger consideration made available by Vertical to the exchange agent that remains undistributed to our stockholders for six months following the effective time of the merger will be returned to Vertical upon demand, and any stockholders that ho have not properly surrendered their stock certificates will thereafter look only to Vertical for payment of the merger consideration in the amount due to them under the merger agreement. Any amounts remaining unclaimed by our stockholders immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental entity will become, to the extent permitted by applicable law, the property of Vertical, free and clear of any claims or interests of any persons previously entitled to it. Vertical will not be liable to any of our stockholders for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

Any issued and outstanding shares of Vodavi common stock held by a dissenting stockholder prior to the effective time will not be converted into a right to receive any portion of the merger consideration unless the dissenting stockholder fails to perfect or otherwise loses such holder’s right to such payment or appraisal, if any.

Treatment of Stock Options

The merger agreement provides that Vodavi must take all necessary action to provide that each outstanding option to purchase Vodavi common stock at the effective time of the merger will be exercised through a “cashless exercise” procedure, by which each holder of the options will receive a cash payment equal to $7.50 multiplied by the difference between (1) the number of shares subject to the options and (2) the aggregate exercise price of all the shares subject to the options divided by $7.50.

The merger agreement also provides that Vodavi must terminate all equity incentive plans and must provide Vertical, prior to the effective time of the merger, with a schedule that identifies the following information as of the effective time of the merger with respect to each option to purchase Vodavi common stock: (a) the name of the option holder; (b) the number of shares subject to such option; (c) the employee plan under which the option was issued; (d) the exercise price of each option; (e) the number of shares vested; (f) the vesting schedule; (g) the grant date; and (h) the expiration date.

Stockholders Seeking Appraisal

The merger agreement provides that those holders of shares of our common stock that are entitled to and properly demand appraisal will not have the right to receive the merger consideration, but will receive payment of the fair value of their shares in accordance with Delaware law. If a holder fails to perfect or effectively withdraws or loses the stockholder’s right to appraisal of our common stock after the effective date, the stockholder’s shares will be treated as if they had been converted into and are exchangeable for the right to receive $7.50 in cash, without interest, and the stockholder’s right to appraisal will be extinguished.

Vodavi must give Vertical prompt notice of demands for appraisal, and Vertical will have the right to participate in all negotiations and proceedings with respect to any demands for appraisal. In addition, Vodavi may not, without Vertical’s prior written consent, or to the extent required by applicable law, make a payment with respect to a demand for appraisal or settle or offer to settle any such demands. Additional details on appraisal rights are described above in “The Merger — Appraisal Rights,” beginning on page 30.

No Solicitation of Other Offers

The merger agreement provides that Vodavi and any of its subsidiaries may not, and may not authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants or other agents, representatives, or advisors, directly or indirectly to do any of the following:

•	solicit, initiate, knowingly facilitate, or knowingly encourage the submission of an “Acquisition Proposal” (as defined below);

•	enter into or participate in any discussions or negotiations with any third party that has made, or has informed Vodavi that it is seeking to make, an Acquisition Proposal;

•	furnish any non-public information relating to Vodavi or any of its subsidiaries to any third party that has made, or has informed Vodavi that it is seeking to make, an Acquisition Proposal;

•	afford access to the business, properties, assets, books, or records of Vodavi or any of its subsidiaries to any third party that had made, or has informed Vodavi that it is seeking to make, an Acquisition Proposal;

•	grant any third party waiver or release under any standstill or similar agreement with respect to any class of equity securities of Vodavi or any of its subsidiaries; or

•	enter into any agreement with any third party with respect to an Acquisition Proposal made by such third party, or any other agreement, arrangement, or understanding requiring it to abandon, terminate, or fail to consummate the merger or any of the transactions contemplated by the merger agreement.

However, Vodavi or its Board of Directors may, prior to obtaining the approval of the Vodavi stockholders regarding the merger, do any of the following:

•	engage in negotiations or discussions with a third party that has made an Acquisition Proposal not solicited by Vodavi in violation of the merger agreement if the Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal (as defined below);

•	furnish to such third party non-public information relating to Vodavi or any of its subsidiaries pursuant to an executed confidentiality agreement containing customary nondisclosure provisions;

•	grant a waiver or release under any standstill or similar agreement with respect to any class of equity securities of Vodavi or any of its subsidiaries, provided that our Board of Directors determines in good faith by a majority vote, after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable law;

•	withdraw or modify its recommendation to the Vodavi stockholders regarding the merger and the merger agreement in a manner adverse to Vertical, provided that our Board of Directors determines in good faith by a majority vote, after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable law; and

•	take any action that any court of competent jurisdiction orders Vodavi to take.

The merger agreement further provides that our Board of Directors may not take any of the actions referred to above unless Vodavi delivers written notice to Vertical advising Vertical that it intends to take such action. In addition, Vodavi must notify Vertical promptly (but in no event later than 24 hours) after an officer or director of Vodavi first obtains knowledge of the receipt by Vodavi (or any representative Vodavi) of any Acquisition Proposal, any inquiry that would reasonably be expected to lead to an Acquisition Proposal, or any request for confidential information relating to Vodavi or any of its subsidiaries or for access to the business, properties, assets, books, or records of Vodavi or any of its subsidiaries. Vodavi must provide such notice orally and in writing and must, to the extent known, identify the third party making, and the material terms and conditions of, any such Acquisition Proposal, inquiry, or request. Vodavi must keep Vertical promptly and reasonably informed, on a reasonably current basis, of the status and material details of any such Acquisition Proposal, inquiry, or request. Vodavi and any of its subsidiaries must cease immediately and cause to be terminated any and all activities, discussions, or negotiations, if any, existing at the time of the merger agreement, with any third party with respect to any Acquisition Proposal and will instruct any such third party in possession of confidential information about Vodavi that was furnished by or on behalf of Vodavi with respect to any Acquisition Proposal within the six months prior to the date hereof to return or destroy all such information.

In addition, Vodavi may terminate the merger agreement if, prior to the vote of Vodavi stockholders to approve the merger agreement and the merger, our Board of Directors authorizes Vodavi to accept, or to enter into a written agreement for a transaction constituting, a Superior Proposal, provided that our Board of Directors determines in good faith by a majority vote, after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable law. Vodavi’s ability to terminate the merger agreement is subject to the following: (i) Vodavi must pay all costs and expenses incurred in connection with the merger agreement, (ii) Vodavi must provide Vertical with notice in writing, at least three business days prior to such termination, of its intention to terminate the merger agreement to accept, or enter into a binding written agreement that constitutes, a Superior Proposal, attaching the most current and complete version of such agreement, and (iii) Vertical does not make, prior to the termination of the agreement, a binding, unconditional offer that our Board of Directors determines, in good faith after consultation with its financial advisors, is at least as favorable to its stockholders as the Superior Proposal.

For purposes of the merger agreement, the term “Acquisition Proposal” means any offer or proposal by a third party for

•	any acquisition or purchase, direct or indirect, of 50% or more of the consolidated assets of Vodavi and its subsidiaries or 50% or more of any class of equity or voting securities of Vodavi or any of its subsidiaries;

•	any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a third party beneficially owning 50% or more of any class of equity or voting securities of Vodavi or any of its subsidiaries; or

•	a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution, or other similar transaction involving Vodavi or any of its subsidiaries, which would result in a third party beneficially owning 50% or more of any class of equity or voting securities of Vodavi or any of its subsidiaries or 50% or more of the consolidated assets of Vodavi and its subsidiaries.

For purposes of the merger agreement, the term “Superior Proposal” means any written Acquisition Proposal that would result in the direct or indirect acquisition or purchase by any third party of 75% or more of the consolidated assets of Vodavi and its subsidiaries or 75% or more of the capital stock of Vodavi on terms that our Board of Directors determines in good faith by a majority vote, after consulting with its outside legal counsel and after considering the advice of a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable to Vodavi’s stockholders than as provided by the merger agreement and for which financing, to the extent required, is then fully committed.

Representations and Warranties

The merger agreement contains representations and warranties made by Vodavi to Vertical and Vertical Acquisition Sub, including representations and warranties relating to the following:

•	the organization, standing, power, and other corporate matters of Vodavi;

•	the authorization, execution, delivery, performance, and enforceability of the merger agreement;

•	the absence of conflicts or violations under Vodavi’s organizational documents, contracts, instruments or law, and required consents and approvals;

•	the capitalization of Vodavi;

•	Vodavi’s subsidiaries and their corporate organization, qualification to do business and similar corporate matters;

•	the documents filed with the SEC and the accuracy of the information contained in those filings;

•	Vodavi’s financial statements;

•	the absence of certain changes;

•	the absence of undisclosed liabilities;

•	litigation;

•	compliance with applicable laws;

•	material contracts;

•	tax matters;

•	employee benefit plans and labor and employment matters;

•	Vodavi’s insurance policies;

•	environmental matters;

•	intellectual property and computer software;

•	properties, including title to and leasehold interests in, or the right to use, such assets;

•	interested party transactions;

•	certain business practices;

•	finders’ fees;

•	approval of the merger agreement and merger by Vodavi’s Board of Directors;

•	required vote of Vodavi stockholders to approve the merger agreement and the merger;

•	antitakeover statutes and rights agreements; and

•	the fairness opinion of Raymond James.

The merger agreement also contains representations and warranties made by Vertical and Vertical Acquisition Sub to Vodavi, including representations and warranties relating to the following:

•	the organization, standing, power, and other corporate matters of Vertical and Vertical Acquisition Sub;

•	the authorization, execution, delivery, and enforceability of the merger agreement;

•	the absence of conflicts or violations under Vertical’s organizational documents or law, and required consents and approvals;

•	litigation;

•	the investment intention with respect to Vodavi’s capital stock;

•	antitakeover statutes and rights agreements; and

•	Vertical’s financial ability to pay the merger consideration.

Conduct of Vodavi’s Business Prior to the Completion of the Merger

Until the consummation of the merger or the merger agreement is terminated, Vodavi has agreed in the merger agreement that, except as specifically permitted or contemplated by the merger agreement, Vodavi and its subsidiaries will conduct their business in the ordinary course of business consistent with past practices and will use reasonable efforts to preserve intact their business organization and relationships with customers, suppliers, licensors, licensees, and distributors.

In addition, Vodavi has agreed that, except as specifically permitted or contemplated by the merger agreement, until the merger is consummated or the merger agreement is terminated, neither Vodavi nor its subsidiaries will take any of the following actions, unless Vertical consents in writing:

•	declare, set aside, or pay any dividends on, or make any other distributions (whether in cash, stock, property, or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of Vodavi or any of its subsidiaries, other than dividends and distributions by a direct or indirect wholly owned subsidiary of Vodavi to its parent;

•	split, combine, or reclassify any of the capital stock of Vodavi or any of its subsidiaries;

•	issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock of Vodavi or any of its subsidiaries;

•	purchase, redeem, or otherwise acquire any shares of capital stock of Vodavi or any of its subsidiaries or any other securities thereof or any rights, options, warrants, or calls to acquire any such shares or other securities;

•	issue, deliver, sell, grant, pledge, transfer, or otherwise encumber or dispose of or subject to any lien any shares of Vodavi or any of its subsidiaries’ capital stock, any of its other voting securities or any securities convertible into or exchangeable for, or any options, warrants, or rights to acquire, any such shares of capital stock or voting securities or convertible or exchangeable securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights, or stock-based performance units, other than the issuance and delivery of common stock of Vodavi upon the exercise of stock options or warrants outstanding on the date of the merger agreement;

•	amend its certificate of incorporation, bylaws, or other comparable charter or organizational documents, other than immaterial amendments under the charter or organizational documents of any subsidiary of Vodavi;

•	acquire any material amount of stock or assets of any other person, whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise, except in amounts not exceeding $100,000 for any individual transaction or series of transactions and $200,000 in the aggregate for all such transactions;

•	pledge, transfer, sell, lease, license, or otherwise dispose of any material subsidiary or any material amount of assets, securities, or property except pursuant to existing contracts or commitments and in the ordinary course consistent with past practices;

•	grant to any director, officer, employee, or consultant of Vodavi or any of its subsidiaries any increase in compensation, bonus or other benefits, except (1) increases in connection with promotions in the ordinary course of business, (2) increases in base salaries in accordance with past practices so long as such increases do not exceed 5.0% per year in the aggregate, (3) grants of non-plan bonuses that do not exceed $75,000 per quarter in the aggregate or (4) bonuses granted in accordance with existing bonus plans, policies, agreements or arrangements;

•	grant to any director, officer, employee, or consultant of Vodavi or any of its subsidiaries any severance or termination pay or benefits or any increase in severance, change of control, or termination pay or benefits, except in connection with actual termination of any such person to the extent required under applicable laws or existing plans, policies, agreements, or arrangements;

•	establish, adopt, enter into, or amend any Vodavi employee plan or collective bargaining agreement;

•	except as required pursuant to applicable laws or existing plans, policies, agreements, or arrangements, take any action to accelerate any rights or benefits or take any action to fund or in any other way secure the payment of compensation or benefits under any Vodavi employee plan;

•	make any person (after the date of the merger agreement) a beneficiary of any retention or severance plan under which such person is not as of the date of the merger agreement a beneficiary which would entitle the person to vesting, acceleration, or any other right as a consequence of the consummation of the transactions contemplated by the merger agreement;

•	make any material change in any method of accounting or accounting principles or practices, except for any such change required by reason of a concurrent change in GAAP or applicable law;

•	incur, assume, or guarantee any material amount of indebtedness for borrowed money other than in the ordinary course of business consistent with past practices;

•	create any lien on any material asset of Vodavi or any of its subsidiaries other than in the ordinary course of business consistent with past practices;

•	make any material loans, advances, or capital contributions to, or investments in, any other person, other than to Vodavi or its wholly owned subsidiaries;

•	make or change any material tax election or settle or compromise any tax liability, claim, audit, assessment, or refund, except to the extent such election, settlement, or compromise requires that Vodavi or any of its subsidiaries pay less than $200,000 in the aggregate;

•	adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization other than for the liquidation of any of Vodavi’s direct or indirect wholly owned subsidiaries into Vodavi or into a direct or indirect subsidiary of Vodavi;

•	enter into any transaction, commitment, or contract, or relinquish or terminate any contract or other right, in any individual case with an annual value in excess of $100,000 or an aggregate value in excess of $200,000 other than (1) entering into software license agreements where Vodavi or any of its subsidiaries is the licensor in the ordinary course of business; (2) capital expenditures in Vodavi’s current fiscal year in accordance with Vodavi’s current fiscal year capital expenditure budget and in future fiscal years that are consistent with Vodavi’s current fiscal year capital expenditure budget; (3) service or maintenance contracts entered into in the ordinary course of business pursuant to which Vodavi or its subsidiaries is providing services to customers; (4) termination of leases in connection with restructuring or otherwise that do not have a material adverse effect on the business of Vodavi or any of its subsidiaries; or (5) non-exclusive distribution agreements entered into in the ordinary course of business that provide for distribution of Vodavi products by a third party;

•	institute, settle, or agree to settle any material proceeding pending or threatened before any arbitrator, court, or other governmental entity;

•	agree to (1) any exclusivity provision or covenant of Vodavi or any of its subsidiaries not to compete with the business of any other person or (2) any other covenant of Vodavi or any of its subsidiaries restricting in any material respect the development, manufacture, marketing, or distribution of the products or services of Vodavi or any of its subsidiaries or otherwise limiting in any material respect the freedom of Vodavi or any of its subsidiaries to compete in any line of business or with any person or in any area or to own, operate, sell, transfer, pledge, or otherwise dispose of or encumber any material assets or that would so limit the freedom of Vertical or any of its affiliates in any material respect after the consummation of the transactions contemplated by the merger agreement;

•	fail to make operating cash disbursements in the ordinary course of business, including periodic payments to Vodavi’s primary supplier, LGN;

•	enter into any intellectual property or royalty agreements, including patent infringement settlement agreements;

•	agree to any verbal or written agreements with Vodavi’s distribution partners for the exchange or return of inventory, other than in the ordinary course of business; or

•	authorize, commit, or agree to take any of the foregoing actions.

Other Covenants

Stockholders Meeting.  Vodavi has agreed that as soon as reasonably practicable after the date of the merger agreement, it will call and hold a special meeting of the stockholders to approve the merger agreement and the merger. The merger agreement further provides that, except as described above in “The Merger Agreement — No Solicitation of Other Offers,” beginning on page 36, our Board of Directors must recommend approval of the merger agreement by Vodavi’s stockholders and use reasonable commercial efforts to obtain the approval of the stockholders on the merger agreement and the merger.

Vertical Financing.  Until the effective time of the merger, Vertical must, upon the written request of Vodavi, provide to Vodavi reasonable periodic updates concerning Vertical’s ability to finance the merger.

Cashless Exercise of Vodavi Options.  Both Vertical and Vodavi must use commercially reasonable efforts to cause the exchange agent to issue a net cash payment of the merger consideration to each holder of options to purchase Vodavi stock based on the number of shares of Vodavi stock the option holder would have held had such holder exercised its options immediately prior to the effective time of the merger pursuant to a cashless exercise procedure.

Best Efforts.  Subject to the terms and conditions of the merger agreement, both Vodavi and Vertical have agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate the transactions contemplated by the merger agreement as promptly as practicable after the date of the merger agreement.

Both Vertical and Vodavi will (1) promptly notify the other party of any written or oral communication to that party or its affiliates from any governmental entity and, subject to applicable law, permit the other party to review in advance any proposed written communication to any governmental entity, in each case concerning the review, clearance, or approval of any of the transactions contemplated by the merger agreement under any competition law; (2) agree not to participate, or to permit its affiliates to participate, in any substantive meeting or discussion with any governmental entity in respect of any filings, investigation, or inquiry concerning the review, clearance, or approval of any of the transactions contemplated by the merger agreement under any competition law unless it consults with the other party in advance and, to the extent permitted by such governmental entity, gives the other party the opportunity to attend and participate in such meeting; provided, that if the governmental entity or applicable law does not permit such participation by the other party, or if both parties agree that such joint participation would not be advisable, the party meeting with such governmental entity must allow outside counsel for the other party to attend and participate, to the extent permitted by the governmental entity or applicable law; and (3) furnish the other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between it and its affiliates and its respective representatives on the one hand, and any governmental entity or members of such governmental entity’s staff on the other hand, concerning the review, clearance, or approval of any of the transactions contemplated hereby under any competition law, except to the extent prohibited by applicable law or the instructions of such governmental entity.

Nothing in the merger agreement requires Vertical or any of its subsidiaries to (a) agree to or to effect any divesture, hold separate, or enter into any license or similar agreement with respect to, or agree to restrict its ownership or operation of, any business or assets of Vodavi or any of its subsidiaries or of Vertical and any of its subsidiaries, (b) enter into, amend, or agree to enter into or amend, any contracts of Vodavi or any of its subsidiaries or of Vertical and any of its subsidiaries, (c) otherwise waive, abandon, or alter any material rights or obligations of Vodavi or any of its subsidiaries or of Vertical and any of its subsidiaries, or (d) file or defend any lawsuit, appeal any judgment, or contest any injunction issued in a proceeding initiated by a governmental entity.

Proxy Statement.  As promptly as practicable following the date of the merger agreement, Vodavi must prepare a proxy statement and file it with the SEC.

Filings.  Vodavi and Vertical must cooperate with one another (1) in determining whether any action by or in respect of, or filing with, any governmental entity is required, or any actions, consents, approvals, or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by the merger agreement, and (2) in taking reasonable actions or making any such filings, furnishing information required in connection with the filings and seeking timely to obtain any such actions, consents, approvals, or waivers.

Public Announcements.  Vertical and Vodavi must consult with each other before issuing any press release, making any other public statement, or scheduling any press conference or conference call with investors or analysts with respect to the merger agreement or the transactions contemplated by the merger agreement and, except as may be required by applicable law, order of a court of competent jurisdiction or any listing agreement with or rule of any national securities exchange or association, must not issue any such press release, make any such other public statement or schedule any such press conference or conference call before any required consultation.

Access to Information.  From the date of the merger agreement until the effective date of the merger, Vodavi must (a) give to Vertical, its counsel, financial advisors, auditors, and other authorized representatives reasonable access during normal business hours to the offices, properties, books, and records of Vodavi, (b) furnish to Vertical, its counsel, financial advisors, auditors, and other authorized representatives such financial and operating data and other information as Vertical may reasonably request, and (c) instruct its employees, counsel, financial advisors, auditors, and other authorized representatives to cooperate with Vertical in its investigation. However, Vodavi may restrict the foregoing access to the extent that (1) any law applicable to Vodavi requires Vodavi or any of its subsidiaries to restrict or prohibit access to any such properties or information, (2) such disclosure would, based on the advice of Vodavi’s counsel, result in a waiver of the attorney-client privilege, work product doctrine, or any other privilege applicable to such information, or (3) the disclosure of such information to Vertical would violate confidentiality obligations owed to a third party and such confidentiality obligations were in effect prior to the execution and delivery of the merger agreement.

Notices of Certain Events.  Both Vodavi and Vertical must promptly notify the other party after it obtains knowledge of any of the following matters:

•	any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by the merger agreement;

•	any notice or other communication from any governmental entity in connection with the review, clearance, or approval of the transactions contemplated by the merger agreement;

•	certain proceedings commenced or threatened against, relating to, or involving or otherwise affecting Vodavi or any of its subsidiaries or Vertical and any of its subsidiaries, as the case may be; and

•	any matter (including a breach of covenant or a representation or warranty contained in the merger agreement) that could reasonably lead to the non-satisfaction of any of the closing conditions in the merger agreement.

Employee Information.  Prior to the effective time of the merger, Vodavi must provide Vertical a current schedule that identifies as of the effective time of the merger, with respect to each holder of options to purchase Vodavi common stock with reasonable accuracy and detail, (1) the name of the holder, (2) the total number of shares subject to an award of stock options, (3) the plan under which such award was issued, (4) the exercise (or purchase price of such award, if applicable), (5) the extent to which such award is vested as the effective time of the merger, (6) the vesting schedule of such award, (7) the grant date of such award, and (8) the expiration date of such award.

Financial Statements.  From the date of the merger agreement through the effective time of the merger, within 30 days of a request by Vertical, Vodavi must provide Vertical with an unaudited balance sheet of Vodavi as of the end of the latest monthly period and statements of income and cash flows of Vodavi for such period and for the current fiscal year to date, prepared in accordance with GAAP and setting forth in comparative form the figures for the corresponding period of the previous fiscal year, all in reasonable detail and certified by the principal financial or accounting officer of Vodavi subject to changes resulting from normal year end audit adjustments, except that such financial statements need not contain the notes required by GAAP.

Indemnification of Vodavi Officers and Directors

The merger agreement provides that all rights to indemnification, advancement of expenses, and exculpation existing in favor of current and former directors or officers of Vodavi at the effective time of the merger for their acts or omissions as directors and officers of Vodavi, as provided in Vodavi’s certificate of incorporation, bylaws, and any existing indemnification agreement between such directors or officers and Vodavi, will survive the effective time of the merger.

The merger agreement also provides that Vertical shall cause the surviving corporation and its subsidiaries to (1) cause the surviving corporation to indemnify and hold harmless, to the fullest extent permitted by law, the current and former directors and officers of Vodavi as of the effective time under Vodavi’s certificate of incorporation and bylaws, and in any indemnification agreement between such directors or officers and Vodavi, and (2) fulfill and honor the obligations of Vodavi and any of its subsidiaries to the current and former directors or officers of Vodavi pursuant to any indemnification agreement between such directors or officers and Vodavi or any indemnification, expense advancement, and exculpation provisions in Vodavi’s certificate of incorporation, bylaws, or other charter or organizational documents of Vodavi or any of its subsidiaries.

If Vertical, the surviving corporation, or any of their respective successors or assigns consolidates with or mergers into another entity and is not the surviving corporation or entity of such consolidation or merger, or transfers or conveys all or substantially all of its properties and assets to any entity, then proper provision must be made so that the successors and assigns of Vertical or the surviving corporation shall assume the obligations of Vertical or the surviving corporation with respect to the indemnification of the current and former directors or officers of Vodavi as provided in the merger agreement.

Conditions to the Consummation of the Merger

The completion of the merger is subject to certain customary closing conditions, as described more fully below.

Mutual Closing Conditions

Under the merger agreement, each of the party’s obligations to consummate the merger are subject to the satisfaction or waiver, at or prior to the closing date of the merger, of each of the following conditions:

•	the merger agreement and the merger must be approved by the holders of a majority of the outstanding shares of Vodavi common stock entitled to vote as of the record date fixed for the special meeting;

•	there must not be any law, judgment, injunction, order, or decree that would prevent the consummation of the merger on the terms in the merger agreement.

Additional Closing Conditions for Vertical and Vertical Acquisition Sub

Under the merger agreement, the obligations of Vertical and Vertical Acquisition Sub to consummate the merger are further subject to the satisfaction or waiver, at or prior to the closing date of the merger, of the following conditions:

•	Vodavi must have performed, in all materials respects, all of its obligations required to be performed under the merger agreement;

•	Vodavi’s representations and warranties must be accurate in all material respects as of the closing date of the merger as if made on such date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties must be accurate in all material respects as of the earlier date), except such inaccuracies that do not result in a material adverse effect on Vodavi;

•	Vodavi must have delivered to Vertical a certificate signed on behalf of Vodavi by the chief executive officer of Vodavi certifying that Vodavi has satisfied the conditions described in the two prior bullet points above;

•	there must not be pending any suit, litigation, or judicial or administrative proceeding (which does not include an investigation) with respect to the merger by any governmental entity, which is likely to result in a judgment that would have any of the following effects:

•	challenging or seeking to make the consummation of the merger illegal;

•	materially delaying or otherwise restraining or prohibiting the consummation of the merger;

•	seeking to restrain or prohibit Vertical’s ownership or operation, including that of Vertical’s subsidiaries or affiliates, of all or any material portion of the business or assets of Vodavi or any of its subsidiaries or of Vertical and any of its subsidiaries; or

•	to compel Vertical or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of Vodavi and any of its subsidiaries or of Vertical and any of its subsidiaries;

•	there must not have been any action (which does not include an investigation) with respect to the merger taken since the date of the merger agreement by any court or other governmental entity, or any law, injunction, order or decree enacted, promulgated, or issued with respect to the merger by any court or other governmental entity, that is likely to have a material adverse effect on Vertical;

•	no event, occurrence, development, or state of circumstances has occurred since the date of the merger agreement that, individually or in the aggregate, has had, or continues to have, a material adverse effect on Vodavi;

•	Vodavi must have provided evidence satisfactory to Vertical that Vodavi has, immediately prior to the effective time of the merger, a minimum cash balance of $6,750,000, less (1) up to $909,500 of third party fees and costs relating to the negotiation, execution and consummation of the merger agreement and the merger, and (2) up to $775,938 related to severance obligations of Vodavi that will be triggered as a result of merger, to the extent these amounts are actually paid before the effective time of the merger and are not accrued liabilities of the surviving corporation to the merger; and

•	the number of shares of Vodavi securities outstanding and involved in the merger must be equal to or less than 4,165,000 shares.

Additional Closing Conditions for Vodavi

Under the merger agreement, the obligation of Vodavi to consummate the merger is further subject to the satisfaction or waiver, at or prior to the closing date of the merger, of the following conditions:

•	Vertical must have performed, in all materials respects, all of its obligations required to be performed under the merger agreement;

•	Vertical’s representations and warranties must be accurate in all material respects as of the closing date of the merger as if made on such date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties must be accurate in all material respects as of the earlier date;

•	Vertical must have delivered to Vodavi a certificate signed on behalf of Vertical by the chief executive officer of Vertical certifying that Vertical has satisfied the conditions described in the two prior bullet points above; and

•	Vertical must enter into arrangements reasonably acceptable to Vertical, whereby Vodavi’s current chief executive officer and chief financial officer agree to cooperate with transitional services related to the LGN relationship for a term of no less than nine months from the date of the effective time of the merger.

Termination of the Merger Agreement

The merger agreement and the transactions contemplated in the merger agreement may be terminated at any time prior to completing the merger, whether before or after approval of the merger agreement and the merger by Vodavi’s stockholders, in the following situations:

•	by mutual written agreement of Vodavi and Vertical;

•	by either Vodavi or Vertical, if

•	the merger has not been consummated on or before December 31, 2006, subject to extension by mutual agreement, provided that the right to terminate the merger agreement will not be available to any party whose breach of any of the provisions of the merger agreement results in the failure of the merger to be consummated by such date;

•	there is any law that makes the consummation of the merger illegal or otherwise prohibited, or any judgment, injunction, order, or decree of any court or other governmental entity having competent jurisdiction enjoining either Vodavi or Vertical from consummating the merger is entered after the date of the merger agreement, provided that such judgment, injunction, order, or decree is final and non-appealable; or

•	the requisite vote of Vodavi’s stockholders to approve the merger is not obtained at the special meeting.

•	by Vertical, if

•	Vodavi has breached or failed to perform any of its representations, warranties, covenants, or other agreements in the merger agreement that would give rise to a failure of a condition described in any of the first two bullet points under “The Merger Agreement — Conditions to the Consummation of the Merger — Additional Closing Conditions for Vertical and Vertical Acquisition Sub”; provided that (1) Vertical must have delivered written notice of such breach or failure to Vodavi, (2) at least 15 business days must have elapsed since the date of delivery of the written notice to Vodavi and the breach or failure has not been cured in all material respects and (3) as a result of such uncured breach or failure, a condition described above would be incapable of being satisfied by the effective time of the merger; or

•	prior to the special meeting of the Vodavi stockholders to adopt the merger agreement and the merger, Vodavi withdraws or changes the recommendation of its Board of Directors to its stockholders to approve the merger; provided that Vertical’s right to terminate the merger agreement as a result of such withdrawal or change of recommendation expires 20 business days after such withdrawal or change of recommendation.

•	by Vodavi, if

•	Vertical has breached or failed to perform any of its representations, warranties, covenants, or other agreements in the merger agreement that would give rise to a failure of a condition described in any of the first two bullet points under “The Merger Agreement — Conditions to the Consummation of the Merger — Additional Closing Conditions for Vodavi”; provided that (1) Vodavi must have delivered written notice of such breach or failure to Vertical, (2) at least 15 business days must have elapsed since the date of delivery of the written notice to Vertical and the breach or failure has not been cured in all material respects, and (3) as a result of such uncured breach or failure, a condition described above would be incapable of being satisfied by the effective time of the merger; or

•	prior to the approval of the holders of a majority of the outstanding shares of Vodavi common stock entitled to vote to adopt the merger agreement and the merger, Vodavi’s Board of Directors authorizes Vodavi, subject to the terms of the merger agreement, to accept, or enter into a written agreement for a transaction constituting, a Superior Proposal (as defined above); provided that (1) Vodavi has paid all costs and expenses incurred in connection with the merger agreement, (2) Vodavi notifies Vertical, in writing and at least three business days prior to such termination, of its intention to terminate the merger agreement to accept, or enter into a written agreement for a transaction constituting, a Superior Proposal, attaching the most current and complete version of the agreement and all exhibits and other attachments, subject only to acceptance by Vodavi, and subject to no other conditions other than the condition that the merger agreement be terminated; and (3) prior to such termination, Vertical does not make a binding, unconditional offer that Vodavi’s Board of Directors determines, in good faith after consultation with its financial advisors, is at least as favorable to the Vodavi stockholders as the Superior Proposal. Vodavi may terminate the merger agreement pursuant to this paragraph only if our Board of Directors determines in good faith by a majority vote, after consultation with its outside legal counsel, that failure to terminate the merger agreement would be reasonably likely to result in a breach of its fiduciary duties under applicable law.

Effect of Termination

In the event that the merger agreement is terminated, the merger agreement becomes void and of no effect without liability of any party (including any stockholder, director, officer, employee, agent, consultant, or representative of such party) to the other party, except that the termination of the merger agreement will not relieve any party from liability for any material breach of any covenant in the merger agreement. Further, the provisions in the merger agreement relating to the effect of termination, fees and expenses, assignment, governing law, jurisdiction, and waiver of jury trial, and of the non-disclosure agreement, will survive the termination of the merger agreement.

Vodavi and Vertical have agreed that, subject to the terms of the merger agreement, if (1) Vertical terminates the merger agreement because Vodavi has withdrawn or modified its recommendation to its stockholders to approve the merger, or (2) Vodavi terminates the merger agreement because Vodavi’s Board of Directors has authorized Vodavi to accept, or enter into a written agreement for a transaction constituting, a Superior Proposal, then Vodavi shall promptly, but in no event later than the date of such termination, pay a termination fee to Vertical in an amount equal to $1,250,000.

Each party has also agreed that if either party fails to pay any amount due under the merger agreement when due, such party shall pay the costs and expenses (including legal fees and expenses) in connection with any action to collect payment, together with interest on the amount of the unpaid fee.

Fees and Expenses

Except as otherwise indicated, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring such cost or expense.

Amendment, Extension, and Waiver

Any provision of the merger agreement may be amended prior to the effective time of the merger if, but only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each party to the merger agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. However, after the Vodavi stockholders approve the merger agreement, no amendment or waiver may reduce the amount or change the kind of consideration to be received in exchange for the Vodavi stock without the further approval of the Vodavi stockholders.

The Voting Agreements

LGN, our largest stockholder, owns approximately 22.9% of our outstanding shares of common stock. LGN is a party to a voting agreement with Vertical and Vodavi requiring it to vote in favor of the merger agreement and any other matters that may be necessary or advisable to consummate the transactions contemplated by the merger agreement. The voting agreement terminates upon the approval of the merger by the Vodavi stockholders or upon the termination of the merger agreement in accordance with its terms. In consideration of entering into the voting agreement, Vertical has agreed to the following: (1) Vertical will continue to support LGN’s product line consistent with the historic relationship between LGN and Vodavi; (2) Vertical will support LGN’s efforts to distribute products to Nortel through the Vertical relationship; and (3) for purposes of facilitating the transition following the effective time of the merger, Vertical will enter into arrangements whereby Messrs. Roeper and Husband agree to cooperate with transitional services related to LGN’s relationship with Vodavi for a term of not less than nine months following the effective time of the merger.

In addition, Hummingbird Management LLC, Mr. Roeper, and Mr. Husband, which beneficially own approximately 13.4%, 6.2%, and 3.2% of Vodavi common stock, respectively, have entered into a voting agreement with Vertical. Under this agreement, such stockholders must (a) appear at the special meeting of stockholders to approve the merger agreement and the merger to be counted as present for purposes of establishing a quorum, and (b) vote (or cause to be voted) their shares in favor of the merger agreement and the merger, as well as such other matters as may be necessary or advisable to consummate the transactions contemplated by the merger agreement. The voting agreement terminates upon (i) the mutual consent of the parties; (ii) upon the approval by the stockholders of the merger agreement and the merger at the special meeting; or (iii) automatically if the merger agreement is terminated in accordance with its terms.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of our common stock as of November 3, 2006 by (i) each director; (ii) each executive officer; (iii) all of our directors and executive officers as a group; and (iv) each other person who is known by us to beneficially own or to exercise voting or dispositive control over more than 5% of our common stock.

	Number of
Name and Address of Beneficial Owner(1)	Shares(2)		Percent(2)

Directors and Executive Officers:
William J. Hinz	80,000	(3)	2.1%
Gregory K. Roeper	249,475	(4)	6.2%
David A. Husband	123,600	(5)	3.2%
Jong Dae An	10,000	(6)	*
Jack A. Henry	25,900	(7)	*
Emmett E. Mitchell	18,300	(8)	*
Paul D. Sonkin	519,601	(9)	13.8%
Donald A. Bliss	5,000	(10)	*
All directors and officers as a group (8 persons)	1,031,876		24.2%
Non-management 5% Stockholders:
LG-Nortel Co. Ltd.	862,500	(11)	22.9%
Hummingbird Management, LLC	504,601	(9)	13.4%
Barclays Global Investors, NA	222,343	(12)	5.9%

*	Less than 1%

(1)	Each person named in the table has sole voting and investment power with respect to all common stock beneficially owned by him, subject to applicable community property law, except as otherwise indicated. Except as otherwise indicated, each person may be reached at 4717 East Hilton Avenue, Suite 400, Phoenix, Arizona 85034.

(2)	The percentages shown are calculated based upon 3,763,725 shares of our common stock outstanding on November 3, 2006. The percentages shown include the shares of common stock that each named stockholder has the right to acquire within 60 days of November 3, 2006. In calculating ownership percentage, all shares of common stock that the named stockholder has the right to acquire upon exercise of stock options within 60 days of November 3, 2006 are deemed to be outstanding for the purpose of computing the percentage of common stock owned by such stockholder, but are not deemed to be outstanding for the purpose of computing the ownership percentage of any other stockholder. Percentages may be rounded. Includes, when applicable, shares owned of record by such person’s children and spouse and by other related individuals and entities over whose shares of common stock such person has sole or shared voting control or power of disposition.

(3)	Includes 80,000 shares of common stock issuable upon exercise of options.

(4)	Includes 10,725 shares of common stock and 238,750 shares of common stock issuable upon exercise of options.

(5)	Includes 19,850 shares of common stock and 103,750 shares of common stock issuable upon exercise of options.

(6)	Includes 10,000 shares of common stock issuable upon exercise of options.

(7)	Includes 900 shares of common stock and 25,000 shares of common stock issuable upon exercise of stock options.

(8)	Includes 3,300 shares of common stock and 15,000 shares issuable upon exercise of options.

(9)	Mr. Sonkin is a control person of Hummingbird Management, LLC. Amounts listed for Hummingbird represent 504,601 shares of common stock beneficially owned by Hummingbird Management, LLC (f/k/a Morningside Value Investors, LLC), as investment manager to The Hummingbird Value Fund, L.P. The managing member of Hummingbird Management is Paul D. Sonkin, who also serves as the managing member of HVF Capital, the general partner of The Hummingbird Value Fund and The Hummingbird Microcap Value Fund. Hummingbird Management has sole voting and dispositive power over the shares, and Hummingbird Management disclaims any economic interest or beneficial ownership of the shares. The address of Hummingbird Management, LLC is 460 Park Avenue, 12th Floor, New York, New York 10022. In addition to the amounts listed for Hummingbird Management, Mr. Sonkin’s beneficial ownership, for which Mr. Sonkin has sole voting and dispositive power, includes 15,000 shares issuable upon exercise of options, which is not included in the beneficial ownership of Hummingbird Management.

(10)	Includes 5,000 shares of common stock issuable upon exercise of options.

(11)	Represents shares of common stock beneficially owned by LGN. LGN has sole voting power and sole dispositive power over such shares. LGN acquired the shares of our common stock in connection with the formation of a joint venture between LG Electronics Inc. and Nortel Networks Corporation in November 2005. The address of LGN is GS Kangnam Tower, 679, Yeoksam-dong, Kangnam-gu, Seoul, 135-985, Korea.

(12)	Represents shares of common stock beneficially owned by Barclays Global Investors, NA. Barclays has sole voting power and sole dispositive power over all of such shares. The address of Barclays is 45 Fremont Street, San Francisco, California 94105.

OTHER MATTERS

As of the date of this proxy statement, our Board of Directors does not know of any matters that will be presented for consideration at the special meeting other than as described in this proxy statement. However, the enclosed proxies will confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxies as to any other matters that come before the special meeting and are voted upon. The individuals named as proxies intend to vote the proxies in their own discretion as to any other such matters.

FUTURE STOCKHOLDER PROPOSALS

If the merger is consummated, there will be no public participation in any future meetings of stockholders of Vodavi. If the merger is not consummated, however, stockholders will continue to be entitled to attend and participate in meetings of stockholders. If the merger is not consummated, Vodavi will inform its stockholders, by press release or other means determined reasonable by Vodavi, of the date by which stockholder proposals must be received by Vodavi for inclusion in the proxy materials relating to Vodavi’s 2006 annual meeting of stockholders, which proposals must comply with the rules and regulations of the SEC then in effect.

WHERE STOCKHOLDERS CAN OBTAIN ADDITIONAL INFORMATION

Vodavi files annual, quarterly, and current reports, proxy statements, and other documents with the SEC under the Securities Exchange Act of 1934, as amended. These reports, proxy statements, and other documents contain additional information about Vodavi and will be made available for inspection and copying at Vodavi’s executive offices during regular business hours by any stockholder or a representative of a stockholder as so designated in writing.

Stockholders may read and copy any report, statements, or other information filed by Vodavi at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549-5546. You may also obtain copies of this information by mail from the public reference room of the SEC, 100 F Street, N.E., Washington, D.C. 20549-5546, at prescribed rates. Vodavi’s SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s website located at http://www.sec.gov.

This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of Vodavi since the date of this proxy statement or that the information herein is correct as of any later date.

Stockholders should not rely on information other than that contained or referred to in this proxy statement. Vodavi has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated November 4, 2006. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, Vodavi will, where relevant and if required by applicable law, update such information through a supplement to this proxy statement to the extent necessary.

Attached to this proxy statement are the following documents concerning the merger:

A. Agreement and Plan of Merger, dated as of October 18, 2006

B. Fairness Opinion of Raymond James & Associates, Inc., dated as of October 18, 2006

C. Section 262 of the Delaware General Corporation Law regarding Appraisal Rights

D. Letter of Transmittal providing instructions regarding delivery of stock certificates of Vodavi

We will make available to each stockholder the opportunity to ask questions and receive answers concerning the terms and conditions of merger and to obtain any additional information in the our possession or which we can acquire without unreasonable effort or expense that is necessary to verify the accuracy of the information contained herein.

Copies of other documents relevant to the merger are available for inspection at our offices upon request. Certain of those documents will be supplied to the stockholders upon request and at the stockholder’s expense.

Vodavi Technology, Inc.
4717 East Hilton Avenue, Suite 400
Phoenix, Arizona 8034
(480) 443-6000

APPENDIX A

MERGER AGREEMENT

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Vodavi, Vertical, or Vertical Acquisition Sub. Such information can be found elsewhere in this proxy statement and in the public filings Vodavi and Vertical make with the SEC, which are available without charge at www.sec.gov.

The merger agreement contains representations and warranties Vodavi, Vertical, and Vertical Acquisition Sub made to each other. The assertions, embodied in those representations and warranties, are qualified by information in confidential disclosure schedules that Vodavi, Vertical, and Vertical Acquisition Sub have exchanged in connection with signing the merger agreement. While none of Vodavi, Vertical, nor Vertical Acquisition Sub believe that the disclosure schedules contain information that the securities laws require to be publicly disclosed, the disclosure schedules do contain information that modifies, qualifies, and creates exceptions to the representations and warranties as characterizations of the actual state of facts, since they are modified by the underlying disclosure schedules. These disclosure schedules contain information that has been included in Vodavi’s prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in Vodavi’s public disclosures.

AGREEMENT AND PLAN OF MERGER
dated as of
October 18, 2006
among
VERTICAL COMMUNICATIONS, INC.,
VODAVI TECHNOLOGY, INC.,
and
VERTICAL ACQUISITION SUB INC.

Page

Section 10.05	Binding Effect; Benefit; Assignment	A-35
Section 10.06	Governing Law	A-35
Section 10.07	Jurisdiction	A-35
Section 10.08	WAIVER OF JURY TRIAL	A-35
Section 10.09	Counterparts; Effectiveness	A-35
Section 10.10	Entire Agreement	A-35
Section 10.11	Severability	A-35
Section 10.12	Specific Performance	A-36
Section 10.13	Schedules	A-36
Section 10.14	No Presumption	A-36

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER dated as of October 18, 2006 (this “Agreement”) among Vertical Communications, Inc., a Delaware corporation (“Vertical”), Vodavi Technology, Inc., a Delaware corporation (“Vodavi”), and Vertical Acquisition Sub Inc., a Delaware corporation and a wholly owned subsidiary of Vertical (“Vertical Acquisition Sub”).

WHEREAS, the Boards of Directors of each of Vertical, Vodavi and Vertical Acquisition Sub have approved this Agreement and deem it advisable and in the best interests of their respective stockholders to consummate the transactions contemplated hereby on the terms and conditions set forth herein; and

WHEREAS, concurrently with the execution and delivery of this Agreement, in consideration of Vertical entering into this Agreement and incurring certain related fees and expenses, (i) certain stockholders of Vodavi are executing a voting agreement dated as of the date hereof (the “Voting Agreement”) relating to Vodavi Stock (as defined below) beneficially owned by such stockholders and (ii) LG-Nortel Co. Ltd. is executing a voting agreement dated as of the date hereof (the “LG Voting Agreement”) relating to Vodavi Stock beneficially owned by LG-Nortel Co. Ltd.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01  Definitions.

(a) The following terms, as used herein, have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal by a Third Party for (a) any acquisition or purchase, direct or indirect, of 50% or more of the consolidated assets of Vodavi and its Subsidiaries or 50% or more of any class of equity or voting securities of Vodavi or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 50% or more of the consolidated assets of Vodavi, (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 50% or more of any class of equity or voting securities of Vodavi or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 50% or more of the consolidated assets of Vodavi or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Vodavi or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 50% or more of the consolidated assets of Vodavi, in each such case in this clause (c) which would result in a Third Party beneficially owning (i) 50% or more of any class of equity or voting securities of Vodavi or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 50% or more of the consolidated assets of Vodavi or (ii) 50% or more of the consolidated assets of Vodavi and its Subsidiaries.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For this purpose “control,” “controlled” or “controlling” means the ownership, directly or indirectly, of more than fifty percent (50%) of the voting stock or other voting equity participation of the corporation or other entity in question, or if such Person has no stock or other equity, control over a majority of the board of directors of such Person.

“Alternative Transaction” means a transaction described in the definition of “Acquisition Proposal.”

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Closing Date” means the date of Closing.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Competition Law” means the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and all other applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Contract” means any legally binding written or oral contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease, license, sales or purchase order, warranty, commitment or other instrument of any kind.

“Current SEC Filings” means (i) the Vodavi 10-K and (ii) Vodavi’s two most recently filed quarterly reports on Form 10-Q, in each case without exhibits thereto.

“DGCL” means the General Corporation Law of the State of Delaware.

“Environmental Laws” means any Law (including common law) or permit primarily relating to the protection of the environment.

“Environmental Permits” means, with respect to any Person, all permits, licenses and approvals required by Environmental Laws and affecting, or relating in any way to, the business of such Person or any of its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Intellectual Property” means all trademarks, trade names, service marks, domain names, patents, copyrights, trade secrets, and all applications and registrations of such worldwide; and technology (including but not limited to computer software programs, applications, algorithms, models, databases or documentation), inventions, know-how and tangible or intangible proprietary information or materials.

“Knowledge” means (a) with respect to Vodavi, the knowledge of any of its executive officers or consultants, including the executive officers or consultants of its Subsidiaries, as of the date of this Agreement; provided that such individuals shall be deemed to have made reasonable inquiries with respect to any matter represented herein, and (b) with respect to Vertical, the knowledge of any of its executive officers, or consultants, including the executive officers, or consultants of its Subsidiaries, as of the date of this Agreement; provided that such individuals shall be deemed to have made reasonable inquiries with respect to any matter represented herein.

“Law” means any foreign, domestic, federal, state or local law, statute, ordinance, rule, regulation, order, judicial decision, judgment or decree.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind, but excluding Permitted Liens. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on the financial condition, business or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Material Adverse Effect on any Person: (a) any adverse effect resulting from or arising out of the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger; (b) any adverse effect resulting from or arising out of general economic conditions or in the securities markets; (c) any act or omission taken by one party hereto with the prior written consent of the other parties hereto; (d) changes in the industries in which Vodavi and its Subsidiaries operate that do not specifically relate to Vodavi and its Subsidiaries and that, to the extent disproportionate, do not affect Vodavi and its Subsidiaries in a materially disproportionate manner relative to other companies in such industries; (e) acts of terrorism or war (whether or not declared) occurring after the date of this Agreement; (f) any reduction in the price of services or products offered by Vodavi in response to the reduction in price of comparable services or products offered by competitor; or (g) acts taken at the request of Vertical.

“Minimum Cash Balance Amount” means $6,750,000 and assuming and including the customary payment by Vodavi of all accounts payable and accrued liabilities of Vodavi through the Closing, less (a) up to $909,500 of third party fees and costs relating to the negotiation, execution and consummation of this Agreement and the Merger, and (b) up to $775,938 related to severance obligations of Vodavi that will be triggered as a result of the Merger, to the extent these amounts are actually paid before the Effective Time and are not accrued liabilities of the Surviving Corporation.

“Nasdaq” means the Nasdaq Capital Market.

“NDA” means the Confidentiality Agreement between Vertical and Vodavi dated as of August 14, 2006.

“Permitted Liens” means (a) mechanics’, carriers’, workmen’s, repairmen’s or other like liens or other encumbrances arising or incurred in the ordinary course of business relating to obligations that are not delinquent or that are being contested in good faith by the relevant party or any Subsidiary of the relevant party and for which the relevant party or a Subsidiary of the relevant party has established adequate reserves, (b) liens or other encumbrances for Taxes that are not due and payable, that are being contested in good faith by appropriate proceedings or that may thereafter be paid without interest or penalty or (c) Liens that, in the aggregate, do not materially impair, and would not reasonably be expected to materially impair, the value or the continued use and operation of the assets to which they relate.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Proceeding” means any suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Registered IP” means all U.S. and foreign patent, trademark, internet domain name and copyright registrations, and applications therefor, for any Vodavi IP.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Third Party” means any Person other than Vertical or Vodavi or any of their respective Affiliates.

“Vertical Representations” means the representations and warranties contained in Article V.

“Vodavi Balance Sheet” means the consolidated balance sheet of Vodavi as of June 30, 2006, and the notes thereto, set forth in the Current Report on Form 10-Q for the quarterly period ended June 30, 2006.

“Vodavi Balance Sheet Date” means June 30, 2006.

“Vodavi Board Recommendation” means the recommendation of Vodavi’s Board of Directors that Vodavi’s stockholders adopt this Agreement.

“Vodavi IP” means all Intellectual Property owned or exclusively controlled by Vodavi and/or its Subsidiaries.

“Vodavi Software Products” means all software products sold by Vodavi or its Subsidiaries.

“Vodavi Representations” means the representations and warranties contained in Article IV.

“Vodavi Stock” means the common stock, $0.001 par value per share, of Vodavi.

“Vodavi Stock Plans” means the Vodavi 2003 Incentive Compensation Plan, as such may be amended from time to time, and the Second Amended and Restated 1994 Stock Option Plan amended through May 13, 2002.

“Vodavi 10-K” means Vodavi’s annual report on Form 10-K for the fiscal year ended December 31, 2005.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Agreement	Preamble
Cash Price	3.01(b)
Change in Recommendation	6.03(b)
Certificates	3.05(a)
Closing	2.04
Disclosure Schedules	Article 5
Effective Time	2.02
Employee Plan	4.16(a)
End Date	9.01(b)
Exchange Agent	3.05(a)
GAAP	4.08(a)
Governmental Entity	4.03
Judgment	4.12(a)
LG Voting Agreement	Preamble
Merger	2.01
Merger Filing	2.02
Necessary IP Rights	4.20(a)
Vertical	Preamble
Vertical Disclosure Schedule	Article 5
Permits	4.13(b)
Proxy Statement	4.09
Sarbanes-Oxley Act	4.07(e)
Vodavi	Preamble
Vodavi Advisory Group	4.24
Vodavi Disclosure Schedule	Article 4
Vodavi Employee Plan	4.15(a)
Vodavi Indemnified Persons	7.11(a)
Vodavi Option	3.04(a)
Vodavi Representatives	6.03(a)
Vodavi SEC Documents	4.07(a)
Vodavi Securities	4.05(b)
Vodavi Significant Contract	4.14
Vodavi Stockholder Approval	4.02(a)

Term	Section

Vodavi Stockholder Meeting	6.02
Vodavi Subsidiary Securities	4.06(b)
Subsidiaries	4.19(b)
Superior Proposal	6.03(c)
Surviving Corporation	2.01
Tax	4.15(h)
Tax Return	4.15(h)
Tax Sharing Agreements	4.15(h)
Taxing Authority	4.15(h)
Qualified Third Party	6.03(b)
Voting Agreement	Preamble
WARN Act	4.17(b)

Section 1.02  Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement, and all references to Schedules are to corresponding sections of the applicable Disclosure Schedule, in each case unless otherwise specified. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute are to that statute as amended from time to time, and to the rules and regulations promulgated thereunder, and, in each case, to any successor statute, rules or regulations thereto. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II

The Merger

Section 2.01  The Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time, Vodavi and Vertical Acquisition Sub shall, in accordance with Section 251 of the DGCL, consummate a merger (the “Merger”) in which Vertical Acquisition Sub shall be merged with and into Vodavi, with Vodavi being the surviving corporation, and the separate corporate existence of Vertical Acquisition Sub shall thereupon cease. The corporation surviving the Merger shall be governed by the laws of the state of Delaware and is sometimes hereinafter referred to as the “Surviving Corporation.” In accordance with Section 251 of the DGCL, all of the rights, privileges, powers, immunities, purposes and franchises of Vertical Acquisition Sub and Vodavi shall vest in the Surviving Corporation and all of the debts, liabilities, obligations and duties of Vertical Acquisition Sub and Vodavi shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

Section 2.02  Effective Time

As soon as practicable (and, in any event, within five Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 8 other than conditions that by their nature are to be satisfied at the Closing and will in fact be satisfied or waived at the Closing, Vodavi shall file a certificate of merger, certified by the Secretary of Vodavi in accordance with Section 251(g) of the DGCL (the “Merger Filing”), with the Delaware Secretary of State and make all other filings or recordings required by the

DGCL in connection with the Merger. The time the Merger becomes effective in accordance with applicable Law is hereinafter referred to as the “Effective Time.”

Section 2.03  Effects of the Merger

The Merger shall have the effects set forth in Section 251 of the DGCL.

Section 2.04  Closing

Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place on the date on which the Effective Time occurs, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Andrews Kurth LLP, 1717 Main Street, Suite 3700, Dallas, TX 75201, unless another place is agreed to in writing by the parties hereto.

Section 2.05  Certificate of Incorporation

At the Effective Time, the Certificate of Incorporation of Vertical Acquisition Sub shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by the DGCL.

Section 2.06  Bylaws

From and after the Effective Time, the Bylaws of Vertical Acquisition Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with DGCL.

Section 2.07  Directors

The directors of Vertical Acquisition Sub at the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.

Section 2.08  Officers

The officers of Vertical Acquisition Sub at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.

ARTICLE III

Conversion Of Securities

Section 3.01  Vodavi.  At the Effective Time, by virtue of the Merger and without any action on the part of Vodavi, Vertical Acquisition Sub or any holder of any shares of Vodavi Stock:

(a) All shares of Vodavi Stock that are held by Vodavi as treasury stock or that are owned by Vodavi or any Subsidiary of Vodavi immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

(b) Subject to Sections 3.01(a), 3.02 and 3.03, each share of Vodavi Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive from Vertical an amount equal to Seven Dollars and Fifty Cents ($7.50) in cash without interest (the “Cash Price”).

(c) Each share of Vertical Acquisition Sub common stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

Section 3.02  Dissenting Shares.  Notwithstanding Section 3.01, shares of Vodavi Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with the DGCL shall not be converted into a right to receive the Cash Price, unless such holder fails to perfect, withdraws or otherwise loses its right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses its right to appraisal, such shares of Vodavi Stock shall be treated as if they had been converted as of the Effective Time into a right to receive the Cash Price. Vodavi shall give Vertical prompt notice of any demands received by Vodavi for appraisal of shares of Vodavi Stock, and Vertical shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Vertical, or to the extent required by applicable law, Vodavi shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 3.03  Certain Adjustments.  If, between the date of this Agreement and the Effective Time, there is a reclassification, recapitalization, stock split, split-up, stock dividend, combination or exchange of shares with respect to, or rights issued in respect of Vodavi Stock, the Cash Price shall be adjusted accordingly to provide to the holders of Vodavi Stock the same economic effect as contemplated by this Agreement prior to such event.

Section 3.04  Vodavi Stock Options.  Vodavi shall take all necessary action, including obtaining the consent of individual option holders, to provide that prior to the Effective Time, (a) each then outstanding option to purchase Vodavi Stock (each, a “Vodavi Option”) granted under the Vodavi Stock Plans or any other equity incentive plan administered by Vodavi, whether or not vested, shall be exercised through a “cashless exercise” procedure, (b) all equity incentive plans administered by Vodavi be terminated, and (c) prior to the Effective Time, Vodavi shall provide to Vertical an updated schedule that identifies as of the Effective Time with respect to each Vodavi Option, (i) the name of the holder, (ii) the number of shares subject to such award, (iii) the Employee Plan under which the award was issued, (iv) the exercise price of each Vodavi Option, (v) the number of shares vested, (vi) the vesting schedule, (vii) the grant date, and (viii) the expiration date.

Section 3.05  Surrender and Payment.

(a) As soon as reasonably practicable after execution of this Agreement, Vertical shall appoint an agent (the “Exchange Agent”) for the purpose of exchanging the Cash Price for certificates representing shares of Vodavi Stock (the “Certificates”). Vertical shall make available to the Exchange Agent, as needed, the Cash Price to be paid in respect of the Certificates. Promptly after the Effective Time, Vertical shall send, or shall cause the Exchange Agent to send, to each record holder of Vodavi Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) for use in such exchange.

(b) Each holder of shares of Vodavi Stock that have been converted into the right to receive the Cash Price shall be entitled to receive, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, the Cash Price in respect of the Vodavi Stock represented by a Certificate. Until so surrendered or transferred, as the case may be, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Cash Price.

(c) If any portion of the Cash Price is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not payable.

(d) After the Effective Time, there shall be no further registration of transfers of shares of Vodavi Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Cash Price, in accordance with the procedures set forth in this Section 3.05.

(e) Any portion of the Cash Price made available by Vertical to the Exchange Agent pursuant to Section 3.05(a) that remains unclaimed by the holders of shares of Vodavi Stock six months after the Effective Time shall be returned to Vertical upon demand, and any such holder who has not exchanged shares of Vodavi Stock for the Cash Price in accordance with this Section 3.05 prior to that time shall thereafter look only to Vertical for payment of the Cash Price, and any dividends and distributions with respect thereto, in respect of such shares without any interest thereon. Notwithstanding the foregoing, Vertical shall not be liable to any holder of shares of Vodavi Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Vodavi Stock immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable law, the property of Vertical, free and clear of any claims or interest of any Person previously entitled thereto.

(f) Any portion of the Cash Price made available to the Exchange Agent pursuant to Section 3.05(a) to pay for shares of Vodavi Stock for which appraisal rights have been perfected shall be returned to Vertical, upon demand.

Section 3.06  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Vertical, the posting by such Person of a bond in such reasonable amount as Vertical may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Cash Price with respect to the shares of Vodavi Stock formerly represented thereby.

Section 3.07  Withholding Rights.  Vertical shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity by or on behalf of Vertical, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by or on behalf of Vertical.

Section 3.08  Further Assurances.  At and after the Effective Time, the officers and directors of Vertical and the Surviving Corporation, as applicable, shall be authorized to execute and deliver, in the name and on behalf of the Surviving Corporation, Vertical or Vodavi, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Surviving Corporation, Vertical or Vodavi, any other actions and things necessary to vest, perfect or confirm of record or otherwise in Vertical or the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Vertical or the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE IV

Representations And Warranties Of Vodavi

Except as set forth in Vodavi’s Current SEC Filings or in the disclosure schedule delivered by Vodavi to Vertical prior to the execution of this Agreement (the “Vodavi Disclosure Schedule”), Vodavi represents and warrants to Vertical as of the date hereof (or, if made as of a specified date, as of such date) that:

Section 4.01  Corporate Existence and Power.  Vodavi is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as now conducted. Vodavi is qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Vodavi. True and complete copies of the certificate of incorporation and bylaws of Vodavi as currently in effect have been filed with the SEC and referenced as exhibits in the Vodavi 10-K.

Section 4.02  Corporate Authorization.

(a) The execution, delivery and performance by Vodavi of this Agreement and the consummation by Vodavi of the transactions contemplated hereby are within Vodavi’s corporate power and, except for the required approval of Vodavi’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of Vodavi. The affirmative vote of the holders of a majority of the outstanding shares of Vodavi Stock voting to adopt this Agreement (the “Vodavi Stockholder Approval”) is the only vote of the holders of any of Vodavi’s capital stock necessary in connection with the consummation of the transactions contemplated by this Agreement. This Agreement constitutes a valid and binding agreement of Vodavi enforceable against Vodavi in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) At a meeting duly called and held, prior to the execution of this Agreement, Vodavi’s Board of Directors has unanimously (i) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interest of Vodavi’s stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby and (iii) resolved (subject to Section 6.03) to submit to Vodavi’s stockholders this Agreement for approval at a meeting of such stockholders.

Section 4.03  Governmental Authorization.  The execution, delivery and performance by Vodavi of this Agreement and the consummation by Vodavi of the transactions contemplated hereby require no action by, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational (each a “Governmental Entity”), other than (a) the completion of the Merger Filings with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Vodavi is qualified to do business, (b) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable securities laws, whether federal, state or foreign, (c) compliance with any applicable requirements of Nasdaq and (d) any actions or filings the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Vodavi.

Section 4.04  Non-contravention.  The execution, delivery and performance by Vodavi of this Agreement and the consummation by Vodavi of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Vodavi, (b) assuming compliance with the matters referred to in Section 4.03 and that the Vodavi Stockholder Approval is obtained, contravene, conflict with or result in a violation or breach of any provision of any applicable Law, (c) require any consent under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Vodavi or any of its Subsidiaries is entitled under, any provision of any Vodavi Significant Contract or any Permit affecting, or relating in any way to, the assets or business of Vodavi and its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of Vodavi or any of its Subsidiaries, in each case except for such contraventions, conflicts and violations referred to in clause (b) and such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (c) and (d) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Vodavi (provided that the matters described in clause (a) of the definition of Material Adverse Effect shall be taken into account and not excluded for the purposes of determining whether or not a Material Adverse Effect shall have occurred under this Section 4.04).

Section 4.05  Capitalization.

(a) The authorized capital stock of Vodavi consists of 10,000,000 shares of Vodavi Stock and 1,000,000 shares of preferred stock, $0.001 par value per share, of Vodavi. As of August 1, 2006 (i) 3,763,350 shares of Vodavi Stock were issued and outstanding; (ii) no shares of preferred stock were issued and outstanding; and (iii) Vodavi Options to purchase an aggregate of 649,615 shares of Vodavi Stock (all of which were vested and exercisable) were issued and outstanding. All outstanding shares of capital stock of Vodavi have been, and all shares that may be issued pursuant to any equity compensation plan of Vodavi will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive rights. No Subsidiary of Vodavi owns any shares of capital stock of Vodavi.

(b) Except (i) as set forth in this Section 4.05 and (ii) for changes since June 30, 2006 resulting from the exercise of Vodavi Options outstanding on such date, as of the date of this Agreement, there are no outstanding (A) shares of capital stock or voting securities of Vodavi, (B) securities of Vodavi convertible into or exchangeable for shares of capital stock or voting securities of Vodavi, (C) options, warrants or other rights or arrangements to acquire from Vodavi, or other obligations or commitments of Vodavi to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Vodavi (the items in clauses (A), (B) and (C) being referred to collectively as the “Vodavi Securities”), (D) voting trusts, proxies or other similar agreements or understandings to which Vodavi or any of its Subsidiaries is a party or by which Vodavi or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of Vodavi or any of its Subsidiaries or (v) contractual obligations or commitments of any character to which Vodavi or any of its Subsidiaries is a party or by which Vodavi or any of its Subsidiaries is bound restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of Vodavi or any of its Subsidiaries. Other than the obligations reflected in the terms of the Vodavi Securities referred to in this Section 4.05, there are no outstanding obligations of Vodavi or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Vodavi Securities.

(c) Vodavi has provided to Vertical a schedule that identifies, with respect to each Vodavi Option issued as of June 30, 2006, (i) the number of shares subject to such award, (ii) the exercise price or purchase price (if applicable) of each award, (iii) the number of shares vested, (iv) the vesting schedule, and (v) the grant date.

Section 4.06  Subsidiaries.

(a) Each Significant Subsidiary (as defined in Regulation S-X under the 1934 Act; provided however that the 10% threshold referred to in such definition shall be deemed to be 5% for the purposes of this Agreement) of Vodavi is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as now conducted. Each such Significant Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Vodavi. All Significant Subsidiaries of Vodavi and their respective jurisdictions of incorporation are identified in the Vodavi 10-K.

(b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of Vodavi, is owned by Vodavi, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of Vodavi or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of Vodavi or (ii) options, warrants or other rights or arrangements to acquire from Vodavi or any of its Subsidiaries, or other obligations or commitments of Vodavi or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of Vodavi (the items in clauses (i) and (ii) being referred to collectively as the “Vodavi Subsidiary Securities”). There are no outstanding obligations of Vodavi or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Vodavi Subsidiary Securities.

Section 4.07  SEC Filings.

(a) Vodavi has delivered, or otherwise made available via the EDGAR system maintained by the SEC, to Vertical (i) Vodavi’s annual reports on Form 10-K for its fiscal years ended December 31, 2005, 2004 and 2003, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended March 31 and June 30, 2006, (iii) its proxy or information statements relating to meetings of the stockholders of Vodavi since December 31, 2005 and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 2005 (the documents referred to in this Section 4.07, together with all information incorporated by reference therein in accordance with applicable SEC regulations, are collectively referred to in this Agreement as the “Vodavi SEC Documents”).

(b) As of its filing date, except as set forth in a subsequent Vodavi SEC Document filed prior to the date of this Agreement, each Vodavi SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, each as in effect on its respective filing date.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Vodavi SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Vodavi SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 4.08  Financial Statements: Internal Controls.

(a) The audited consolidated financial statements and unaudited consolidated interim financial statements of Vodavi included in the Vodavi SEC Documents fairly present, in conformity with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Vodavi and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

(b) Vodavi’s system of internal controls over financial reporting are reasonably sufficient in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Vodavi’s assets that would materially affect Vodavi’s financial statements. No significant deficiency or material weakness was identified in management’s assessment of internal controls as of December 31, 2005 (nor has any such deficiency or weakness been identified between that date and the date of this Agreement).

(c) Vodavi’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the 1934 Act) are reasonably designed to ensure that (i) all material information (both financial and non-financial) required to be disclosed by Vodavi in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to Vodavi’s management or to other individuals responsible for preparing such reports as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of Vodavi required under the 1934 Act with respect to such reports.

Section 4.09  Absence of Certain Changes.  Between the Vodavi Balance Sheet Date and the date of this Agreement, (a) the business of Vodavi and each of its Subsidiaries has been conducted in the ordinary course consistent with past practices, and (b) there has not been any event, change or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Vodavi.

Section 4.10  No Undisclosed Material Liabilities.  There are no liabilities or obligations of Vodavi or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, including but not limited to, any verbal or written agreements with Vodavi’s distribution partners for the exchange or return of inventory, other than in the ordinary course of business, other than:

(a) liabilities or obligations disclosed and provided for in the Vodavi Balance Sheet or disclosed in the notes thereto,

(b) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Vodavi Balance Sheet Date;

(c) liabilities or obligations incurred outside of the ordinary course of business that are not in excess of $200,000 in the aggregate; and

(d) liabilities or obligations incurred directly pursuant to this Agreement.

Section 4.11  Litigation.

(a) There is no Proceeding (or, to the Knowledge of Vodavi, investigation) pending or, to the Knowledge of Vodavi, threatened against, Vodavi or any of its Subsidiaries or any of their respective businesses or assets at law or in equity, or before any Governmental Entity, arbitrator or arbitration panel that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Vodavi. Neither Vodavi nor any of its Subsidiaries is subject to any outstanding judgment, injunction, order or decree (a “Judgment”) against Vodavi or any of its Subsidiaries or naming Vodavi or any of its Subsidiaries as a party or by which any of the employees or representatives of Vodavi or any of its Subsidiaries is prohibited or restricted from engaging in or otherwise conducting the business of Vodavi or any of its Subsidiaries as presently conducted that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Vodavi.

(b) To the Knowledge of Vodavi, there is no investigation or review by any Governmental Entity or self-regulatory authority with respect to Vodavi or any of its Subsidiaries (excluding investigations and reviews of Intellectual Property applications by the Intellectual Property offices of a Governmental Entity) or any of their respective employees (insofar as any such investigation or review relates to their activities with Vodavi or any of its Subsidiaries) actually pending or threatened, nor has any Governmental Entity or self-regulatory authority indicated to Vodavi or any of its Subsidiaries in writing or, to the Knowledge of Vodavi, verbally, an intention to conduct the same that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Vodavi.

Section 4.12  Compliance With Applicable Law.

(a) Vodavi and its Subsidiaries and their businesses and operations are, and since January 1, 2004 have been, in compliance in all material respects with all material Laws applicable to Vodavi or such Subsidiaries, including without limitation, Laws requiring filings to be made with the SEC pursuant to the 1934 Act, except for any noncompliance that could not have a Material Adverse Effect on Vodavi. Neither Vodavi nor any of its Subsidiaries has received any written notice since January 1, 2004 (i) of any administrative, civil or criminal investigation or audit (other than Tax audits) by any Governmental Entity relating to Vodavi or any of its Subsidiaries or (ii) from any Governmental Entity alleging that Vodavi or its Subsidiaries is not in compliance in any material respect with any applicable Law.

(b) Each of Vodavi and each of its Subsidiaries has in effect all material approvals, authorizations, certificates, filings, franchises, licenses, variances, exemptions, notices, permits and rights of or with all Governmental Entities (“Permits”) necessary for it to own, lease or otherwise hold and to operate its real properties and tangible assets and to carry on its businesses and operations as now conducted, except for the failure to have such Permits that, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Vodavi. Since January 1, 2004, there have occurred no defaults (with or without notice or lapse of time or both) under, violations of, or events giving to others any right of termination, amendment or cancellation, with or without notice or lapse of time or both, of, any such Permit, except for such defaults, violations and events that, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Vodavi. The transactions contemplated hereby would not reasonably be expected to cause the revocation or cancellation (with or without notice or lapse of time or both) of any such Permit that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Vodavi.

Section 4.13  Contracts.  As of the date of this Agreement, other than as disclosed on the Vodavi Disclosure Schedule, neither Vodavi nor any of its Subsidiaries is a party to any of the following types of Contracts (each such Contract and each Contract disclosed on the Vodavi Disclosure Schedule being referred to in this Agreement as a “Vodavi Significant Contract”):

(a) Contract required to be filed by Vodavi with the SEC pursuant to Item 601 of Regulation S-K under the 1933 Act;

(b) Contract that involves performance of services or delivery of goods, materials, supplies or equipment or developmental commitments by Vodavi or any of its Subsidiaries, or the payment therefor by Vodavi or any of its Subsidiaries (except for Vodavi’s agreements with its dealers, none of which is material to Vodavi taken as a whole), providing for either (i) recurring annual payments by Vodavi after the date hereof of $100,000 or more or (ii) aggregate payments or potential aggregate payments by Vodavi after the date hereof of $200,000 or more;

(c) material Contract that contains any exclusivity provisions restricting Vodavi or any of its Affiliates or limits the freedom of Vodavi or any of its Affiliates to compete in any line of business or with any Person or in any area or which would so limit the freedom of Vodavi or any of its Affiliates after the Closing Date;

(d) lease or sublease (whether of real or personal property) to which Vodavi or any of its Subsidiaries is a party as either lessor or lessee, providing for either (i) annual payments after the date hereof of $100,000 or more, or (ii) aggregate payments after the date hereof of $200,000 or more;

(e) material Contract relating in whole or in part to the use, exploitation or practice of any Intellectual Property by Vodavi or any of its Subsidiaries (including any license or other Contract under which Vodavi or any of its Subsidiaries is licensee or licensor of any such Intellectual Property) other than the Contracts set forth in Section 4.18(e)(i) of the Vodavi Disclosure Schedule);

(f) Contract relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $200,000 and which may be prepaid on not more than 30 days’ notice without the payment of any penalty;

(g) Contract under which Vodavi or any of its Subsidiaries has, directly or indirectly, made any loan, capital contribution to, or other investment in, any Person (other than Vodavi or any of its Subsidiaries and other than (i) extensions of credit in the ordinary course of business consistent with past practices and (ii) investments in marketable securities in the ordinary course of business consistent with past practices);

(h) Contract under which Vodavi or any of its Subsidiaries has any obligations which have not been satisfied or performed (other than confidentiality obligations) relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) for consideration in excess of $200,000;

(i) Contract providing for indemnification of any Person with respect to material liabilities relating to any current or former business of Vodavi, any of its Subsidiaries or any predecessor Person other than indemnification obligations of Vodavi or any of its Subsidiaries pursuant to the provisions of a Contract entered into by Vodavi or any of its Subsidiaries in the ordinary course of business consistent with past practices and that could not reasonably be expected to have a Material Adverse Effect on Vodavi;

(j) partnership, joint venture or other similar Contract or arrangement; or

(k) employee collective bargaining agreement or other Contract with any labor union or employment Contract (other than for employment at-will or similar arrangements that are immediately terminable by Vodavi without any severance or similar obligations outside Vodavi’s standard policies in the ordinary course of business).

Neither Vodavi nor any of its Subsidiaries, nor, to the Knowledge of Vodavi, any other party thereto, is in violation of or in default under (nor does there exist any condition, and no event or circumstances have occurred, which upon the passage of time or the giving of notice would cause such a violation of or default under) in any material respect any Vodavi Significant Contract. Each Vodavi Significant Contract is a valid and binding agreement of Vodavi or its Subsidiary, as applicable, and, to the Knowledge of Vodavi, any other party thereto, and is in full force and effect except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 4.14  Taxes.

(a) All material Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, Vodavi or any of its Subsidiaries have been filed when due in accordance with all applicable Laws (taking into account any extension of time which has been granted within which to file), and all such material Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

(b) Vodavi and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which Vodavi and its Subsidiaries ordinarily record items on their respective books.

(c) The income and franchise Tax Returns of Vodavi and its Subsidiaries through the Tax year ended December 31, 2001 have been examined and closed or are Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired.

(d) There are no material Liens or encumbrances for Taxes on any of the assets of Vodavi or any of its Subsidiaries.

(e) No federal, state, local or foreign audits, examinations, investigations or other Proceedings are pending or, to Vodavi’s Knowledge, threatened with regard to any Taxes or Tax Returns of Vodavi or its Subsidiaries.

(f) There is currently no effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes with respect to Vodavi or any of its Subsidiaries.

(g) Neither Vodavi nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the five years prior to the date of this Agreement.

(h) “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Entity (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of Vodavi or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of Vodavi or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of Vodavi or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement). “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information. “Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding Vodavi or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts or gains for the purpose of determining any Person’s Tax liability, other than indemnification agreements or arrangements pertaining to the sale or lease of assets or subsidiaries.

Section 4.15  Employee Benefits Plans.

(a) “Vodavi Employee Plan” means each material “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) (each, an “Employee Plan”) which (i) is maintained, administered or contributed to by Vodavi or any Affiliate of Vodavi as of the date of this Agreement and covers any employee or former employee of Vodavi or any of its Subsidiaries, or (ii) with respect to which Vodavi or any of its Subsidiaries has any liability.

(b) Neither Vodavi nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA, any non-U.S. defined benefit plan, or any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

(c) Each Vodavi Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file an application for such determination from the Internal Revenue Service, and Vodavi is not aware of any reason why any such determination letter should be revoked or not be reissued. Vodavi has made available to Vertical copies of the most recent Internal Revenue Service determination letters with respect to each such Vodavi Employee Plan. Each Vodavi Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan. No events have occurred with respect to any Vodavi Employee Plan that could result in payment or assessment by or against Vodavi of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(d) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee, director or independent contractor of Vodavi or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any Vodavi Employee Plan or other employee plan or agreement.

(e) Neither Vodavi nor any of its Subsidiaries has any material liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees or directors of Vodavi or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

(f) Neither Vodavi nor any of its Subsidiaries have received notice of any proceeding pending against or involving (and, to the Knowledge of Vodavi, there is no audit or investigation pending or threatened, and there is no Proceeding threatened, against or involving), any Vodavi Employee Plan or any fiduciary thereof with respect to their duties under the Vodavi Employee Plan or the assets of any of the trusts thereunder, before any court or arbitrator or any Governmental Entity.

(g) Vodavi has identified in Section 4.14(g) of the Vodavi Disclosure Schedule and has made available to Vertical true and complete copies of (i) all severance plans and agreements and employment agreements (other than offer letters for “at will” employments) with or relating to directors or executive officers of Vodavi or any of its Subsidiaries, and (ii) all plans, programs, agreements and other arrangements of Vodavi and each of its Subsidiaries with or relating to its directors, officers, employees or consultants which contain change in control provisions.

Section 4.16  Labor and Employment Matters.

(a) Neither Vodavi nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreements or understandings with any labor unions or labor organizations. There is no (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of Vodavi, threatened against Vodavi or any of its Subsidiaries relating to their businesses, (ii) activity or proceeding by a labor union or representative thereof to the Knowledge of Vodavi to organize any employees of Vodavi or any of its Subsidiaries, or (iii) lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees, and during the last three years there has not been any such action.

(b) Since January 1, 2005, (i) there has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) in respect of Vodavi or its Subsidiaries, and (ii) neither Vodavi nor any of its Subsidiaries has been affected by any transactions or engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local or foreign Law or regulation which is similar to the WARN Act.

Section 4.17  Insurance Policies.

(a) Section 4.17(a) of the Vodavi Disclosure Schedule lists all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers or directors of Vodavi and its Subsidiaries and such are in full force and effect. There is no material claim by Vodavi or any of its Subsidiaries pending under any of such policies or bonds as to which Vodavi has been notified that coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and Vodavi and its Subsidiaries are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Vodavi does not have any Knowledge of threatened termination of, or material premium increase with respect to, any of such policies.

Section 4.18  Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Vodavi:

(i) no notice, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, no Proceeding is pending and, Vodavi, has not received notice of any investigation or review pending or threatened and to the Knowledge of Vodavi, no Proceeding is threatened, by any Governmental Entity or other Person relating to or arising out of any the failure of Vodavi or any of its Subsidiaries to comply with any Environmental Law;

(ii) Vodavi and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits;

(iii) there has been no release by Vodavi or its Subsidiaries, or for which Vodavi or any of its Subsidiaries would reasonably be expected to be liable by Contract or by operation of Law, of any pollutant, contaminant, or chemical or any toxic or otherwise hazardous substance, waste or material at, under, from or to any facility or real property currently or formerly owned, leased or operated by Vodavi or any of its Subsidiaries; and

(iv) there are no liabilities of Vodavi or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law and, to the Knowledge of Vodavi, there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such liability.

(b) For purposes of this Section 4.18, the terms “Vodavi” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of Vodavi or any of its Subsidiaries.

Section 4.19  Intellectual Property; Computer Software.

(a) Vodavi and its Subsidiaries possess the rights (“Necessary IP Rights”) to all Intellectual Property necessary for the conduct of the business of Vodavi and its Subsidiaries as currently conducted. The consummation of the transactions contemplated by this Agreement will not restrict, encumber, impair or extinguish any Necessary IP Rights in any material respect.

(b) There are no Proceedings pending or, to the Knowledge of Vodavi, threatened, (i) alleging infringement or misappropriation of the Intellectual Property of any Person by Vodavi or any of its Subsidiaries, or (ii) challenging the scope, ownership, validity, or enforceability of the Vodavi IP (other than ordinary course correspondence between Vodavi or any of its Subsidiaries and any patent, trademark or copyright Governmental Entity in connection with the prosecution of the Registered IP) or of Vodavi and its Subsidiaries’ rights under the Necessary IP Rights. Neither Vodavi and its Subsidiaries has Knowledge that Vodavi or its Subsidiaries infringed or misappropriated any Intellectual Property of any third person, except as would not result in or would not reasonably be expected to result in any liability that is material to Vodavi and its Subsidiaries, taken as a whole.

(c) (i) Vodavi and its Subsidiaries hold all right, title and interest in and to all Vodavi IP owned by Vodavi or its Subsidiaries and has a valid right to use all Vodavi IP licensed to Vodavi or its Subsidiaries, free and clear of any Lien, and (ii) there are no restrictions on the disclosure, use or transfer of the Necessary IP Rights, the Vodavi IP owned by Vodavi or its Subsidiaries or the Vodavi Software Products that will impair in any material respect Vertical’s ability to operate the business of Vodavi and its Subsidiaries after the Effective Time, or that will cause the Necessary IP Rights, the Vodavi IP owned by Vodavi or its Subsidiaries or the Vodavi Software Products to be forfeited or changed adversely in any material respect as a result of the transactions contemplated by this Agreement. All assignments (and licenses where required) of material items of Vodavi IP owned by Vodavi or its Subsidiaries have been duly recorded with the appropriate governmental authorities.

(d) Section 4.19(d) of the Disclosure Schedule contains a true and complete list of all Registered IP as of the date of this Agreement. Vodavi and its Subsidiaries have taken all actions necessary to maintain and protect the

Registered IP, including payment of applicable maintenance fees, filing of applicable statements of use, timely response to office actions, and disclosure of any required information. Vodavi and each of its Subsidiaries have complied in all material respects with all applicable notice and marking requirements for the Registered IP. None of the Registered IP has been adjudged invalid or unenforceable in whole or part and, to the Knowledge of Vodavi, all Registered IP is valid and enforceable.

(e) Section 4.19(e)(i) of the Vodavi Disclosure Schedule contains a true and complete list of all Contracts as of the date of this Agreement to which Vodavi or any of its Subsidiaries is a party or is otherwise bound which relate to the use, exploitation or practice of any Intellectual Property, except (i) Contracts entered into by Vodavi or any of its Subsidiaries in the ordinary course of business pursuant to which Vodavi Software Products are licensed to a third party customer; or (ii) non-exclusive licenses of third party Intellectual Property used by Vodavi or any of its Subsidiaries for internal purposes.

(f) Except as would not be and would not reasonably be expected to be, material to Vodavi and its Subsidiaries taken as a whole, Vodavi and its Subsidiaries have (i) taken all customary steps to protect their rights in confidential information and trade secrets, and to protect any confidential information provided to them by any other person and (ii) Vodavi and its Subsidiaries have obtained all rights necessary to enable Vodavi to license the Vodavi Software Products under the customer agreements it has entered into, including ownership of all works of authorship and inventions made by its employees.

Section 4.20  Properties.

(a) Vodavi and each of its Subsidiaries have good and marketable title to, or valid leasehold interests in, all of their tangible properties and tangible assets which are reflected in the most recent balance sheet included in the Vodavi SEC Documents, or which are, individually or in the aggregate, material to the business or financial condition of Vodavi. All such assets and properties, other than assets and properties in which Vodavi or any of its Subsidiaries has leasehold interests, are free and clear of all Liens except for Liens that, in the aggregate, do not and would not reasonably be expected to result in a Material Adverse Effect on Vodavi.

(b) Vodavi and each of its Subsidiaries enjoy peaceful and undisturbed possession under all material real property leases to which they are parties.

Section 4.21  Interested Party Transactions.

(a) Neither Vodavi nor any of its subsidiaries is a party to any transaction or agreement with any Affiliate, 5% or more stockholder, director or executive officer of Vodavi that is required to be reported by Vodavi pursuant to Item 404 of Regulation S-K promulgated by the SEC but has not been so reported, and (b) no event has occurred since the date of Vodavi’s last proxy statement to its stockholders that would, in the case of either clause (a) or clause (b), be required to be reported by Vodavi pursuant to Item 404 of Regulation S-K promulgated by the SEC, as amended.

Section 4.22  Certain Business Practices.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Vodavi, neither Vodavi nor any of its Subsidiaries nor (to the Knowledge of Vodavi) any director, officer, agent or employee of Vodavi or any of its Subsidiaries at the direction of or on behalf of Vodavi or any of its Subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or for the business of Vodavi or an of its Subsidiaries, or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977.

Section 4.23  Finders’ Fees.  Except for Raymond James Financial, Inc. (together, the “Vodavi Advisory Group”), copies of whose engagement agreements are provided herewith, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Vodavi or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.24  Antitakeover Statutes and Rights Agreement.  Vodavi has taken all action necessary to exempt the Merger, this Agreement, the Voting Agreement, the LG Voting Agreement and the transactions contemplated hereby and thereby from the restrictions set forth in Section 203 of the DGCL, and, accordingly, neither the restrictions set forth in Section 203 nor the provisions of any other antitakeover or similar statute or regulation apply or purport to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws or regulations enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

Section 4.25  Fairness Opinion.  Vodavi has obtained a customary fairness opinion from Raymond James Financial, Inc. stating that the transactions contemplated by this Agreement are fair to the Vodavi stockholders from a financial standpoint.

ARTICLE V

Representations And Warranties Of Vertical

Except as set forth in the disclosure schedule delivered by Vertical to Vodavi prior to the execution of this Agreement (the “Vertical Disclosure Schedule” and, together with the Vodavi Disclosure Schedule, the “Disclosure Schedules”), Vertical represents and warrants to Vodavi that:

Section 5.01  Corporate Existence and Power.  Each of Vertical and Vertical Acquisition Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as now conducted. Each of Vertical and Vertical Acquisition Sub is qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Vertical. True and complete copies of the certificate of incorporation and bylaws of Vertical as currently in effect have been filed with the SEC and referenced as exhibits in Vertical’s Form 10-K for the fiscal year ended June 30, 2005. Vertical has heretofore delivered to Vodavi true and complete copies of the certificate of incorporation and bylaws as currently in effect of Vertical Acquisition Sub.

Section 5.02  Corporate Authorization.  The execution, delivery and performance by each of Vertical and Vertical Acquisition Sub of this Agreement and the consummation by each of Vertical and Vertical Acquisition Sub of the transactions contemplated hereby are within the corporate powers of Vertical and Vertical Acquisition Sub, as applicable, and, have been duly authorized by all necessary corporate action on the part of Vertical and Vertical Acquisition Sub. This Agreement constitutes a valid and binding agreement of each of Vertical and Vertical Acquisition Sub, enforceable against such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 5.03  Governmental Authorization.  The execution, delivery and performance by each of Vertical and Vertical Acquisition Sub of this Agreement and the consummation by each of Vertical and Vertical Acquisition Sub of the transactions contemplated hereby require no action by, or filing with, any Governmental Entity, other than (a) the completion of the Merger Filing with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Vertical is qualified to do business, (b) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws, whether federal, state or foreign, and (c) any actions or filings the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Vertical.

Section 5.04  Non-contravention.  The execution, delivery and performance by each of Vertical and Vertical Acquisition Sub of this Agreement and the consummation by each of Vertical and Vertical Acquisition Sub of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Vertical or Vertical Acquisition Sub, (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any applicable Law, (c) require any consent under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Vertical or any of its Subsidiaries is entitled under any provision of any material agreement or any Permit affecting, or relating in any way to, the assets or business of Vertical and its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of Vertical or any of its Subsidiaries, in each case except for such contraventions, conflicts and violations referred to in clause (b) and such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (c) and (d) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Vertical (provided that the matters described in clause (a) of the definition of Material Adverse Effect shall be taken into account and not excluded for the purposes of determining whether or not a Material Adverse Effect shall have occurred under this Section 5.04).

Section 5.05  Litigation.  As of the date of this Agreement, there are no legal proceedings pending or, to the Knowledge of Vertical or Vertical Acquisition Sub, threatened that are reasonably likely to prohibit or restrain the ability of Vertical or Vertical Acquisition Sub to enter into this Agreement or consummate the transactions contemplated hereby.

Section 5.06  Investment Intention.  Vertical is acquiring through the Merger the shares of Vodavi Stock for its own account, for investment purposes only, and not with a view to the distribution (as such term is used in Section 2(11) of the 1933 Act) thereof. Vertical understands that the Vodavi Stock has not been registered under the 1933 Act and cannot be sold unless subsequently registered under the 1933 Act or an exemption from such registration is available.

Section 5.07  Antitakeover Statutes and Rights Agreement.  Vertical has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from the restrictions set forth in Section 203 of the DGCL, and, accordingly, neither the restrictions set forth in Section 203 nor the provisions of any other antitakeover or similar statute or regulation apply or purport to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws or regulations enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

Section 5.08  Financing.

(a) As of the date hereof, Vertical has obtained binding commitments in place for financing (the “Financing Commitments”) which, together with the Minimum Cash Balance Amount, will provide sufficient funds to consummate the Merger and to pay all fees and expenses payable by Vertical related to the transactions contemplated by this Agreement. As of the date hereof, Vertical has no reason to believe that any conditions set forth in the Financing Commitments cannot or will not be satisfied prior to the Effective Time. Without limiting the generality of the foregoing, at the Effective Time, Vertical will have available all the funds necessary to pay all of the aggregate Cash Price and to pay all fees and expenses payable by Vertical related to the transactions contemplated by this Agreement.

ARTICLE VI

Covenants Of Vodavi And Vertical

Section 6.01  Conduct of Business of Vodavi.  Except for matters permitted or contemplated by this Agreement, set forth on Schedule 6.01 or as required by applicable Law, unless Vertical otherwise agrees in writing, from the date of this Agreement to the Effective Time, Vodavi shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practices and use reasonable efforts to preserve intact its business organization and relationships with customers, suppliers, licensors, licensees and distributors with the objective of preserving unimpaired their goodwill and ongoing business at the Effective Time. In addition, and without limiting the generality of the foregoing, except for matters permitted or contemplated by this Agreement, set forth on Schedule 6.01 or required by applicable Law, from the date of this Agreement to the Effective Time, Vodavi shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of Vertical (which consent shall not in the case of clause (k) be unreasonably withheld or delayed):

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of Vodavi or any of its Subsidiaries, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of Vodavi to its parent; (ii) split, combine or reclassify any of the capital stock of Vodavi or any of its Subsidiaries; (iii) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock of Vodavi or any of its Subsidiaries; or (iv) purchase, redeem or otherwise acquire any shares of capital stock of Vodavi or any of its Subsidiaries or any other securities thereof or any rights, options, warrants or calls to acquire any such shares or other securities;

(b) issue, deliver, sell, grant, pledge, transfer or otherwise encumber or dispose of or subject to any Lien (i) any shares of its capital stock, (ii) any of its other voting securities, (iii) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares of capital stock or voting securities or convertible or exchangeable securities or (iv) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than, in the case of (i) through (iv), the issuance and delivery of Vodavi Stock upon the exercise of Vodavi Options outstanding on the date of this Agreement;

(c) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents, other than immaterial amendments under the charter or organizational documents of any Subsidiary of Vodavi;

(d) acquire any material amount of stock or assets of any other Person (in connection with a purchase of such Person’s business whether in whole or in part), whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise, except in amounts not exceeding $100,000 for any individual transaction or series of transactions and $200,000 in the aggregate for all such transactions; and provided that Vodavi promptly notify Vertical of any letter of intent or similar agreement relating to any such acquisition;

(e) pledge, transfer, sell, lease, license or otherwise dispose of any material Subsidiary or any material amount of assets, securities or property except (i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practices;

(f) (i) grant to any director, officer, employee or consultant of Vodavi or any of its Subsidiaries any increase in compensation, bonus or other benefits except (A) increases in connection with promotions in the ordinary course of business, (B) increases in base salaries in accordance with past practices so long as such increases do not exceed 5.0% per year in aggregate, (C) grants of non-plan bonuses that do not exceed $75,000 per quarter in aggregate, or (D) bonuses granted in accordance with existing bonus plans, policies, agreements or arrangements listed on Section 4.16(g) of the Vodavi Disclosure Schedule, (ii) grant to any such director, officer, employee or consultant of Vodavi or any of its Subsidiaries any severance or termination pay or benefits or any increase in severance, change of control or termination pay or benefits, in each case except in connection with actual termination of any such Person to the extent required under applicable Laws or the existing plans, policies, agreements or arrangements listed on Section 4.16(g) of the Vodavi Disclosure Schedule, (iii) establish, adopt, enter into or amend any Vodavi Employee Plan (other than offer letters that contemplate “at will” employment) or collective bargaining agreement, (iv) except as required pursuant to applicable Laws or the existing plans, policies, agreements or arrangements listed on Section 4.16(g) of the Vodavi Disclosure Schedule, take any action to accelerate any rights or benefits or take any action to fund or in any other way secure the payment of compensation or benefits under any Vodavi Employee Plan or (v) make any Person (after the date of this Agreement) a beneficiary of any retention or severance plan under which such Person is not as of the date of this Agreement a beneficiary which would entitle such Person to vesting, acceleration or any other right as a consequence of consummation of the transactions contemplated by this Agreement.

(g) make any material change in any method of accounting or accounting principles or practices, except for any such change required by reason of a concurrent change in GAAP or applicable Law;

(h) (i) incur, assume or guarantee any material amount of indebtedness for borrowed money other than in the ordinary course of business consistent with past practices, (ii) create any Lien on any material asset of Vodavi or any of its Subsidiaries other than in the ordinary course of business consistent with past practices, or (iii) make any material loans, advances or capital contributions to, or investments in, any other Person, other than to Vodavi or any of its wholly owned Subsidiaries;

(i) make or change any material Tax election or settle or compromise any Tax liability, claim, audit, assessment or refund, except to the extent such election, settlement or compromise requires that Vodavi or its Subsidiaries pay less than $200,000 in the aggregate;

(j) adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization other than for the liquidation of any of Vodavi’s direct or indirect wholly owned Subsidiaries into Vodavi or into a direct or indirect Subsidiary of Vodavi;

(k) enter into any transaction, commitment or Contract, or relinquish or terminate any Contract or other right, in any individual case with an annual value in excess of $100,000 or an aggregate value in excess of $200,000, other than (i) entering into software license agreements where Vodavi or any of its Subsidiaries is the licensor in the ordinary course of business; (ii) capital expenditures in Vodavi’s current fiscal year in accordance with Vodavi’s current fiscal year capital expenditure budget and in future fiscal years that are consistent with Vodavi’s current fiscal year capital expenditure budget; (iii) service or maintenance contracts entered into in the ordinary course of business pursuant to which Vodavi or any of its Subsidiaries is providing services to customers; (iv) termination of leases in connection with restructuring or otherwise that do not have a Material Adverse Effect on the business of Vodavi of its Subsidiaries; (v) non-exclusive distribution agreements entered into in the ordinary course of business that provide for distribution of a Vodavi product by a Third party; or (vi) anything permitted under Section 6.01(i) or 6.01(l) of this Agreement;

(l) institute, settle, or agree to settle any material Proceeding pending or threatened before any arbitrator, court or other Governmental Entity (for the avoidance of doubt, any settlement or Proceeding, consent decree which involves a conduct remedy or injunctive or similar relief or has a restrictive impact on business or involves payments in excess of $100,000 shall be deemed to be material);

(m) agree to: (i) any exclusivity provision or covenant of Vodavi or any of its Subsidiaries not to compete with the business of any other Person; or (ii) any other covenant of Vodavi or any of its Subsidiaries restricting in any material respect the development, manufacture, marketing or distribution of the products or services of Vodavi or any of its Subsidiaries or otherwise limiting in any material respect the freedom of Vodavi or any of its Subsidiaries to compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any material assets or that would so limit the freedom of Vertical or any of its Affiliates in any material respect after the consummation of the transactions contemplated hereby;

(n) fail to make operating cash disbursements in the ordinary course of business, including periodic payments to Vodavi’s primary supplier, LG-Nortel Co. Ltd.;

(o) enter into any Intellectual Property or royalty agreements, including patent infringement settlement agreements;

(p) agree to any verbal or written agreements with Vodavi’s distribution partners for the exchange or return of inventory, other than in the ordinary course of business; or

(q) authorize, commit or agree to take any of the foregoing actions.

Section 6.02  Vodavi Stockholder Meeting.  Vodavi shall cause a meeting of its stockholders (the “Vodavi Stockholder Meeting”) to be duly called and held, as soon as reasonably practicable, for the purpose of voting on the matters requiring the Vodavi Stockholder Approval and, subject to Section 6.03, the Board of Directors of Vodavi shall unanimously recommend approval of the matters requiring the Vodavi Stockholder Approval by the stockholders of Vodavi. In connection with the Vodavi Stockholder Meeting, and subject to Section 6.03, Vodavi shall use its reasonable commercial efforts to obtain the Vodavi Stockholder Approval and shall otherwise comply in all material respects with all legal requirements applicable to the Vodavi Stockholder Meeting. The information supplied by Vodavi for inclusion in the proxy statement, or any amendment thereto, to be sent to Vodavi stockholders in connection with the Merger and the other transactions contemplated by this Agreement (the “Proxy Statement”) shall not, on the date the Proxy Statement is first mailed to the Vodavi stockholders or at the time of the Vodavi Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 6.03  No Solicitation; Other Offers.

(a) Neither Vodavi nor any of its Subsidiaries shall, nor shall Vodavi or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants or other agents, representatives or advisors (the “Vodavi Representatives”) to, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any non-public information relating to Vodavi or any of its Subsidiaries to or afford access to the business, properties, assets, books or records of Vodavi or any of its Subsidiaries to any Third Party that has made, or has informed Vodavi that it is seeking to make, an Acquisition Proposal, (iii) grant any Third Party waiver or release under any standstill or similar agreement with respect to any class of equity securities of Vodavi or any of its Subsidiaries or (iv) enter into any agreement (except for confidentiality agreements, referred to in Section 6.04(b)) with any Third Party with respect to an Acquisition Proposal made by such Third Party, or any other agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any of the other transactions contemplated by this Agreement.

(b) Notwithstanding anything to the contrary contained in this Agreement, Vodavi (through one or more of the Vodavi Representatives) or its Board of Directors may, prior to the Vodavi Stockholder Approval, (i) engage in negotiations or discussions with any Third Party (or with the representatives of any Third Party) that has made an Acquisition Proposal not solicited in violation of Section 6.03(a) if such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal (such Third Party, a “Qualified Third Party”), (ii) furnish to such Qualified Third Party or its representatives non-public information relating to Vodavi or any of its Subsidiaries pursuant to an executed confidentiality agreement containing customary nondisclosure provisions (which need not include “standstill “or similar provisions), (iii) grant a waiver or release under any standstill or similar agreement with respect to any class of equity securities of Vodavi or any of its Subsidiaries, (iv) withdraw the Vodavi Board Recommendation or modify the Vodavi Board Recommendation in a manner adverse to Vertical (any such action, a “Change in Recommendation”), (v) terminate this Agreement pursuant to and subject to the terms of Section 9.01(d) and/or (vi) take any action that any court of competent jurisdiction orders Vodavi, one or more of the Vodavi Representatives or the Board of Directors of Vodavi to take, but in each case referred to in the foregoing clauses (iii), (iv) and (v) only if the Board of Directors of Vodavi determines in good faith by a majority vote, after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Law. Nothing contained herein shall prevent the Board of Directors of Vodavi from complying with Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A under the 1934 Act with regard to an Acquisition Proposal; provided that the Board of Directors of Vodavi shall not recommend that Vodavi’s stockholders tender shares of capital stock in connection with any tender or exchange offer unless such Board of Directors shall have determined in good faith by a majority vote, after consultation with its outside legal counsel, that failure to make such recommendation would be reasonably likely to result in a breach of its fiduciary duties under applicable Law.

(c) The Board of Directors of Vodavi shall not take any of the actions referred to in clauses (i) through (vi) of the preceding subsection unless Vodavi shall have delivered to Vertical a prior written notice advising Vertical that it intends to take such action. In addition, Vodavi shall notify Vertical promptly (but in no event later than 24 hours) after an officer or director first obtains Knowledge of the receipt by Vodavi (or any of the Vodavi Representatives) of any Acquisition Proposal, any inquiry that would reasonably be expected to lead to an Acquisition Proposal, or any request for confidential information relating to Vodavi or any of its Subsidiaries or for access to the business, properties, assets, books or records of Vodavi or any of its Subsidiaries by any Third Party that has informed Vodavi that it is considering making, or has made, an Acquisition Proposal. Vodavi shall provide such notice orally and in writing and shall, to the extent known, identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal, inquiry or request. Vodavi shall promptly provide Vertical with any non-public information concerning Vodavi’s business, present or future performance, financial condition or results of operations, provided to any Qualified Third Party after the date of this Agreement in connection with an Acquisition Proposal made by such Third Party that was not previously provided to Vertical. Vodavi shall keep Vertical promptly and reasonably informed, on a reasonably current basis, of the status and material details of any such Acquisition

Proposal, inquiry or request. Vodavi shall, and shall cause its Subsidiaries and the Vodavi Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party with respect to any Acquisition Proposal and shall instruct any such Third Party (or its agents or advisors) in possession of confidential information about Vodavi that was furnished by or on behalf of Vodavi with respect to any Acquisition Proposal within the six months prior to the date hereof to return or destroy all such information.

“Superior Proposal” means any written Acquisition Proposal that would result in the direct or indirect acquisition or purchase (by way of stock purchase, tender or exchange offer, merger or otherwise) by any Third Party of 75% or more of the consolidated assets of Vodavi and its Subsidiaries or 75% or more of the capital stock of Vodavi on terms that the Board of Directors of Vodavi determines in good faith by a majority vote, after consulting with its outside legal counsel and after considering the advice of a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable to Vodavi’s stockholders than as provided hereunder and for which financing, to the extent required, is then fully committed.

Section 6.04  Vertical Financing.  From the date hereof until the Effective Time and subject to applicable Law, Vertical shall, upon the receipt of written request from Vodavi, provide to Vodavi reasonable periodic updates concerning Vertical’s ability to satisfy its representation set forth in Section 5.08 hereof.

Section 6.05  Cashless Exercise of Vodavi Options

Vertical and Vodavi shall both use commercially reasonable efforts to cause the Exchange Agent to issue a net cash payment of the Cash Price, immediately following the Effective Time and upon presentation of reasonable documentation required by the Exchange Agent, to each individual holder of Vodavi Options based on the number of shares of Vodavi Stock such option holder would have held had such option holder exercised its Vodavi Options immediately prior to the Effective Time pursuant to a “cashless exercise.”

ARTICLE VII

ADDITIONAL COVENANTS

Section 7.01  Reasonable Best Efforts.  (a) Subject to the terms and conditions of this Agreement, each party hereto shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Entity all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Entity that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

(b) Each of Vertical and Vodavi shall (i) promptly notify the other party of any written or oral communication to that party or its Affiliates from any Governmental Entity and, subject to applicable Law, permit the other party to review in advance any proposed written communication to any Governmental Entity, in each case concerning the review, clearance or approval of any of the transactions contemplated hereby under any Competition Law; (ii) agree to participate, or to permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigation or inquiry concerning the review, clearance or approval of any of the transactions contemplated hereby under any Competition Law unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate in such meeting;  provided, that if the Governmental Entity or applicable Law does not permit such participation by the other party, or if both parties agree that such joint participation would not be advisable, the party meeting with such Governmental Entity shall allow outside counsel for the other party to attend and participate, to the extent permitted by the Governmental Entity or applicable Law; and (iii) furnish the other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and its respective representatives on the one hand, and any Governmental Entity or members of such Governmental Entity’s staff on the other hand, concerning the review, clearance or approval of any of the transactions contemplated hereby under any Competition Law, except to the extent prohibited by applicable Law or the instructions of such Governmental Entity.

(c) Notwithstanding anything to the contrary herein, nothing in this Agreement shall require Vertical or any of its Subsidiaries to (i) agree to or to effect any divesture, hold separate, or enter into any license or similar agreement with respect to, or agree to restrict its ownership or operation of, any business or assets of Vodavi or its Subsidiaries or of Vertical and its Subsidiaries, (ii) enter into, amend, or agree to enter into or amend, any Contracts of Vodavi or its Subsidiaries or of Vertical and its Subsidiaries, (iii) otherwise waive, abandon or alter any material rights or obligations of Vodavi or its Subsidiaries or of Vertical and its Subsidiaries or (iv) file or defend any lawsuit, appeal any Judgment or contest any injunction issued in a proceeding initiated by a Governmental Entity.

Section 7.02  Preparation of Proxy Statement.  As promptly as practicable following the date hereof, Vodavi shall prepare the Proxy Statement and shall file (or cause to be filed) the Proxy Statement with the SEC. Each of Vertical and Vodavi shall use its reasonable commercial efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing. Vodavi shall, as promptly as practicable after receipt thereof, provide Vertical with copies of any written comments, and advise Vertical of any oral comments, with respect to the Proxy Statement received from the SEC. Vodavi shall use reasonable commercial efforts to cause the Proxy Statement to be mailed to Vodavi’s stockholders as promptly as practicable. If, at any time prior to the Effective Time, any information relating to Vertical or Vodavi, or any of their respective Affiliates, officers or directors, is discovered by Vertical or Vodavi that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto discovering such information shall promptly notify the other party and, to the extent required by Law, the parties shall cause an appropriate amendment or supplement describing such information to be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Vodavi.

Section 7.03  Certain Filings.  Vodavi and Vertical shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such reasonable actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 7.04  Public Announcements.  Vertical and Vodavi shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby (provided that Vodavi need not consult with Vertical in connection with any press release, public statement, press conference or conference call with respect to any Acquisition Proposal or any Change in Recommendation not in violation of this Agreement) and, except as may be required by applicable Law, order of a court of competent jurisdiction or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before any required consultation as contemplated by this Section 7.04.

Section 7.05  Access to Information.  From the date hereof until the Effective Time and subject to applicable Law and the NDA, Vodavi shall (a) give to Vertical, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of Vodavi, (b) furnish to Vertical, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as Vertical may reasonably request and (c) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with Vertical in its investigation; provided, however, that Vodavi may restrict the foregoing access to the extent that (i) any Law applicable to Vodavi requires Vodavi or its subsidiaries to restrict or prohibit access to any such properties or information, (ii) such disclosure would, based on the advice of Vodavi’s counsel, result in a waiver of attorney-client privilege, work product doctrine or any other applicable privilege applicable to such information or (iii) the disclosure of such information to Vertical would violate confidentiality obligations owed to a third party and such confidentiality obligations were in effect prior to the execution and delivery of this Agreement. Vertical shall hold any information obtained pursuant to this Section 7.05 in confidence to the extent set forth in accordance, and such information shall otherwise be subject to, the provisions of the NDA, which shall continue in full force and effect. Any investigation pursuant to this Section 7.05 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Vodavi. No information or knowledge obtained in any investigation pursuant to this Section 7.05 shall affect or be deemed to modify any representation or warranty made by Vodavi hereunder.

Section 7.06  Notices of Certain Events.  Each of Vodavi and Vertical shall promptly, after it obtains Knowledge of any of the matters referred to in clauses (a) through (d) of this sentence, notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Entity in connection with the review, clearance or approval of the transactions contemplated by this Agreement;

(c) any Proceeding commenced or threatened against, relating to or involving or otherwise affecting Vodavi or any of its Subsidiaries or Vertical and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 4.12, 4.13, 4.15(e), 4.16(f), 4.17(a), 4.19(a)(i), 4.20(b) and 5.06, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement; and

(d) any matter (including a breach of covenant or a representation or warranty contained herein) that could reasonably lead to the non-satisfaction of any of the conditions to Closing in Article 8.

Section 7.07  Vodavi Director and Officer Liability.

(a) (i) All rights, including rights to indemnification, advancement of expenses and exculpation, existing in favor of those Persons who are present or former directors and officers of Vodavi as of the date of this Agreement and any other Person who becomes an officer or director of Vodavi prior to the Closing (such Persons collectively, the “Vodavi Indemnified Persons”) for their acts and omissions as directors and officers of Vodavi occurring prior to the Effective Time, as provided in Vodavi’s certificate of incorporation and bylaws (each as in effect as of the date of this Agreement) and as provided in any existing indemnification agreements between Vodavi and said Vodavi Indemnified Persons (as in effect as of the date of this Agreement and identified in Schedule 7.07(a) of the Vodavi Disclosure Schedule) or any new indemnification agreements that are substantially similar to such existing indemnification agreements shall survive the Merger and Vertical shall cause all such indemnification obligations to be observed by the Surviving Corporation to the fullest extent permitted by DGCL.

(ii) Without limiting the generality or the effect of the prior sentence, from and after the Effective Time, Vertical shall cause the Surviving Corporation and its Subsidiaries to, and the Surviving Corporation and its Subsidiaries shall, (a) indemnify and hold harmless the Vodavi Indemnified Persons to the fullest extent permitted (whether by the DGCL, by any other applicable Laws, under Vodavi’s certificate of incorporation or bylaws in effect on the date hereof, in any indemnification agreement as in effect on the date hereof (or entered into after the date hereof and prior to the Closing as long as the form of such indemnification agreement is substantially the same as the form previously disclosed to Vertical) or otherwise) and (b) fulfill and honor in all respects the obligations of Vodavi and its Subsidiaries to the Vodavi Indemnified Persons pursuant to (i) any indemnification agreement as in effect on the date hereof (or entered into after the date hereof and prior to the Closing as long as the form of such indemnification agreement is substantially the same as the form previously disclosed to Vertical), and (ii) any indemnification, expense advancement and exculpation provisions set forth in the certificate of incorporation, bylaws or other charter or organizational documents of Vodavi or any of its Subsidiaries as in effect on the date of this Agreement.

(b) If Vertical, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Vertical or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.07.

(c) The rights of each Vodavi Indemnified Person under this Section 7.07 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of Vodavi or any of its Subsidiaries, or under the DGCL or any other applicable Laws or under any agreement of any Vodavi Indemnified Person with Vodavi or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Vodavi Indemnified Person.

Section 7.08  Employee Benefits.

(a) Employee Information. Prior to the Effective Time, Vodavi shall provide to Vertical a current schedule in the form maintained by Vodavi’s human resources or stock administration department for internal record keeping purposes that identifies as of the Effective Time with respect to each holder of Vodavi Options with reasonable accuracy and detail, (i) the name of the holder, (ii) the total number of shares subject to such award, (iii) the plan under which such award was issued, (iv) the exercise (or purchase price of such award, if applicable), (v) the extent to which such award is vested as the Effective Time, (vi) the vesting schedule of such award, (vii) the grant date of such award, and (viii) the expiration date of such award.

Section 7.09  Financial Statements.  From the date of this Agreement through the Effective Time, within thirty (30) days of a request by Vertical, Vodavi shall provide Vertical with an unaudited balance sheet of Vodavi as of the end of the latest monthly period and statements of income and cash flows of Vodavi for such period and for the current fiscal year to date, prepared in accordance with GAAP and setting forth in comparative form the figures for the corresponding period of the previous fiscal year, all in reasonable detail and certified by the principal financial or accounting officer of Vodavi subject to changes resulting from normal year-end audit adjustments, except that such financial statements need not contain the notes required by GAAP.

ARTICLE VIII

Conditions To The Merger

Section 8.01  Conditions to Obligations of Each Party.  The obligations of Vertical and Vodavi to consummate the Merger are subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a) the Vodavi Stockholder Approval shall have been obtained; and

(b) no provision of any applicable Law and no judgment, injunction, order or decree shall prohibit the consummation of the Merger.

Section 8.02  Conditions to the Obligation of Vertical.  The obligation of Vertical to consummate the Merger is subject to the satisfaction or waiver by Vertical, at or prior to the Closing, of the following further conditions:

(a) (i) Vodavi shall have performed in all material respects its obligations hereunder required to be performed by it at or prior to the Closing, (ii) the Vodavi Representations shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be accurate in all material respects as of such earlier date), except such inaccuracies that do not result in a Material Adverse Effect on Vodavi; and (iii) Vertical shall have received a certificate signed on behalf of Vodavi by the Chief Executive Officer of Vodavi to the foregoing effect;

(b) there shall not be pending any suit, litigation or judicial or administrative proceeding (which, for the avoidance of doubt, shall not include an investigation) commenced with respect to the Merger by any Governmental Entity, which suit, litigation or judicial or administrative proceeding is likely to result in a judgment that would have any of the following effects: (i) challenging or seeking to make illegal, to delay materially or otherwise to restrain or prohibit the consummation of the Merger or (ii) seeking to restrain or prohibit Vertical’s ownership or operation (or that of its respective Subsidiaries or Affiliates) of all or any material portion of the business or assets of Vodavi and its Subsidiaries, taken as a whole, or of Vertical and its Subsidiaries, taken as a whole, or to compel Vertical or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of Vodavi and its Subsidiaries, taken as a whole, or of Vertical and its Subsidiaries, taken as a whole;

(c) there shall not have been any action (which, for the avoidance of doubt, shall not include an investigation) with respect to the Merger taken since the date of this Agreement by any court or other Governmental Entity (which action has not been vacated or reversed), or any Law, injunction, order or decree enacted, promulgated or issued with respect to the Merger by any court or other Governmental Entity (which Law, injunction, order or decree remains in effect), that is likely to have a Material Adverse Effect on Vertical;

(d) since the date of this Agreement, there shall not have occurred any event, occurrence, development or state of circumstances which, individually or in the aggregate, has had, and continues to have, a Material Adverse Effect on Vodavi;

(e) Vodavi shall provide evidence satisfactory to Vertical that Vodavi shall have, immediately prior to the Effective Time, the Minimum Cash Balance Amount; and

(f) the number of shares of Vodavi Securities outstanding and involved in the Merger shall be equal to or less than 4,165,000 shares (based upon the required “net exercise” of all Vodavi Options).

Section 8.03  Conditions to the Obligation of Vodavi.  The obligation of Vodavi to consummate the Merger is subject to the satisfaction, at or prior to the Closing, of the following further conditions:

(a) (i) Vertical shall have performed in all material respects its obligations hereunder required to be performed by it at or prior to the Closing, (ii) the Vertical Representations shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be accurate in all material respects as of such earlier date); and (iii) Vodavi shall have received a certificate signed on behalf of Vertical by the Chief Executive Officer of Vertical to the foregoing effect; and

(b) Vertical shall have entered into arrangements reasonably acceptable to Vertical, whereby Vodavi’s current chief executive officer and chief financial officer agree to cooperate with transitional services related to the LGN relationship for a term of no less than nine (9) months from the date of the Effective Time.

ARTICLE IX

Termination

Section 9.01  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing (notwithstanding any approval of this Agreement by the stockholders of Vertical and Vodavi):

(a) by mutual written agreement of Vodavi and Vertical;

(b) by either Vodavi or Vertical, if:

(i) the Merger has not been consummated on or before December 31, 2006;  provided that: (A) if, on December 31, 2006, any of the conditions set forth in Sections 8.01(b), 8.02(b) or 8.02(c) shall not have been satisfied or waived or the Closing cannot otherwise occur due to any action taken or any failure to act by any Governmental Entity or any federal, state or foreign court of competent jurisdiction, either party shall have the right, in its sole discretion by providing notice to the other parties hereto, to extend the date referred to above in this clause (i) to December 31, 2006 (the date first referred to in this clause (i), as it may be extended pursuant to this clause (i), shall be referred to in this Agreement as the “End Date”); and (B) the right to terminate this Agreement pursuant to this Section 9.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by the End Date;

(ii) (A) there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited; or (B) any judgment, injunction, order or decree of any court or other Governmental Entity having competent jurisdiction enjoining Vodavi or Vertical from consummating the Merger is entered after the date of this Agreement, provided that such judgment, injunction, order or decree is final and non-appealable; or

(iii) if the Vodavi Stockholder Approval has not been obtained by reason of the failure to obtain the required vote upon a final vote taken at the Vodavi Stockholder Meeting (or any adjournment or postponement thereof);

(c) by Vertical prior to the Vodavi Stockholder Meeting, if Vodavi has made a Change in Recommendation; provided, however, that Vertical’s right to terminate this Agreement as a result of a Change in Recommendation shall expire 20 Business Days after the date Vodavi has made such Change in Recommendation;

(d) by Vodavi, prior to the Vodavi Stockholder Approval, if the Board of Directors of Vodavi authorizes Vodavi, subject to complying with the terms of this Agreement, to accept (or to enter into a written agreement for a transaction constituting) a Superior Proposal; provided that Vodavi shall have paid any amounts due pursuant to Section 10.04 in accordance with the terms specified therein; provided, further, that (i) Vodavi notifies Vertical, in writing and at least three Business Days prior to such termination, of its intention to terminate this Agreement to accept (or to enter into a binding written agreement concerning an Acquisition Proposal that constitutes) a Superior Proposal, attaching the most current and complete version of such agreement executed on behalf of the Qualified Third Party and all exhibits and other attachments thereto, subject only to acceptance by Vodavi by countersignature on behalf of Vodavi, and subject to no additional conditions other than the condition that this Agreement be terminated and (ii) Vertical does not make prior to such termination a binding, unconditional offer (including the complete form of definitive acquisition agreement executed on behalf of Vertical and all exhibits and other attachments thereto, subject only to acceptance by Vodavi by countersignature on behalf of Vodavi, and subject to no other conditions) that the Board of Directors of Vodavi determines, in good faith after consultation with its financial advisors, is at least as favorable to the stockholders of Vodavi as such Superior Proposal, it being understood that Vodavi shall not enter into any such binding agreement during such three Business Day period;

(e) by Vodavi, if: (i) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Vertical set forth in this Agreement shall have occurred that would cause the condition set forth in Section 8.03(a) not to be satisfied; (ii) Vodavi shall have delivered to Vertical written notice of such breach or failure; (iii) at least 15 business days shall have elapsed since the date of delivery of such written notice to Vertical and such breach or failure shall not have been cured in all material respects; and (iv) as a result of such uncured breach or failure, the condition set forth in Section 8.03(a) is incapable of being satisfied by the End Date; or

(f) by Vertical, if: (i) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Vodavi set forth in this Agreement shall have occurred that would cause the condition set forth in Section 8.02(a) not to be satisfied; (ii) Vertical shall have delivered to Vodavi written notice of such breach or failure; (iii) at least 15 business days shall have elapsed since the date of delivery of such written notice to Vodavi and such breach or failure shall not have been cured in all material respects; and (iv) as a result of such uncured breach or failure, the condition set forth in Section 8.02(a) is incapable of being satisfied by the End Date.

The party desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give notice of such termination to the other party.

Section 9.02  Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that the termination of this Agreement shall not relieve any party from any liability for any material breach of any covenant contained in this Agreement. The provisions of this Section 9.02 and Sections 10.04, 10.05(b), 10.06, 10.07 and 10.08, and of the NDA, shall survive any termination hereof pursuant to Section 9.01.

(b) If this Agreement is terminated pursuant to Section 9.01(c) or Section 9.01(d), Vodavi shall promptly, but in no event later than the date of such termination, pay a termination fee to Vertical in an amount equal to $1,250,000.

(c) Each party hereby acknowledges that the agreements contained in this Section 9 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither party would enter into this Agreement. If either party fails to pay any amount due hereunder when due, such party shall pay the costs and expenses (including legal fees and expenses) in connection with any action taken to collect payment (including the prosecution of any lawsuit or other legal action), together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. in New York City from the date such fee was first payable to the date it is paid.

ARTICLE X

Miscellaneous

Section 10.01  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Vertical, to:

Vertical Communications, Inc.
One Memorial Drive
Cambridge, Massachusetts 02142
Attention: William Y. Tauscher
Facsimile No.: (617) 452-9159

with a copy to:

Andrews Kurth LLP
1717 Main Street, Suite 3700
Dallas, TX 75201
Attention: Victor B. Zanetti
Facsimile No.: (214) 659-4401

if to Vodavi, to:

Vodavi Technology, Inc.
4717 East Hilton Avenue, Ste. 400
Phoenix, Arizona 85034
Attention: Gregory K. Roeper
Facsimile No.: (480) 483-0144

with a copy to:

Greenberg Traurig LLP
2375 E. Camelback Road
Suite 700
Phoenix, AZ 85016
Attention: Scott K. Weiss
Facsimile No.: (602) 445-8632

or to such other address or facsimile number as such party may hereafter specify by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 10.02  Survival of Representations and Warranties.  The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

Section 10.03  Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the adoption of this Agreement by the stockholders of Vodavi, and without the further approval of such stockholders, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for the Vodavi Stock.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Laws.

Section 10.04  Expenses; Fees.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 10.05  Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 7.04, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

Section 10.06  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 10.07  Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Court of Chancery of the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.01 shall be deemed effective service of process on such party.

Section 10.08  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.09  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 10.10  Entire Agreement.  This Agreement, together with the NDA, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 10.11  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.12  Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.13  Schedules.  Each of Vertical and Vodavi has set forth certain information in the Vertical Disclosure Schedule and the Vodavi Disclosure Schedule, as applicable, in a section thereof that corresponds to the Section or portion of a Section of this Agreement to which it relates.

Section 10.14  No Presumption.  Each party has agreed to the use of the particular language in the provisions of this Agreement, and any questions of doubtful interpretation shall not be resolved by any rule or interpretation against the draftsman, but rather in accordance with the fair meaning thereof, having due regard to the benefits and rights intended to be conferred upon the parties and the limitations and restrictions upon such rights and benefits intended to be provided.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

VERTICAL COMMUNICATIONS, INC.

By:	/s/ WILLIAM Y. TAUSCHER
Name: William Y. Tauscher

Title:	Chief Executive Officer and
Chairman of the Board

VODAVI TECHNOLOGY, INC.

By:	/s/ GREGORY K. ROEPER
Name: Gregory K. Roeper

Title:	President and Chief Executive Officer

VERTICAL ACQUISITION SUB INC.

By:	/s/ KEN CLINEBELL
Name: Ken Clinebell

Title: CFO

APPENDIX B

FAIRNESS OPINION OF RAYMOND JAMES & ASSOCIATES, INC.

October 18, 2006

Board of Directors
Vodavi Technology, Inc.
4717 East Hilton Avenue
Suite 400
Phoenix, AZ 85034

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of the outstanding common stock, par value $.001 (the “Common Stock”) of Vodavi Technology, Inc. (the “Company”) of the consideration to be received by such holders (the “Shareholders”) in connection with the proposed merger (the “Merger”) of Vertical Acquisition Sub Inc. (the “Acquisition Sub”), a wholly-owned subsidiary of Vertical Communications, Inc. (the “Buyer”), with the Company pursuant and subject to the Agreement and Plan of Merger among the Company, the Buyer, and the Acquisition Sub dated as of October 18, 2006 (the “Agreement”). Under and subject to the terms of the Agreement, the consideration to be paid to the Shareholders in exchange for all the outstanding Common Stock of the Company will be $7.50 per share in cash without interest.

In connection with our review of the proposed Merger and the preparation of our opinion herein, we have, among other things:

1. reviewed the financial terms and conditions of the Merger as stated in the Agreement;

2. reviewed the audited financial statements of the Company for the years ended December 31, 2003, 2004, and 2005 and the unaudited financial statements for the quarterly periods ended March 31, 2006, June 30, 2006, and September 30, 2006;

3. reviewed the Company’s annual reports filed on Form 10-K for the years ended December 31, 2003, 2004, and 2005;

4. reviewed the Company’s quarterly reports filed on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006;

5. reviewed other Company financial and operating information requested from and/or provided by the Company which we deemed relevant to our inquiry;

6. reviewed certain other publicly available information on the Company; and

7. discussed with members of the senior management of the Company certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry.

With the Company’s consent, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company or any other party, and we have undertaken no duty or responsibility to verify independently any of such information. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that such forecasts and other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and we have relied upon each party to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We have also assumed that the final terms of the Agreement will not differ, in any material respect, from the draft of the Agreement we reviewed.

B-1

Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of October 18, 2006 and any material change in such circumstances and conditions would require a reevaluation of this opinion, which we are under no obligation to undertake.

We express no opinion as to the underlying business decision to effect the Merger, the structure or tax consequences of the Agreement or the availability or advisability of any alternatives to the Merger. We did not structure the Merger or negotiate the final terms of the Merger. Our opinion is limited to the fairness, from a financial point of view, of the Merger to the shareholders of the Common Stock. We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Merger.

In conducting our investigation and analyses and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant, including the review of (i) historical and projected revenues, earnings before interest, taxes, depreciation and amortization (commonly referred to as “EBITDA”), net income and capitalization of the Company and certain other publicly held companies in businesses we believe to be comparable to the Company; (ii) the current and projected financial position and results of operations of the Company; (iii) the historical market prices and trading activity of the Common Stock of the Company; (iv) financial and operating information concerning selected business combinations which we deemed comparable to the Merger in whole or in part; and (v) the general condition of the securities markets.

In arriving at this opinion, Raymond James & Associates, Inc. (“Raymond James”) did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

Raymond James is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. Raymond James will receive a fee upon the delivery of this opinion. Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Merger and will also receive a fee for such services, which fee is larger than the fee for the fairness opinion and is contingent upon consummation of the Merger. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business, Raymond James may trade in the securities of the Company or the Buyer for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of the Company in evaluating the proposed Merger and does not constitute a recommendation to any Shareholder of the Company regarding how said Shareholder should vote on the proposed Merger. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This opinion is not to be quoted or referred to, in whole or in part, without our prior written consent, which will not be unreasonably withheld.

Based upon and subject to the foregoing, it is our opinion that, as of October 18, 2006, the consideration to be received by the Shareholders of the Company pursuant to the Agreement is fair, from a financial point of view, to the Shareholders.

Very truly yours,

/s/  Raymond James & Associates, Inc.

RAYMOND JAMES & ASSOCIATES, INC.

B-2

APPENDIX C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

SECTION 262 — APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Sec. 251 (other than a merger effected pursuant to Sec. 251(g) of this title), Sec. 252, Sec. 254, Sec. 257, Sec. 258, Sec. 263 or Sec. 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Sec. 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within ten days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to Sec. 228 or Sec. 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within ten days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within ten days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than ten days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the date next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within ten days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within ten days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

APPENDIX D

LETTER OF TRANSMITTAL

D-1

<Form Type> Form — Action Required

YOUR ACTION IS REQUIRED — PLEASE FOLLOW THESE INSTRUCTIONS

Our records indicate you currently hold Vodavi Technology, Inc. (“Vodavi”) Common Stock certificates that have been converted into the right to receive $7.50 per share, as a result of the Merger with Vertical Communications, Inc. (“Vertical”) effective upon the Effective Time. In order to receive your cash payment, you MUST return these certificates. Please note: If you also hold shares of Vodavi Common Stock in uncertificated form, these shares will be exchanged for the cash payment upon receipt this exchange form and surrender of the certificates listed below. To receive the cash payment for your shares, please follow the instructions below.

Lost Certificates:  If you cannot locate some or all of your certificates, read and complete Box A — Lost Certificate(s) on the back of this form and mark the boxes below with an X corresponding to the certificate numbers you cannot locate. You must also sign this form in Box A. You must have your signature(s) notarized if you have lost more than XXXX shares. All registered holders MUST sign exactly as the name is printed above. If your lost certificate(s) is (are) part of an estate or trust, or are valued at more than $150,000, please contact Computershare for additional instructions.

Step 1.  Your Vodavi Common Stock certificates:

Locate the listed certificates.

Lost	Certificate Numbers	Shares	Lost	Certificate Numbers	Shares

☐	XXXX12345678	12345678901234	☐	XXXX12345678	12345678901234
☐	XXXX12345678	12345678901234	☐	XXXX12345678	12345678901234
☐	XXXX12345678	12345678901234	☐	XXXX12345678	12345678901234
☐	XXXX12345678	12345678901234	☐	XXXX12345678	12345678901234
☐	XXXX12345678	12345678901234	☐	XXXX12345678	12345678901234

You hold more than 10 certificates, not all certificates can be listed on this form.

Other Certificate Total	Total Certificated Shares	Shares Held By Us	Total Shares

12345678901234	12345678901234	12345678901234	12345678901234

Step 2.  Signatures:  Sign and date this form. The names of the registered holders are listed in the Name and Address at the top of this form. All registered holders MUST sign exactly as your name{s) appears above.

Signature of Owner and U.S. Person for	Signature of Co-Owner (if more than one
Tax Certification	registered holder listed)	Date (mm/dd/yyyy)

Additional Instructions for Completing the Exchange Form and Surrendering Certificates

Delivery of Certificates:  Your old Vodavi Common Stock certificate(s) and this Exchange Form must be sent or delivered to Computershare. The method of delivery of certificates to be surrendered to Computershare at one of the addresses set forth on the bottom of this page is at the option and risk of the surrendering stockholder. Delivery will be deemed effective only when received by Computershare. For your convenience, a return envelope is enclosed.

Authorization and Registration:  The signature(s) on the reverse side represents that you have full authority to surrender these certificate(s) for exchange and warrants that the shares represented by these certificates are free and clear of liens, restrictions, adverse claims and encumbrances. Issue the new uncertificated shares and/or check in the name(s) that this Exchange Form was addressed.

Special Transfer Instructions:  If your wish to have the check issued to a person(s) other than the registered owner(s), a transfer of ownership form must be completed. You may obtain transfer of ownership requirements and instructions from the internet at www.computershare.com or by calling Computershare at the number listed below.

Form W-9:  Under U.S. Federal Income Tax law, a stockholder is required to provide Computershare with such stockholder’s correct Taxpayer identification Number. If your Taxpayer Identification Number is not certified on our records, we have enclosed a Form W-9 for you to complete and return. Failure to provide the information on the form may subject you to backup withholding on any reportable payment. If you are a foreign individual seeking to qualify as an exempt recipient from backup withholding, you must complete and submit the enclosed Form W-8BEN to Computershare.

Box A — Lost Certificate(s)

SAFECO INSURANCE COMPANY OF AMERICA
LOST SECURITIES AFFIDAVIT FOR COMPUTERSHARE ACCOUNTS LESS THAN $150,000.00 IN MARKET VALUE

By checking the lost certificates box and signing the bottom of this form, I (we) certify that (a) I (we) am (are) the lawful owner(s) of the shares described on the front of this form; (b) I (we) reside at the address set forth on the front of this form; (c) I (we) am (are) entitled to possession of the lost certificate(s) (the “Lost Securities”); (d) the Lost Securities have been lost mislaid, stolen or destroyed and cannot now be produced; (e) the Lost Securities WERE NOT ENDORSED and neither the Lost Securities nor the Owner(s)’ rights therein have, in whole or in part, been cashed, negotiated, sold, transferred, hypothecated, pledged, deposed of, and to my (our) knowledge, no claim of right, like or interest, adverse to the Owner, in or to the Lost Securities, has been made or advanced by any person; (f) I (we) have made or caused to be made a diligent search for the Lost Securities and have been unable to find or recover the Lost Securities; (g) I (we) make this Affidavit of Lost Securities For Computershare Accounts for the purpose of inducing the issuance of new or replacement Securities (“Replacement Securities”) (in book-entry form, unless unavailable through the issuer) in lieu of the said Lost Securities, or the distribution to the Owner(s) of proceeds (including liquidation) thereof; and (h) I (we) agree that this Lost Securities Affidavit for Computershare Accounts may be delivered to and made part of the Safeco Insurance Company of America Bond No. 5926165.

The Owner (s) hereby agree(s) in consideration of (1) the issuance of such replacement Securities in lieu of the Lost Securities, or of the distribution to the Owner of the proceeds there from, and (2) the assumption by Safeco Insurance Company of America of liability therefore under its Bond, the OWNER, his/her/its heirs, successors and assigns agree to indemnify, protect and save harmless Safeco Insurance Company of America, Computershare Trust Company, N.A. and Computershare Shareholder Services, Inc., and the issuer, jointly and severally, and their respective agents, representatives, successors, and assigns, from and against all losses, cost and damages (court costs and attorneys fees) to which they may be subject or liable arising out of or relating to the Lost Securities, the issuance of Replacement Securities, the Owner’s requested action herein (or any other action arising out of or relating to the Replacement of Lost Securities), or Safeco Insurance Company of America’s assumption of liability under its bond described above.

STEP 1. CALCULATE LOST CERTIFICATE BOND PREMIUM

LOST CERTIFICATE BOND PREMIUM CALCULATION:	Shares Lost	X	XX Bond premium Per share	Total Premium Due (Minimum $20.00)	+	$50.00 processing fee	=	Total Check Amount

Multiply the number of shares lost by the Safeco Insurance Company of America Bond premium noted above to calculate the premium you owe. If you have Lost Securities representing XX or fewer shares, there is a minimum premium of $20.00. The premium is only valid until XX/XX/XXXX. There is also a processing fee of $50.00. PLEASE MAKE YOUR CHECK PAYABLE TO “COMPUTERSHARE” FOR THE BOND PREMIUM AND PROCESSING FEE AND ENCLOSE WITH THIS AFFIDAVIT. If your request is approved, Computershare will forward the Bond premium to Safeco Insurance Company of America. We cannot complete your exchange without a Surety Bond. NOTE: This premium is calculated based upon each lost share, not per each lost certificate.

STEP 2. SIGNATURES OF OWNERS

All registered owners MUST sign below exactly as the name(s) appears on the front of this form. You must have your signature(s) notarized if you have lost more than XXXX shares. If your lost certificate(s) is (are) part of an estate or trust, or are valued at more than $150,000, please contact Computershare for additional instructions.

ANY PERSON WHO, KNOWINGLY AND WITH INTENT TO DEFRAUD ANY INSURANCE COMPANY OR OTHER PERSON, FILES A STATEMENT OF CLAIM CONTAINING ANY MATERIALLY FALSE INFORMATION OR CONCEALS FOR THE PURPOSE OF MISLEADING, INFORMATION CONCERNING ANY FACT MATERIAL THERETO, COMMITS A FRAUDULENT INSURANCE ACT. WHICH IS A CRIME.

Signature of Owner	Signature of Co-Owner, if any

STEP 3. NOTARIZATION

State of _ _ County of _ _ Notary Signature _ _

Printed Name of Notary _ _ Sworn to and subscribed to me this (date) _ _ (month/day/year)

My commission Expires (date) _ _ (month/day/year) (Notary Seal)

Enclose all certificates in the envelope provided and send with completed form to Computershare.

By Mail:	By Overnight Delivery:	For Assistance Please Call:
Computershare	Computershare	Within the US, Canada and Puerto Rico:
Corporate Actions	Corporate Actions	1-XXX-XXX-XXXX
P.O. Box 43014	250 Royall Street	Outside the US, Canada and Puerto Rico:
Providence, Rl 02940-3014	Canton, MA 02021	1-XXX-XXX-XXXX

VODAVI TECHNOLOGY, INC.
SPECIAL MEETING OF STOCKHOLDERS
DECEMBER 1, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
          The undersigned stockholder of VODAVI TECHNOLOGY, INC., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement of the Company, each dated November 4, 2006, and hereby appoints Gregory K. Roeper and David A. Husband, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Stockholders of the Company to be held on Friday, December 1, 2006 at 9:00 a.m. local time, at the Company’s corporate headquarters located at 4717 East Hilton Avenue, Suite 400, Phoenix, Arizona 85034, and at any adjournment or adjournments or postponement or postponements thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if then and there personally present on the matters set forth on the reverse side of this proxy card.
THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE APPROVAL OF THE AGREEMENT AND PLAN OF MERGER, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.
Please date, sign and mail your proxy card in the envelope provided as soon as possible.
(Continued and to be signed on the reverse side)

SPECIAL MEETING OF STOCKHOLDERS OF VODAVI TECHNOLOGY, INC.
December 1, 2006
FOR EACH OF THE MATTERS SET FORTH BELOW, THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE MATTER SUBMITTED. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
1.	TO APPROVE THE AGREEMENT AND PLAN OF MERGER, DATED AS OF OCTOBER 18, 2006, AMONG VERTICAL COMMUNICATIONS, INC., VODAVI TECHNOLOGY, INC., AND VERTICAL ACQUISITION SUB INC.
☐ FOR       ☐ AGAINST       ☐ ABSTAIN
and upon such other matters that may properly come before the meeting or any adjournment or adjournments or postponement or postponements thereof.
     A majority of such attorneys-in-fact or substitutes as shall be present and shall act at said meeting or any adjournment or adjournments or postponement or postponements thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

Signature of Stockholder

Date:

Signature of Stockholder

Date:

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.